                              ACQUISITION AGREEMENT

                                 BY AND BETWEEN

                                 CITIGROUP INC.

                                       AND

                                  METLIFE, INC.

                          DATED AS OF JANUARY 31, 2005

                                TABLE OF CONTENTS

                                                                                      PAGE
                                                                                      ----
                              ARTICLE I DEFINITIONS

Section 1.1     Certain Defined Terms..............................................      1
Section 1.2     Index to Defined Terms.............................................     17
Section 1.3     Construction; Absence of Presumption...............................     23
Section 1.4     Headings...........................................................     24

                          ARTICLE II PURCHASE AND SALE

Section 2.1     Purchase and Sale of the Transferred Shares........................     24
Section 2.2     Closing Date Purchase Price........................................     24
Section 2.3     Closing Date Balance Sheet; Payments on the Settlement Date........     24
Section 2.4     Allocation of Purchase Price.......................................     26

                             ARTICLE III THE CLOSING

Section 3.1     Closing............................................................     27
Section 3.2     Preliminary Information............................................     27
Section 3.3     Sellers' Deliveries at Closing.....................................     28
Section 3.4     Purchaser's Deliveries at Closing..................................     29
Section 3.5     Proceedings at Closing.............................................     29

              ARTICLE IV REPRESENTATIONS AND WARRANTIES OF SELLERS

Section 4.1     Organization and Good Standing.....................................     30
Section 4.2     Shares in Acquired Subsidiaries; Interests in Joint Ventures.......     30
Section 4.3     Authorization; Binding Obligations.................................     31
Section 4.4     No Conflicts.......................................................     31
Section 4.5     Approvals..........................................................     31
Section 4.6     Litigation.........................................................     32
Section 4.7     Compliance with Requirements of Law................................     32
Section 4.8     Financial Statements...............................................     32
Section 4.9     Title..............................................................     33
Section 4.10    Sufficiency of Assets..............................................     34
Section 4.11    Employee Benefit Plans; Employee Matters...........................     34
Section 4.12    Undisclosed Liabilities............................................     36
Section 4.13    Absence of Certain Changes.........................................     36
Section 4.14    Real Property......................................................     36
Section 4.15    Permits............................................................     37
Section 4.16    Certain Contracts..................................................     37
Section 4.17    Intellectual Property..............................................     38
Section 4.18    Taxes..............................................................     39

Section 4.19    Affiliate Transactions.............................................     42
Section 4.20    Regulatory Filings.................................................     43
Section 4.21    Reinsurance........................................................     44
Section 4.22    Portfolio Investments..............................................     44
Section 4.23    Acquisition of Shares for Investment...............................     44
Section 4.24    Environmental Matters..............................................     45
Section 4.25    Brokers............................................................     45
Section 4.26    Registered Management Investment Companies.........................     45
Section 4.27    Insurance..........................................................     47
Section 4.28    Bank Holding Company Act...........................................     47
Section 4.29    No Parent Stockholder Vote Required................................     47
Section 4.30    Property and Casualty Business.....................................     47

              ARTICLE V REPRESENTATIONS AND WARRANTIES OF PURCHASER

Section 5.1     Organization and Good Standing.....................................     48
Section 5.2     Capital Structure..................................................     48
Section 5.3     Authorization; Binding Obligations.................................     48
Section 5.4     No Conflicts.......................................................     49
Section 5.5     Approvals..........................................................     49
Section 5.6     Litigation.........................................................     49
Section 5.7     Compliance with Requirements of Law................................     49
Section 5.8     SEC Filings and Financial Statements...............................     50
Section 5.9     Financing..........................................................     51
Section 5.10    Absence of Certain Changes.........................................     51
Section 5.11    Acquisition of Transferred Shares for Investment...................     51
Section 5.12    No Purchaser Stockholder Vote Required.............................     51
Section 5.13    Brokers............................................................     51

                              ARTICLE VI COVENANTS

Section 6.1     Conduct of Business................................................     52
Section 6.2     Certain Transactions...............................................     55
Section 6.3     Additional Sellers' Covenants......................................     56
Section 6.4     Access and Confidentiality.........................................     56
Section 6.5     Notice of Changes..................................................     59
Section 6.6     Efforts; Filings...................................................     59
Section 6.7     Approval of New Fund Contracts.....................................     60
Section 6.8     Further Assurances.................................................     62
Section 6.9     Notice of Proceedings..............................................     62
Section 6.10    Guaranties; Letters of Credit; Intercompany Agreements.............     62
Section 6.11    Certain Other Actions..............................................     63
Section 6.12    Names of Acquired Subsidiaries.....................................     63
Section 6.13    Related Agreements.................................................     63
Section 6.14    Restructuring......................................................     64
Section 6.15    Employee Matters...................................................     64
Section 6.16    Stock Exchange Listing.............................................     67

Section 6.17    Noncompetition; Nonsolicitation....................................     68
Section 6.18    RBC Ratio..........................................................     70
Section 6.19    Cooperation........................................................     71
Section 6.20    Security Information...............................................     72
Section 6.21    Asset Valuation....................................................     72
Section 6.22    Certain Intellectual Property Matters..............................     73
Section 6.23    Termination of Specified Third-Party Investment
                   Advisory Agreements.............................................     74

                        ARTICLE VII CONDITIONS PRECEDENT

Section 7.1     Conditions of All Parties to Closing...............................     74
Section 7.2     Conditions to Obligations of Purchaser to Close....................     75
Section 7.3     Conditions to Obligations of Sellers to Close......................     75

                            ARTICLE VIII TAX MATTERS

Section 8.1     Allocation of Taxes and Indemnification............................     76
Section 8.2     Tax Returns and Refunds............................................     81
Section 8.3     Conveyance Taxes...................................................     83
Section 8.4     Section 338(h) (10) Elections......................................     83
Section 8.5     Resolution of All Tax Related Disputes.............................     85
Section 8.6     Survival of Tax Provisions.........................................     85
Section 8.7     Exclusivity........................................................     85
Section 8.8     Tax Sharing Agreements.............................................     85
Section 8.9     Characterization of Indemnification Payments.......................     86
Section 8.10    Cooperation, Exchange of Information and Record Retention..........     86
Section 8.11    Tax Benefits.......................................................     87

                             ARTICLE IX TERMINATION

Section 9.1     Termination........................................................     88
Section 9.2     Special Termination................................................     89
Section 9.3     Effect of Termination..............................................     89

                            ARTICLE X INDEMNIFICATION

Section 10.1    Survival of Representations and Warranties and Covenants...........     89
Section 10.2    Indemnification of Purchaser.......................................     89
Section 10.3    Indemnification of Sellers.........................................     90
Section 10.4    Claims.............................................................     90
Section 10.5    Limitations; Payments..............................................     92
Section 10.6    Insurance; Tax Benefits............................................     94
Section 10.7    Remedies Exclusive.................................................     95
Section 10.8    Mitigation.........................................................     95
Section 10.9    Tax Indemnification................................................     95

                            ARTICLE XI MISCELLANEOUS

Section 11.1    Notices............................................................     95
Section 11.2    Governing Law......................................................     96
Section 11.3    Jurisdiction; Venue; Consent to Service of Process.................     96
Section 11.4    Entire Agreement...................................................     97
Section 11.5    Amendment, Modification and Waiver.................................     97
Section 11.6    Severability.......................................................     97
Section 11.7    Successors and Assigns; No Third-Party Beneficiaries...............     97
Section 11.8    Publicity..........................................................     98
Section 11.9    Use of Logos to Announce Transaction...............................     98
Section 11.10   WAIVER OF JURY TRIAL...............................................     98
Section 11.11   Expenses...........................................................     98
Section 11.12   Specific Performance and Other Equitable Relief....................     98
Section 11.13   Counterparts.......................................................     99
Section 11.14   No Other Representations or Warranties.............................     99

EXHIBITS:

Exhibit A-1     Transferred Subsidiaries
Exhibit A-2     Acquired Subsidiaries
Exhibit B-1     Form of Domestic Distribution Agreements
Exhibit B-2     Form of International Distribution Agreements
Exhibit C       Terms of Investment Management Agreement
Exhibit D       Terms of Licensing Agreement
Exhibit E       Terms of Investor Rights Agreement
Exhibit F       Restructuring Transactions
Exhibit G       Terms of Transition Services Agreement
Exhibit H       Terms of Purchaser Convertible Preferred Stock
Exhibit I       Transition Planning
Exhibit J       Use of Logo

                              ACQUISITION AGREEMENT

          This ACQUISITION AGREEMENT (this "Agreement") is entered into as of January 31, 2005, by and between Citigroup Inc., a Delaware corporation ("Parent"), and MetLife, Inc., a Delaware corporation ("Purchaser") (together with Parent, the "Parties," and each, individually, a "Party").

                                    RECITALS

          WHEREAS, certain indirect Subsidiaries (as defined herein) of Parent set forth in Exhibit A-1 hereto (the "Transferred Subsidiaries") and certain of their Subsidiaries set forth in Exhibit A-2 (together with the Transferred Subsidiaries, the "Acquired Subsidiaries") conduct the Business (as defined herein); and

          WHEREAS, upon the terms and subject to the conditions set forth herein, Sellers (as defined herein) desire to sell to Purchaser, and Purchaser desires to purchase from Sellers, all of the outstanding shares of capital stock (or equivalent equity interests) of the Transferred Subsidiaries owned by Sellers (the "Transferred Shares").

          NOW, THEREFORE, in consideration of the mutual promises and covenants set forth herein and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, and intending to be legally bound, the Parties hereby agree as follows:

                                    ARTICLE I
                                   DEFINITIONS

          Section 1.1 Certain Defined Terms. For purposes of this Agreement, unless the context requires otherwise, the following terms shall have the following meanings:

          "Acquired Domestic Subsidiaries" shall mean those Acquired Subsidiaries that are created or organized in the United States or under the Law of the United States or of any state thereof.

          "Acquired Foreign Subsidiaries" shall mean those Acquired Subsidiaries that are not Acquired Domestic Subsidiaries.

          "Acquired Intellectual Property" shall mean the Owned Intellectual Property and the Licensed Intellectual Property.

          "Adjusted Capital and Surplus" shall mean, for TIC or CLIC, (i) its capital and surplus determined in accordance with SAP applied in a manner consistent with its past practice, plus (ii) its asset valuation reserve and the asset valuation reserves of its subsidiaries, determined in accordance with SAP applied in a manner consistent with its past practice, plus (iii) if the transaction set forth in Section 1.1(a) of the Sellers

     Disclosure Letter shall have been consummated, the statutory capital impact of such transaction, but in no event more than $50 million, minus (iv) the amount of any cash dividends contemplated to be made by TIC or CLIC on Exhibit F which have not been made prior to the Closing (calculated pro rata, in the case of quarterly dividends).

          "Affiliate" shall mean, with respect to any Person, any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with such first Person. The term "control" (including its correlative meanings "controlled by" and "under common control with") shall mean possession, directly or indirectly, of power to direct or cause the direction of management or policies (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise). For the avoidance of doubt, the Joint Ventures shall not be deemed Affiliates of any of the Acquired Subsidiaries.

          "AFJP" shall mean Siembra Administradora de Fondos de Jubilaciones y Pensiones S.A.

          "AHLIC" shall mean American Health & Life Insurance Company.

          "Annuity Contract" shall mean any annuity contract, funding agreement, guaranteed investment contract or similar contract, including endorsements, riders and amendments thereto, and forms with respect thereto, issued, assumed, reinsured, exchanged, modified, marketed or administered by the Acquired Subsidiaries.

          "Aon Report" shall mean the analysis and report prepared by Parent and its Affiliates and to be reviewed and signed by Aon Corporation or one of its Affiliates that will identify the products, if any, issued, assumed, exchanged, modified, sold or marketed by any of the Acquired Subsidiaries that are not compliant with applicable Tax Law.

          "Applicable Argentina Losses" shall mean Losses arising from or relating to (i) claims relating to the pesification prior to the date hereof, pursuant to the decrees specified in Section 1.1(b)(i) of the Sellers Disclosure Letter, of Insurance Contracts to which any of the Applicable Argentina Subsidiaries is a party or to which any of the assets of the Applicable Argentina Subsidiaries is subject, less any specific reserves therefor on SSdRSA's or SSdVSA's books, (ii) death and disability claims of AFJP customers from policies set forth in Section 1.1(b)(ii) of the Sellers Disclosure Letter incurred as of the Closing Date in excess of the reserves on the Closing Date Balance Sheet, (iii) the failure by AFJP to achieve the target performance guarantee specified in Section 1.1(b)(iii) of the Sellers Disclosure Letter by virtue of the investment of funds in Argentinean sovereign (federal and provincial) debt and (iv) claims by or on behalf of AFJP customers alleging breach of fiduciary duty, mismanagement or the like, by reason of (x) investment decisions by AFJP prior to the Closing Date of such customers' assets in Argentinean sovereign (federal and provincial) debt defaulted prior to the Closing Date or (y) the debt exchange of January 17, 2005 pursuant to the decree set forth in Section 1.1(b)(iv) of the Sellers Disclosure Letter; provided that the Applicable Argentina Losses shall not include any Losses not expressly included in clauses (i) to (iv) above.

          "Applicable Argentina Losses Threshold" shall mean the Applicable Argentina Losses up to an amount equal to five hundred million dollars ($500,000,000).

          "Applicable Argentina Subsidiaries" shall mean SSdRSA, SSdVSA, AFJP, CP and Best Market S.A.

          "Applicable Litigation Losses" shall mean Losses arising from or relating to the matters set forth in Section 1.1(c) of the Sellers Disclosure Letter.

          "Applicable LTC Losses" shall mean (i) all Losses, net of inuring reinsurance and insurance actually collected by TIC, of TIC based upon or arising out of the LTC Policies, including, after the Closing Date, the Acquired Subsidiaries, including all (A) benefit payments arising under or relating to such policies, (B) amounts payable for returns or refunds of premium under such policies, (C) commissions and similar payments payable in respect of such policies, (D) premium taxes and retaliatory taxes payable which are attributable to such policies, (E) extra-contractual liabilities and obligations payable that relate to or arise under such policies and arise from conduct prior to the Closing Date (including fines, penalties, forfeiting, compensatory, contractual, exemplary, punitive, statutory or similar extra-contractual damage that relates to or arises in connection with any alleged or actual act, error or omission prior to the Closing Date in connection with such policies, whether or not intentional, negligent, in bad faith or otherwise) and (F) all losses, liabilities, costs, fees and expenses arising out of (1) TIC's participation in any joint underwriting associating guaranty fund or other governmental mandated program or association of any kind that is predicated in any way on such policies or the premium value generated by such policies, regardless of when the losses, liabilities, costs or expenses are incurred, any premium, loss or charge is assessed, or any policy under any such association, fund or program is written, (2) the handling of any claim under any such policies prior to the Closing Date and (3) obligations to reinsurers under reinsurance agreements relating to such policies, whether for premiums, additional premiums or otherwise; and (ii) Losses of TIC or any other Acquired Subsidiaries arising under or relating to the LTC Acquisition Agreement, the LTC Agreement or the NY LTC Agreement, including any obligation to indemnify GECA under the LTC Acquisition Agreement, other than any Losses to the extent arising out of or relating to any action or omission of Purchaser and its Affiliates, including, after the Closing, the Acquired Subsidiaries.

          "Applicable LTC Losses Threshold" shall mean the Applicable LTC Losses up to an amount initially equal to zero, which amount shall be adjusted over time by (i) increasing such amount on a dollar-for-dollar basis in respect of earnings recognized by Purchaser or its Affiliates when and as recognized by such Persons as amortization of any deferred gain reflected on the financial statements of the Acquired Subsidiary resulting from the LTC Agreement, NY LTC Agreement and the LTC Acquisition Agreement that is able to be recognized under GAAP following the Closing or (ii) decreasing such amount by the amount of the Applicable LTC Losses, which but for the Applicable LTC Losses Threshold, would have been paid by Parent to Purchaser.

          "Applicable Other Losses" shall mean penalties, fines, assessments, other monetary sanctions and amounts payable to funds or other set asides which arise from or relate to the matters set forth in Section 1.1(d) of the Sellers Disclosure Letter and are mandated by, or agreed to with, the applicable Governmental Authority identified in Section 1.1(d) of the Sellers Disclosure Letter.

          "Applicable Shared Losses" means Losses, net of inuring reinsurance and insurance actually collected as well as net of reserves and accruals on the December 31 Balance Sheet, arising from or relating to (i) allegations that the Acquired Subsidiaries learned or should have learned of health risks posed by asbestos and improperly publicized or failed to disclose those health risks, other than liabilities arising under insurance or reinsurance contracts, (ii) asbestos liabilities of the International Insurance Companies and the Joint Ventures arising out of risks and exposures entirely outside the United States and its territories and (iii) liabilities to third parties arising out of the marketing and sale of COLI policies, other than to the extent of claims for benefits arising under the terms of the COLI policies themselves.

          "Applicable Stock Price" shall mean the Average Stock Price calculated by reference to the Closing Date; provided that if the Average Stock Price is $36.47 per share or less, the Applicable Stock Price shall be $36.47; provided, further, that in the event that the Average Stock Price is greater than $44.57 per share, the Applicable Stock Price shall be $44.57; and provided, further, that if after the date hereof and prior to Closing the outstanding shares of Purchaser Common Stock shall have been changed into a different number of shares or a different class, by reason of any stock split, dividend, distribution, subdivision, reclassification, recapitalization, reorganization, combination or exchange of shares, the foregoing method for determining the Applicable Stock Price shall be correspondingly adjusted to reflect such stock split, dividend, distribution, subdivision, reclassification, recapitalization, reorganization, combination or exchange of shares.

          "Applicable TIN Losses" shall mean Losses arising from or relating to any failure of TIN to perform its obligations under the reinsurance agreements identified in Section 1.1(e) of the Sellers Disclosure Letter as a result of being determined to be insolvent or placed into receivership.

          "Aristar" shall mean the Aristar Insurance Company.

          "Average Stock Price" shall mean the average of the closing prices of Purchaser Common Stock on the Composite Tape of the NYSE as reported in The Wall Street Journal, for the ten (10) trading days immediately preceding the Closing Date.

          "Business" shall mean the businesses carried on by the Acquired Subsidiaries and the Joint Ventures, after giving effect to the transactions contemplated by Section 6.14, including life insurance and annuity operations, product administration and operating those Acquired Subsidiaries that are registered broker-dealers. For the avoidance of doubt, the Business does not include any other insurance business conducted by any Affiliate of Parent, including the distribution of any insurance products (other than distribution currently conducted by the Acquired Subsidiaries) and the business conducted by PLIC and its Subsidiaries, the business conducted by AHLIC and its Subsidiaries, the business conducted by Triton and Aristar and the business conducted by GFBSAdCV and its Subsidiaries.

          "Business Confidential Information" shall mean all non-public information disclosed prior to the Closing by the Acquired Subsidiaries to any Seller, its Affiliates (other than the Acquired Subsidiaries) or their respective representatives (including information disclosed in the course of negotiation of this Agreement or the Related Agreements) that is related to the Business; provided, however, that the term Business Confidential Information shall not include any information independently developed by Sellers without violating any obligation under this Agreement, so long as such information was not obtained from a third party that Sellers knew or should have known misappropriated or otherwise wrongly obtained such knowledge from Purchaser or its Affiliates.

          "Business Day" shall mean any day other than a Saturday, Sunday or day on which banking institutions in New York, New York are authorized or obligated by Law or executive order to be closed.

          "Business Employee" shall mean all persons employed by Sellers or their Subsidiaries primarily in or in support of the Business as of the Closing; provided, that for purposes of (i) the definition of Sellers Benefit Plan, the term "Business Employee" shall be deemed to refer to any person employed by Sellers or their Subsidiaries primarily in or in support of the Business as of the date hereof, and (ii) Section 6.1(b)(vi), the term "Business Employee" shall be deemed to refer to any person employed by Sellers or their Subsidiaries primarily in or in support of the Business as of the date of the proposed action thereunder.

          "Business Material Adverse Effect" shall mean (i) a material adverse effect on the business, assets, properties, liabilities, results of operations or condition (financial or otherwise) of the Business, taken as a whole, excluding any such effect arising out of or in connection with or resulting from (A) general economic or business conditions, including interest or currency rates, or changes therein or any act of terrorism, similar calamity or war, to the extent that they do not have a materially disproportionate effect on the Business, (B) changes in Law or conditions or trends in economic, business, financial, regulatory or legal enforcement environment generally affecting the life insurance industry or the pension industry, to the extent that they do not have a materially disproportionate effect on the Business, (C) changes in GAAP or regulatory accounting principles, including SAP, after the date of this Agreement (in the case of clauses (A) through (C), globally or in any of the countries in which the Business is conducted), or (D) any action, omission, change, effect, circumstance or condition primarily attributable to the execution and delivery of this Agreement or the Related Agreements or the announcement of the transactions contemplated hereby or thereby, which adversely affects the Acquired Subsidiaries' relationships with Business Employees, customers or distributors; or (ii) a material adverse change or effect on the ability of Sellers or any of their Affiliates to perform timely their obligations under this Agreement or the Related

     Agreements or to consummate the transactions contemplated hereby or thereby on a timely basis.

          "CGLIC" shall mean Connecticut General Life Insurance Company.

          "CLIC" shall mean Citicorp Life Insurance Company.

          "Closing Agreement" shall mean a written and legally binding agreement with a Governmental Authority with respect to Taxes.

          "Closing RBC Ratio" shall mean, for TIC or CLIC, its RBC Ratio as of the date of the Closing Date Balance Sheet, taking into account the effect of the transactions contemplated by this Agreement, and, if the Net Price Adjustment is positive, treating TIC as having received as of such date a contribution to capital in an amount equal to the Net Price Adjustment.

          "Code" shall mean the Internal Revenue Code of 1986, as amended.

          "COLI" shall mean corporate owned life insurance.

          "Copyrights" shall mean all registered and unregistered copyrights, including moral rights and rights of attribution and integrity, copyrights and any other proprietary rights in computer Software and the content contained on any Web site.

          "Covered Applicable Argentina Losses" shall mean the Applicable Argentina Losses for which Parent shall be required to indemnify the Purchaser Indemnified Parties pursuant to Section 10.5(d).

          "Covered Applicable Litigation Losses" shall mean the Applicable Litigation Losses for which Parent shall be required to indemnify the Purchaser Indemnified Parties pursuant to Section 10.5(h).

          "Covered Applicable LTC Losses" shall mean the Applicable LTC Losses for which Parent shall be required to indemnify Purchaser pursuant to
     Section 10.5(g).

          "Covered Applicable Other Losses" shall mean the Applicable Other Losses for which Parent shall be required to indemnify the Purchaser Indemnified Parties pursuant to Section 10.5(f).

          "Covered Applicable Shared Losses" shall mean the Applicable Shared Losses for which Parent shall be required to indemnify the Purchaser Indemnified Parties pursuant to Section 10.5(i).

          "Covered Applicable TIN Losses" shall mean the Applicable TIN Losses for which Parent shall be required to indemnify the Purchaser Indemnified Parties pursuant to Section 10.5(e).

          "CP" shall mean Compania Previsional Citi S.A.

          "December 31 Balance Sheet" shall mean the adjusted and combined balance sheet of the Acquired Subsidiaries and the Joint Ventures as of December 31, 2004, giving effect to the transactions contemplated by
     Section 6.14, as attached hereto as Section 1.1(f) of the Sellers Disclosure Letter.

          "Deferred Taxes" shall mean deferred Tax assets or deferred Tax liabilities computed under GAAP in accordance with Statement of Financial Accounting Standards No. 109.

          "Determination" shall have the meaning set forth in section 1313(a) of the Code or any similar state or local Tax Law.

          "Distribution Agreements" shall mean the Domestic Distribution Agreement and the International Distribution Agreement in the forms of Exhibit B-1 and Exhibit B-2 attached hereto and the related selling agreements contemplated thereby.

          "DOJ" shall mean the United States Department of Justice.

          "Domestic Insurance Companies" shall mean those entities set forth in
     Section 1.1(g) of the Sellers Disclosure Letter.

          "Domestic Purchaser Insurance Companies" shall mean the Purchaser Insurance Companies which are licensed to do business in the United States.

          "Environmental Laws" shall mean any and all local, state and federal laws, regulations, codes, decrees, orders, judgments, principles of common law and binding judicial or administrative interpretation thereof pertaining to: (a) the protection of the environment (including air quality, surface water, groundwater, soils, subsurface strata, drinking water, natural resources and biota) or human health; or (b) the presence, use, processing, generation, management, storage, treatment, recycling, disposal, discharge, release, threatened release, investigation or remediation of Hazardous Materials, including the Federal Resource Conservation and Recovery Act, the Federal Comprehensive Environmental Response, Compensation and Liability Act, the Federal Clean Water Act, the Federal Clean Air Act and the Federal Occupational Safety and Health Act (as it relates solely to exposure to Hazardous Materials) and their implementing regulations as well as state analogues.

          "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

          "ERISA Affiliate" shall mean any trade or business, whether or not incorporated, that together with Sellers would be deemed a "single employer" within the meaning of section 4001(b) of ERISA.

          "Estimated Closing Date Balance Sheet" shall mean the adjusted and combined balance sheet of the Acquired Subsidiaries and the Joint Ventures which shall reflect Parent's good faith estimate of the Closing Date Balance Sheet and Final Total Equity and shall be prepared by Parent using the accounting principles, procedures, policies and methods used in preparing the Audited Balance Sheet, including the type of adjustments used in preparing the Audited Balance Sheet as set forth in the notes to the Audited Balance Sheet.

          "Estimated Total Equity" shall mean an amount equal to the Total Equity as reflected on the Estimated Closing Date Balance Sheet.

          "Existing Shares" shall mean, as of the date in question, the number of shares of Purchaser capital stock owned by Parent or its Affiliates, including shares held in respect of or on behalf of a third party over which Parent or one of its Affiliates has the power to vote.

          "Federal Funds Rate" shall mean the offered rate as reported in The Wall Street Journal in the "Money Rates" section for reserves traded among commercial banks for overnight use in amounts of one million dollars or more on the Business Day immediately prior to the day on which a payment is due hereunder.

          "FTC" shall mean the U.S. Federal Trade Commission.

          "GAAP" shall mean U.S. generally accepted accounting principles as in effect as of the date hereof.

          "GECA" shall mean General Electric Capital Assurance Company.

          "GECLANY" shall mean GE Capital Life Assurance Company of New York.

          "GFBSAdCV" shall mean Grupo Financiero Banamex, S.A. de. C.V.

          "GMDB Reinsurance Agreement" shall mean the Variable Annuity Death Benefit Reinsurance Agreement, effective June 30, 1998, by and among TLAC, TIC and CGLIC.

          "Governmental Authority" shall mean any federal, state or local domestic, foreign or supranational governmental, regulatory or self-regulatory authority, agency, court, tribunal, commission or other governmental, regulatory or self-regulatory entity, including any competent governmental authority responsible for the determination, assessment or collection of Taxes.

          "Hazardous Materials" shall mean (a) any petrochemical or petroleum products or by-products, waste, waste oil, radon gas, asbestos in any form that is or could become friable or any material containing asbestos, lead-based paint, urea formaldehyde foam insulation and polychlorinated biphenyls; or (b) any chemicals, materials or substances defined in any Environmental Law as or included in the definition, or having the characteristics, of "hazardous substances," "hazardous chemicals," "hazardous wastes," "hazardous materials," "toxic substances," "contaminants" or "pollutants" or words of similar meaning or regulatory effect.

          "HKJV" shall have the meaning set forth in Section 1.1(h) of the Sellers Disclosure Letter.

          "Insurance Companies" shall mean the Domestic Insurance Companies and the International Insurance Companies.

          "Insurance Contracts" shall mean all insurance policies and contracts (other than reinsurance and retrocessional agreements), including endorsements, riders and amendments thereto, issued or administered by the Acquired Subsidiaries in connection with the Business.

          "Intellectual Property" shall mean all Copyrights, Patents, Trademarks, Trade Secrets, all other similar intangible assets, any applications for any of the foregoing and the right to sue for past infringement of any of the foregoing.

          "International Insurance Companies" shall mean those entities set forth in Section 1.1(i) of the Sellers Disclosure Letter.

          "Investment Management Agreement" shall mean the Investment Management Agreement to be entered into as of the Closing, with such terms set forth in Exhibit C attached hereto and other customary terms.

          "Investor Rights Agreement" shall mean the Investor Rights Agreement to be entered into as of the Closing, with such terms set forth in Exhibit E attached hereto and other customary terms.

          "JJV" shall have the meaning set forth in Section 1.1(h) of the Sellers Disclosure Letter.

          "Joint Venture Agreements" shall mean those agreements set forth in
     Section 1.1(j) of the Sellers Disclosure Letter.

          "Joint Ventures" shall mean the entities set forth in Section 1.1(h) of the Sellers Disclosure Letter.

          "Knowledge" shall mean, with respect to Sellers, the actual knowledge of the individuals set forth in Section 1.1(k) of the Sellers Disclosure Letter and, with respect to Purchaser, shall mean the actual knowledge of the individuals set forth in Section 1.1(a) of the Purchaser Disclosure Letter.

          "Law" shall mean any law (including common law), ordinance, writ, statute, treaty, rule or regulation.

          "Lease" shall mean any lease, sublease or license, including any amendment with respect thereto, pursuant to which the Acquired Subsidiaries use or hold any material Leased Real Property.

          "Leased Real Property" shall mean the real property leased by the Acquired Subsidiaries, as tenant, together with, to the extent leased by the Acquired Subsidiaries, all buildings and other structures, facilities or improvements currently located thereon, all fixtures thereto, and all easements, licenses, rights and other appurtenances relating to the foregoing.

          "Licensed Intellectual Property" shall mean the Intellectual Property owned by a third party that is used by any of the Acquired Subsidiaries, excluding off-the-shelf standard commercially available Software.

          "Licensing Agreement" shall mean the Licensing Agreement to be entered into as of the Closing, with such terms set forth in Exhibit D attached hereto and other customary terms.

          "Liens" shall mean any liens, pledges, charges, claims, security interests or other encumbrances.

          "Life Insurance Contract" shall mean any life insurance contract, and forms with respect thereto, issued, assumed, exchanged, modified, marketed, administered or reinsured by the Acquired Subsidiaries.

          "Losses" shall mean all costs, damages, disbursements, obligations, penalties, liabilities, assessments, judgments, losses, injunctions, orders, decrees, rulings, dues, fines, fees, settlements, deficiencies or awards (including interest, penalty, investigation, reasonable legal, accounting and other professional fees, and other costs or expenses incurred in the investigation, collection, prosecution and defense of any action, suit, proceeding or claim and amounts paid in settlement) imposed upon or incurred, sustained or suffered by an Indemnified Party; provided, however, that Losses shall include only actual losses, and shall not include (i) Taxes or (ii) lost profits or opportunity costs or consequential, incidental, special, indirect, exemplary or punitive damages, unless such consequential, incidental, special, indirect, exemplary or punitive damages are awarded against any of the Indemnified Parties in a Third Party Claim.

          "LTC Acquisition Agreement" shall mean the Acquisition Agreement, dated as of April 14, 2000, as amended, by and between TIC and GECA.

          "LTC Agreement" shall mean the Indemnity Reinsurance Agreement, dated as of July 1, 2000, by and between TIC and GECA.

          "LTC Amounts" shall mean (i) all amounts received by TIC pursuant to the LTC Agreement, (ii) all amounts received by TIC pursuant to the NY LTC Agreement; (iii) all amounts received by TIC pursuant to the LTC Acquisition Agreement; (iv) all incoming amounts and collections with respect to the LTC Policies, including premiums, fees, premium tax refunds, and recoveries of previously paid Losses; and (v) any LTC Reserves remaining after the satisfaction of all liabilities relating to the LTC Policies.

          "LTC Policies" shall mean the insurance policies reinsured by GECA pursuant to the LTC Agreement and by GECLANY pursuant to the NY LTC Agreement.

          "LTC Reserves" shall mean the reserves for the LTC Policies reflected on the Closing Date Balance Sheet, reduced by any LTC Losses.

          "Multi-employer Plan" shall have the meaning ascribed to such term in section 3(37) of ERISA.

          "NBLIC" shall mean National Benefit Life Insurance Company.

          "Net Price Adjustment" shall mean (a) the positive amount (if any) referred to in Section 2.2(i)(C) plus (b) the positive amount (if any) of a Final Adjustment Payment from Parent to Purchaser plus (c) the Shortfall Reference Equity (if any) minus (d) the positive amount (if any) referred to in Section 2.2(i)(B) minus (e) the positive amount (if any) of a Final Adjustment Payment from Purchaser to Parent minus (f) the Excess Reference Equity (if any).

          "Nominal Stock Consideration Amount" shall be the dollar value of the Stock Consideration to be included in the Closing Date Purchase Price; provided that in no event shall such amount exceed three billion dollars ($3,000,000,000).

          "NY LTC Agreement" shall mean the New York Indemnity Reinsurance Agreement, dated as of July 1, 2000, by and between TIC and GECLANY.

          "NYSE" shall mean the New York Stock Exchange, Inc.

          "Owned Intellectual Property" shall mean the Intellectual Property owned solely, or jointly with other parties, by any of the Acquired Subsidiaries.

          "Owned Real Property" shall mean the real property owned by any of the Acquired Subsidiaries, other than real property owned by the Acquired Subsidiaries for investment purposes, together with all buildings and other structures, facilities or improvements currently or hereafter located thereon, all fixtures thereto, and all easements, licenses, rights and other appurtenances relating to the foregoing.

          "Patents" shall mean all patents and patent applications, including any continuations, divisionals, continuations-in-part, renewals and reissues.

          "PC Liabilities" shall mean all liabilities and obligations based upon or arising out of policies or contracts of property and casualty insurance and reinsurance, without regard to inuring reinsurance.

          "Permits" shall mean all licenses, registrations, franchises, permits, certificates, approvals, accreditation or other similar authorizations from Governmental Authorities required for the conduct of the Business, including required under Environmental Laws.

          "Permitted Lien" shall mean any Lien (A) for Taxes, assessments and other governmental charges which are not yet due and payable or are being contested in good faith by appropriate proceedings, (B) deemed to be created by this Agreement or (C) which does not affect materially and adversely the current use, occupancy or value of the asset subject thereto.

          "Person" shall mean any individual, corporation, business trust, partnership, association, limited liability company, unincorporated organization or similar organization, or any Governmental Authority.

          "PFS" shall mean Primerica Financial Services, Inc.

          "PLIC" shall mean Primerica Life Insurance Company.

          "Purchaser Disclosure Letter" shall mean a letter delivered by Purchaser to Parent on or before the execution and delivery of this Agreement setting forth, among other things, items the disclosure of which is required under this Agreement either in response to an express disclosure requirement contained in a provision of this Agreement or as an exception to one or more of the representations, warranties, covenants or agreements contained in this Agreement; provided that the mere inclusion of an item in the Purchaser Disclosure Letter as an exception to a representation or warranty will not be deemed an admission by Purchaser that such item (or any non-disclosed item or information of comparable or greater significance) represents a material exception or fact, event or circumstance or that such item has had or is expected to result in a Purchaser Material Adverse Effect.

          "Purchaser Insurance Companies" shall mean the Affiliates of Purchaser which (i) are licensed or authorized to conduct the business of insurance in any jurisdiction, (ii) carry on such business or (iii) hold themselves out as being so licensed or authorized.

          "Purchaser Material Adverse Effect" shall mean (i) a material adverse effect on the business, assets, properties, liabilities, results of operations or financial condition (financial or otherwise) of Purchaser and its Subsidiaries, taken as a whole, excluding any such effect arising out of or in connection with or resulting from (A) general economic or business conditions, including interest or currency rates, or changes therein or any act of terrorism, similar calamity or war, to the extent that they do not have a materially disproportionate effect on Purchaser's business, (B) changes in Law or conditions or trends in economic, business, financial or regulatory or legal enforcement conditions generally affecting the insurance industry, to the extent that they do not have a materially disproportionate effect on Purchaser, (C) changes in GAAP or regulatory accounting principles, including SAP, after the date of this Agreement (in the case of clauses (A) through (C), globally or in any of the countries in which Purchaser's business is conducted), or (D) any action, omission, change, effect, circumstance or condition primarily attributable to the execution and delivery of this Agreement or the Related Agreements or the announcement of the transactions contemplated hereby or thereby, which adversely affects Purchaser's relationships with its employees, customers or distributors; or (ii) a material adverse change or effect on the ability of Purchaser to perform timely its obligations under this Agreement or the Related Agreements or to consummate the transactions contemplated hereby or thereby on a timely basis.

          "Purchaser Rights Agreement" shall mean the Rights Agreement, dated as of April 4, 2000, by and between Purchaser and ChaseMellon Shareholder Services, L.L.C.

          "Purchaser SEC Documents" shall mean any forms, reports, schedules, statements, prospectuses and other documents and exhibits required to be publicly filed with, or furnished to, the SEC by Purchaser or any of its Subsidiaries since January 1, 2002 (as such forms, reports, schedules, statements, prospectuses and other documents have been amended and supplemented since the time of their respective filing or furnishing).

          "RBC Deficit" shall mean, as of the date of the Closing Date Balance Sheet, for TIC, the amount (if any) by which its Adjusted Capital and Surplus is less than that needed to give it a Closing RBC Ratio of 710%, and for CLIC, the amount (if any) by which its Adjusted Capital and Surplus is less than that needed to give it a Closing RBC Ratio of 650%.

          "RBC Excess" shall mean, as of the date of the Closing Date Balance Sheet, for TIC, the amount (if any) by which its Adjusted Capital and Surplus is more than that needed to give it a Closing RBC Ratio of 710%, and for CLIC, the amount (if any) by which its Adjusted Capital and Surplus is more than that needed to give it a Closing RBC Ratio of 650%.

          "RBC Instructions" shall mean the RBC Instructions of the National Association of Insurance Commissioners in effect as of the date of this Agreement.

          "RBC Ratio" shall mean, as of any date of determination, for TIC or CLIC, the ratio (expressed as a percentage) that its Adjusted Capital and Surplus bears to its authorized control level (as defined in the RBC Instructions) as of such date, calculated in accordance with the life insurance risk-based capital formula contained in the RBC Instructions, and using reserving methodologies and asset classifications consistent with the manner in which the Domestic Insurance Companies have, consistent with past practice, prepared their statutory financial statements. If such calculation is not made on the basis of data contained in annual statutory financial statements, premium (as defined in the RBC Instructions) for the year-to-date period will be annualized wherever required in such calculation.

          "Real Property" shall mean the Owned Real Property and the Leased Real Property.

          "Reference Equity" shall mean $7,712,000,000, which is calculated as the amount of "Total Rainbow GAAP Equity: Equity (excl. Unrealized)" on the December 31, Balance Sheet of $7,480,000,000 plus $232,000,000, as may be adjusted pursuant to Sections 6.19 and 6.21.

          "Related Agreements" shall mean each of the Licensing Agreement, Transition Services Agreement, Investor Rights Agreement, Distribution Agreements and Investment Management Agreement.

          "Requirement of Law" shall mean, with respect to any Person, any Law, judgment, order, decree, injunction of (or an agreement with) a Governmental Authority

     (including any memorandum of understanding or similar arrangement with any Governmental Authority), in each case binding on that Person or its property or assets.

          "Restricted Business" shall mean whether on a group, individual or other basis, (i) the issuance or reinsurance of all forms of life insurance contracts and annuity contracts (including guaranteed investment contracts, funding agreements and structured settlements) worldwide (other than Mexico) and (ii) in those jurisdictions outside the United States set forth in Section 1.1(l) of the Sellers Disclosure Letter, the issuance or reinsurance of all forms of accident and health insurance.

          "SAP" shall mean, with respect to any Domestic Insurance Company or Domestic Purchaser Insurance Company, the statutory accounting practices, rules, principles and procedures prescribed or permitted by its domiciliary state.

          "SEC" shall mean the Securities and Exchange Commission.

          "Securities Act" shall mean the Securities Act of 1933, as amended.

          "Sellers" shall mean Parent and the Subsidiaries of Parent that own the Transferred Shares; it being hereby understood that Parent shall cause each of the other Sellers to comply with such Seller's respective obligations under this Agreement.

          "Sellers Benefit Plan" shall mean each deferred compensation, fringe benefit, severance, termination and bonus or other incentive compensation (including any equity or equity-based compensation) plan, program, agreement, award or arrangement; each "welfare" plan, fund or program (within the meaning of section 3(1) of ERISA); each "pension" plan, fund or program (within the meaning of section 3(2) of ERISA); each employment agreement or arrangement; and each other employee benefit plan, fund, program, agreement, award or arrangement, for the benefit of any current or former service provider to the Sellers or any of its Affiliates (other than in the capacity as a customer), in each case, (i) that is sponsored, maintained or contributed to or required to be contributed to by any of the Acquired Subsidiaries, (ii) to which any of the Acquired Subsidiaries is a party or (iii) with respect to which any of the Acquired Subsidiaries has or could have any liability, directly or indirectly, in each case, whether written or oral.

          "Sellers Confidential Information" shall mean all non-public information disclosed by any Seller, its Affiliates (other than the Acquired Subsidiaries) or their respective representatives to Purchaser, or prior to the Closing, to the Acquired Subsidiaries (including information disclosed in the course of negotiation of this Agreement or the Related Agreements) regarding Sellers and not related to the Business; provided, however, that the term Sellers Confidential Information shall not include any information independently developed by Purchaser or the Acquired Subsidiaries without violating any obligation under this Agreement, so long as such information was not obtained from a third party that Purchaser or the Acquired Subsidiaries knew or should have known misappropriated or otherwise wrongly obtained such knowledge from any Seller or its Affiliates (other than the Acquired Subsidiaries).

          "Sellers Disclosure Letter" shall mean a letter delivered by Parent to Purchaser on or before the execution and delivery of this Agreement setting forth, among other things, items the disclosure of which is required under this Agreement either in response to an express disclosure requirement contained in a provision of this Agreement or as an exception to one or more of the representations, warranties, covenants or agreements contained in this Agreement; provided that the mere inclusion of an item in the Sellers Disclosure Letter as an exception to a representation or warranty will not be deemed an admission by Sellers that such item (or any non-disclosed item or information of comparable or greater significance) represents a material exception or fact, event or circumstance or that such item has had or is expected to result in a Business Material Adverse Effect.

          "Software" shall mean computer software, including all programs, applications, tools and databases (whether in object code, source code or other form), and all documentation related thereto.

          "SSdRSA" shall mean Siembra Seguros de Retiro S.A.

          "SSdVSA" shall mean Siembra Seguros de Vida S.A.

          "Subsidiary" shall mean, with respect to any Person, any other Person of which such first Person (either alone or through or together with any other Subsidiary) owns, directly or indirectly, a majority of the outstanding equity securities or securities carrying a majority of the voting power in the election of the board of directors or other governing body of such Person. For the avoidance of doubt, the Joint Ventures shall not be deemed Subsidiaries of any of the Acquired Subsidiaries.

          "Tax" or "Taxes" shall mean (i) all federal, state, county, local, foreign and other taxes, assessments, charges, duties, fees, levies, imposts or other similar charges imposed by a Governmental Authority, including all income, franchise, profits, capital gains, capital stock, transfer, gross receipts, production, pesification, customs, sales, use, transfer, service, state guarantee fund assessment, occupation, ad valorem, property, excise, severance, windfall profits, premium, stamp, license, payroll, employment, social security, workers compensation, unemployment, disability, environmental (including all taxes under section 59A of the Code), alternative minimum, add-on, value-added, capital taxes, withholding and other taxes, assessments, deficiencies, charges, duties, fees, levies, imposts, adjustments for inflation or other similar charges of any kind whatsoever (whether payable directly, by withholding or pursuant to a Closing Agreement and whether or not requiring the filing of a Tax Return), and all estimated taxes, deficiency assessments, additions to tax and penalties (civil or criminal), additional amounts imposed by any Governmental Authority and interest on or in respect of a failure to comply with any requirement relating to such taxes or any Tax Return; (ii) any liability of any Person for the payment of amounts with respect to payments of a type described in clause (i) above as a transferee, successor, or payable pursuant to a contractual obligation, and (iii) all reasonable out-of-pocket costs, expenses and fees, including reasonable fees for attorneys and other outside consultants, incurred in contesting, determining, settling or litigating of any Taxes described in clauses (i) -
     (ii) herein.

          "Tax Attribute" shall mean any net operating loss, net capital loss, investment Tax credit, foreign Tax credit, charitable deduction or any other credit or Tax attribute, including basis of property, which could reduce liability for Taxes including deductions, credits, or alternative minimum net operating loss carryforwards related to alternative minimum Taxes.

          "Tax Benefit" shall mean the Tax effect of any item of loss, deduction or credit or any other item which decreases Taxes paid or payable or increases Tax basis, including any interest with respect thereto.

          "Tax Personnel" shall mean Paul Sensale, Richard N. Bush, Seth Cohen, the employees that are responsible for Tax matters at each of the Acquired Subsidiaries, Parent's chief tax officer and any employee that directly reports to Parent's chief tax officer.

          "Tax Proceeding" shall mean any Tax audit, contest, litigation, defense or other proceeding with or against any Governmental Authority.

          "Tax Return" shall mean any return, declaration, report, claim for refund, information return or similar statement filed or required to be filed with respect to any Taxes, including any schedule or attachment thereto, and including any amendment thereof, provided, however, that with respect to Section 4.18 the term "Tax Return" shall not include any Internal Revenue Service Form 5471.

          "Tax Sharing Agreement" shall mean any written or unwritten agreement, indemnity or other arrangement for the allocation or payment of Tax liabilities or payment for Tax benefits that may exist as of the Closing Date with any Acquired Subsidiaries and any Person (other than any indemnity provided pursuant to this Agreement).

          "Term Insurance" shall mean life insurance coverage, through term insurance products with a primary focus on protection rather than investment, for a particular period of time rather than for the life of the insured.

          "TIC" shall mean The Travelers Insurance Company.

          "TIC SEC Documents" shall mean any forms, reports, schedules, statements, prospectuses and other documents and exhibits required to be publicly filed with, or furnished to, the SEC by TIC, on behalf of itself or its separate accounts, since January 1, 2002 (as such forms, reports, schedules, statements, prospectuses and other documents have been amended and supplemented since the time of their respective filing or furnishing).

          "TIN" shall mean The Travelers Indemnity Company.

          "TLAC" shall mean The Travelers Life and Annuity Company.

          "TLAC SEC Documents" shall mean any forms, reports, schedules, statements, prospectuses and other documents and exhibits required to be publicly filed with, or furnished to, the SEC by TLAC, on behalf of itself or its separate accounts, since January 1, 2002 (as such forms, reports, schedules, statements, prospectuses and other documents have been amended and supplemented since the time of their respective filing or furnishing).

          "Total Equity" shall mean, as of any date, an amount equal to the excess of (x) the total assets of the Acquired Subsidiaries and the Joint Ventures, as of such date, over (y) the total liabilities of the Acquired Subsidiaries and the Joint Ventures, as of such date, in each case, after giving effect to the transactions contemplated by Section 6.14 and the applicable adjustment, if any, provided for in Section 6.11 of the Sellers Disclosure Letter, in each case as shown on a balance sheet of the Acquired Subsidiaries and the Joint Ventures, prepared using the same accounting principles, procedures, policies and methods used in preparing the Audited Balance Sheet, including the types of adjustments used in preparing the Audited Balance Sheet as set forth in the notes to the Audited Balance Sheet; provided, however, that the impact of realized gains and losses since December 31, 2004 and unrealized gains and losses, in each case, net of any current and Deferred Taxes, and changes in Deferred Taxes shall be disregarded for purposes of calculating Total Equity; provided, further, Total Equity shall be increased by $20 million in respect of previously forecast realized gains.

          "TPC" shall mean The Travelers Property Casualty Corp.

          "Trade Secrets" shall mean all trade secrets and other confidential information, including customer lists, forms and types of financial, business, scientific, technical, economic, or engineering information or know-how, including patterns, plans, compilations, program devices, formulas, designs, prototypes, methods, techniques, processes, inventions, procedures, programs or codes, whether tangible or intangible, and whether or how stored, compiled or memorialized physically, electronically, graphically, photographically or in writing.

          "Trademarks" shall mean all registered and unregistered trademarks, intent-to-use applications, service marks, trade names, designs, logos, emblems, signs or insignia, slogans, Internet domain names, other similar designations of source or origin and general intangibles of like nature, together with the goodwill symbolized by any of the foregoing.

          "Transition Services Agreement" shall mean the Transition Services Agreement to be entered into as of the Closing, with such terms set forth in Exhibit G attached hereto and other customary terms.

          "Triton" shall mean Triton Insurance Company.

          Section 1.2 Index to Defined Terms. Each of the following terms is defined on the page of this Agreement set forth opposite such term:

Defined Term                                                                Page
                                                                            ----
Accountant...............................................................    26
Acquired Domestic Subsidiaries...........................................     1
Acquired Foreign Subsidiaries............................................     1
Acquired Intellectual Property...........................................     1
Acquired Subsidiaries....................................................     1
Adjusted Capital and Surplus.............................................     1
Affiliate................................................................     2
AFJP.....................................................................     2
Agent Deferred Compensation Plans........................................    35
Agreement................................................................     1
AHLIC....................................................................     2
Allocation...............................................................    26
Annuity Contract.........................................................     2
Aon Report...............................................................     2
Applicable Argentina Losses..............................................     2
Applicable Argentina Losses Threshold....................................     3
Applicable Argentina Subsidiaries........................................     3
Applicable Contracts.....................................................    37
Applicable Litigation Losses.............................................     3
Applicable LTC Losses....................................................     3
Applicable LTC Losses Threshold..........................................     3
Applicable Other Losses..................................................     4
Applicable Shared Losses.................................................     4
Applicable Stock Price...................................................     4
Applicable TIN Losses....................................................     4
Aristar..................................................................     4
Asset Class..............................................................    72
Asset Classes............................................................    72
Asset FV.................................................................    73
Audited Balance Sheet....................................................    71
Audited Financial Statements.............................................    71
Average Stock Price......................................................     4
Bank Holding Company Act.................................................    47
Business.................................................................     4
Business Confidential Information........................................     5
Business Day.............................................................     5
Business Employee........................................................     5
Business Material Adverse Effect.........................................     5
Cash Consideration.......................................................    24
CGLIC....................................................................     6
CLIC.....................................................................     6
Closing..................................................................    27
Closing Agreement........................................................     6
Closing Date.............................................................    27

Closing Date Balance Sheet...............................................    25
Closing Date Purchase Price..............................................    24
Closing RBC Ratio........................................................     6
Code.....................................................................     6
COLI.....................................................................     6
Competitive Business.....................................................    69
Confidentiality Agreements...............................................    58
Continuing Business Employee.............................................    64
Controlling Party........................................................    80
Conveyance Taxes.........................................................    83
Copyrights...............................................................     6
Covered Applicable Argentina Losses......................................     6
Covered Applicable Litigation Losses.....................................     6
Covered Applicable LTC Losses............................................     6
Covered Applicable Other Losses..........................................     6
Covered Applicable Shared Losses.........................................     6
Covered Applicable TIN Losses............................................     6
CP.......................................................................     6
December 31 Balance Sheet................................................     7
Deferred Taxes...........................................................     7
Determination............................................................     7
Distribution Agreements..................................................     7
DOJ......................................................................     7
Domestic Insurance Companies.............................................     7
Domestic Purchaser Insurance Companies...................................     7
Domestic SAP Financial Information.......................................    33
Environmental Laws.......................................................     7
ERISA....................................................................     7
ERISA Affiliate..........................................................     7
Estimated Closing Date Balance Sheet.....................................     7
Estimated Net RBC Deficit................................................    70
Estimated RBC Calculation................................................    70
Estimated Total Equity...................................................     8
Excess Reference Equity..................................................    72
Exchange Act.............................................................    43
Existing Shares..........................................................     8
Fair Value...............................................................    72
Federal Funds Rate.......................................................     8
Final Adjustment Payment.................................................    25
Final RBC Calculation....................................................    70
Final Total Equity.......................................................    25
Financial Information....................................................    32
FIRPTA Certificate.......................................................    28
Forms 8023...............................................................    83
FTC......................................................................     8
Fund Board...............................................................    46

Fund Board Resolutions...................................................    60
Fund Filings.............................................................    46
Fund Transactions........................................................    61
Funds....................................................................    45
GAAP.....................................................................     8
GECA.....................................................................     8
GECLANY..................................................................     8
GFBSAdCV.................................................................     8
GMDB Reinsurance Agreement...............................................     8
Governmental Authority...................................................     8
Guaranties...............................................................    63
Hazardous Materials......................................................     8
HKJV.....................................................................     8
HSR Act..................................................................    60
Income Statement.........................................................    32
Indemnified Parties......................................................    90
Indemnified Party........................................................    90
Indemnifying Party.......................................................    91
Independent Valuation....................................................    73
In-force Reinsurance Agreements..........................................    44
Insolvency...............................................................    93
Insurance Companies......................................................     9
Insurance Company Financial Information..................................    33
Insurance Contracts......................................................     9
Intellectual Property....................................................     9
International Insurance Companies........................................     9
International Insurance Company Financial Information....................    33
Investment Company Act...................................................    37
Investment Contract......................................................    46
Investment Management Agreement..........................................     9
Investment Pools.........................................................    45
Investor Rights Agreement................................................     9
JJV......................................................................     9
Joint Venture Agreements.................................................     9
Joint Venture Interests..................................................    31
Joint Ventures...........................................................     9
Knowledge................................................................     9
Law......................................................................     9
Lease....................................................................     9
Leased Real Property.....................................................     9
Licensed Intellectual Property...........................................    10
Licensing Agreement......................................................    10
Liens....................................................................    10
Life Insurance Contract..................................................    10
Losses...................................................................    10
LTC Acquisition Agreement................................................    10

LTC Agreement............................................................    10
LTC Amounts..............................................................    10
LTC Policies.............................................................    10
LTC Reserves.............................................................    10
Maximum Indemnification Amount...........................................    92
Met SAP Financial Statements.............................................    51
Multi-employer Plan......................................................    11
NBLIC....................................................................    11
NBLIC Business...........................................................    69
Net Price Adjustment.....................................................    11
Nominal Stock Consideration..............................................    11
NY LTC Agreement.........................................................    11
NYSE.....................................................................    11
NYSID....................................................................    51
Offer Schedule...........................................................    65
Other Purchaser Reports..................................................    50
Other Reports............................................................    44
Owned Intellectual Property..............................................    11
Owned Real Property......................................................    11
Parent...................................................................     1
Parent Affiliated Group..................................................    85
Parties..................................................................     1
Partnerships.............................................................    86
Party....................................................................     1
Patents..................................................................    11
PC Liabilities...........................................................    11
Permits..................................................................    11
Permitted Lien...........................................................    11
Person...................................................................    12
PFS......................................................................    12
PLIC.....................................................................    12
Portfolio Appraiser......................................................    73
Portfolio Appraisers.....................................................    73
Post-Closing Tax Period..................................................    77
Post-Closing Taxes.......................................................    77
Pre-Closing Tax Period...................................................    76
Pre-Closing Taxes........................................................    77
Proposed Allocation......................................................    84
Purchaser................................................................     1
Purchaser Common Stock...................................................    24
Purchaser Consents.......................................................    49
Purchaser Convertible Preferred Stock....................................    24
Purchaser Disclosure Letter..............................................    12
Purchaser Indemnified Parties............................................    89
Purchaser Insurance Companies............................................    12
Purchaser Material Adverse Effect........................................    12

Purchaser Preferred Stock................................................    48
Purchaser Rights Agreement...............................................    12
Purchaser SEC Documents..................................................    13
Purchaser Valuation......................................................    72
Qualified Plan...........................................................    34
RBC Deficit..............................................................    13
RBC Excess...............................................................    13
RBC Instructions.........................................................    13
RBC Ratio................................................................    13
Real Property............................................................    13
Reference Equity.........................................................    13
Refund Payor.............................................................    82
Refund Recipient.........................................................    82
Related Agreements.......................................................    13
Requirement of Law.......................................................    13
Restricted Business......................................................    14
Retained Sellers Benefit Plans Liabilities...............................    35
RIC......................................................................    46
SAP......................................................................    14
SEC......................................................................    14
Seconded Employee........................................................    65
Section 338(h)(10) Companies.............................................    83
Securities Act...........................................................    14
Sellers..................................................................    14
Sellers Benefit Plan.....................................................    14
Sellers Carrying Value...................................................    72
Sellers Confidential Information.........................................    14
Sellers Consents.........................................................    32
Sellers Disclosure Letter................................................    15
Sellers Indemnified Parties..............................................    90
Settlement Date..........................................................    25
Shortfall Reference Equity...............................................    72
Software.................................................................    15
SSdRSA...................................................................    15
SSdVSA...................................................................    15
Stock Consideration......................................................    24
Straddle Period..........................................................    78
Subsidiary...............................................................    15
Subsidiary Shares........................................................    30
Target Business..........................................................    69
Tax Attribute............................................................    16
Tax Benefit..............................................................    16
Tax Claim................................................................    79
Tax Indemnified Party....................................................    79
Tax Indemnifying Party...................................................    79
Tax Notice...............................................................    79

Tax or Taxes.............................................................    15
Tax Personnel............................................................    16
Tax Proceeding...........................................................    16
Tax Return...............................................................    16
Tax Sharing Agreement....................................................    16
Term Insurance...........................................................    16
Termination Date.........................................................    88
Third Party Claim........................................................    90
Threshold................................................................    92
TIC......................................................................    16
TIC SEC Documents........................................................    16
TIN......................................................................    16
TLAC.....................................................................    16
TLAC SEC Documents.......................................................    17
Total Equity.............................................................    17
TPC......................................................................    17
Trade Secrets............................................................    17
Trademarks...............................................................    17
Transferred Shares.......................................................     1
Transferred Subsidiaries.................................................     1
Transition Services Agreement............................................    17
Triton...................................................................    17
Unaudited Financial Statements...........................................    71
WARN.....................................................................    66

          Section 1.3 Construction; Absence of Presumption.

          (a) For the purposes of this Agreement: (i) words (including capitalized terms defined herein) in the singular shall be held to include the plural and vice versa and words (including capitalized terms defined herein) of one gender shall be held to include the other gender as the context requires;
(ii) the terms "hereof," "herein" and "herewith" and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole (including all of the Exhibits) and not to any particular provision of this Agreement, and Article, Section, paragraph and Exhibit references are to the Articles, Sections, paragraphs and Exhibits to this Agreement, unless otherwise specified; (iii) the word "including" and words of similar import when used in this Agreement shall mean "including, without limitation"; (iv) "commercially reasonable efforts" shall not require a waiver by any Party of any material rights or any action or omission that would be a breach of this Agreement; (v) all references to any period of days shall be deemed to be to the relevant number of calendar days unless otherwise specified; and (vi) all references herein to "$" or dollars shall refer to United States dollars, unless otherwise specified.

          (b) The Parties hereby acknowledge that each Party and its counsel have reviewed and revised this Agreement and that no rule of construction to the effect that any ambiguities are to be resolved against the drafting Party shall be employed in the interpretation of this Agreement (including all of the Exhibits) or any amendments hereto or thereto.

          (c) The Parties hereby acknowledge and agree that to the extent that there is a conflict between any (i) general provision of this Agreement and (ii) provision specifically relating to Tax matters, the terms of the specific Tax provision shall control.

          Section 1.4 Headings. The Article and Section headings contained in this Agreement are inserted for convenience of reference only and shall not affect the meaning or interpretation of this Agreement.

                                   ARTICLE II
                                PURCHASE AND SALE

          Section 2.1 Purchase and Sale of the Transferred Shares. Upon the terms and subject to the conditions of this Agreement, at the Closing, the applicable Seller shall sell, assign, transfer and convey to Purchaser, and Purchaser shall purchase, acquire and accept from the applicable Seller, the Transferred Shares owned by the applicable Seller, free and clear of all Liens and adverse claims.

          Section 2.2 Closing Date Purchase Price. Subject to Section 2.3, in consideration for the sale of the Transferred Shares, the aggregate purchase price payable by Purchaser to Sellers shall consist of (i) cash in an amount (the "Cash Consideration") equal to (A) eight billion five hundred million dollars ($8,500,000,000) plus the excess, if any, of three billion dollars ($3,000,000,000) over the Nominal Stock Consideration Amount, plus (B) the excess, if any, of the Estimated Total Equity over the Reference Equity, minus
(C) the excess, if any, of the Reference Equity over the Estimated Total Equity, plus (D) the Excess Reference Equity, if any, minus (E) the Shortfall Reference Equity, if any, minus (F) the Estimated Net RBC Deficit calculated pursuant to
Section 6.18(a), and (ii) such number of validly issued, fully paid and non-assessable shares of common stock, par value $0.01 per share of Purchaser (together with the associated Rights (as defined in the Purchaser Rights Agreement), the "Purchaser Common Stock") determined by dividing the Nominal Stock Consideration Amount by the Applicable Stock Price; provided, however, that in lieu of part of the foregoing shares of Purchaser Common Stock, Parent shall have the right to require Purchaser to deliver shares of a new series of non-voting, convertible participating preferred stock, par value $.01 per share, of Purchaser (the "Purchaser Convertible Preferred Stock") having substantially the terms set forth in Exhibit H attached hereto and initially being convertible into the number of shares of Purchaser Common Stock in respect of which the Purchaser Convertible Preferred Stock is to be issued (the "Stock Consideration," and together with the Cash Consideration, the "Closing Date Purchase Price"); provided, however, that in no event shall the Stock Consideration exceed 9.4% of Purchaser's issued and outstanding capital stock; provided, further, that Parent shall only be entitled to request that shares of Purchaser Convertible Preferred Stock be issued in lieu of Purchaser Common Stock to the extent that the Stock Consideration, when taken together with the Existing Shares, exceeds 4.9% of Purchaser's issued and outstanding capital stock.

          Section 2.3 Closing Date Balance Sheet; Payments on the Settlement
Date.

          (a) (i) Not later than ninety (90) days after the Closing Date or such other time as is mutually agreed by the Parties, Purchaser shall prepare, or cause to be prepared, and deliver to Parent a balance sheet of the Acquired Subsidiaries and the Joint Ventures (the "Closing Date Balance Sheet"), as of the close of business on the Business Day immediately prior to the Closing Date. The Closing Date Balance Sheet shall be prepared using the accounting principles, procedures, policies and methods used by Sellers in preparing the Audited Balance Sheet, including the types of adjustments set forth in the notes to the Audited Balance Sheet. Based on the Closing Date Balance Sheet, Purchaser shall prepare a certificate setting forth the calculation of the Total Equity as of the Closing Date (the "Final Total Equity"). Final Total Equity shall be adjusted so as not to take into account adjustments to Reference Equity made pursuant to Section 6.21 to the extent the result would be to duplicate the impact of such prior adjustments to Reference Equity.

               (ii) In connection with the preparation of the Closing Date Balance Sheet and the calculation of the Final Total Equity, and during the period of any dispute within the contemplation of this Section 2.3, Purchaser shall, and shall cause the Acquired Subsidiaries to, and Sellers shall (A) provide the other Party and the other Party's authorized representatives with reasonable access to the relevant books and records, facilities and employees; and (B) cooperate in good faith with the other Party and its authorized representatives, including by providing on a timely basis all information necessary or useful in the calculation of the Final Total Equity.

               (iii) On the fifth Business Day after Purchaser and Parent agree to the Closing Date Balance Sheet and the Final Total Equity or Purchaser and Parent receives notice of any final determination of the Closing Date Balance Sheet and the Final Total Equity (the "Settlement Date"), if the Estimated Total Equity exceeds the Final Total Equity, Parent shall pay to Purchaser or, if the Final Total Equity exceeds the Estimated Total Equity, Purchaser shall pay to Parent, an amount in dollars equal to the absolute value of the difference between the Estimated Total Equity and the Final Total Equity (the "Final Adjustment Payment").

          (b) Within twenty (20) days following its receipt of the Closing Date Balance Sheet, Parent shall deliver to Purchaser either (i) its agreement as to the calculation of the Closing Date Balance Sheet and the Final Total Equity or
(ii) its dispute thereof, specifying in reasonable detail the nature of its dispute; provided that Parent may dispute items reflected in the Closing Date Balance Sheet only on the basis that such amounts were not determined in accordance with the accounting principles, procedures, policies and methods employed by Sellers in preparing the Audited Balance Sheet, or on the basis of arithmetic error. During the thirty (30) days after the delivery of such dispute notice to Purchaser, Purchaser and Parent shall attempt in good faith to resolve any such dispute and finally determine the Closing Date Balance Sheet and the Final Total Equity. If at the end of such thirty (30) day period, Purchaser and Parent have failed to reach agreement with respect to such dispute, the matter shall be submitted to Ernst & Young LLP which shall act as arbitrator. If Ernst & Young LLP is unable to serve, Purchaser and Parent shall jointly select another nationally recognized accounting firm that is not the independent auditor for either Parent or Purchaser and is otherwise neutral and impartial; provided, however, that if Parent and Purchaser are unable to select such other accounting firm within forty-five (45) days after delivery of written notice of a disagreement, either party may request the American Arbitration Association to appoint, within twenty (20) Business Days from the date of such request, an independent accounting firm meeting the requirements set forth above or a neutral and impartial certified public accountant with significant relevant experience.

The accounting firm or accountant so selected shall be referred to herein as the "Accountant." The Accountant shall determine all disputed portions of the Closing Date Balance Sheet, in accordance with the terms and conditions of this Agreement. In making such determination, the Accountant may only consider those items and amounts (and related items and amounts) as to which Purchaser and Parent have disagreed within the time periods and on the terms specified above and must resolve the matter in accordance with the terms and provisions of this Agreement; provided that the determination of the Accountant will neither be more favorable to Purchaser than reflected in the Closing Date Balance Sheet nor more favorable to Sellers than reflected in Parent's dispute notice. The Accountant shall deliver to Parent and Purchaser, as promptly as practicable and in any event within forty-five (45) days after its appointment, a written report setting forth the resolution of each disputed matter and its determination of the Final Total Equity and the Closing Date Balance Sheet, each as determined in accordance with the terms of this Agreement. Such report shall be final and binding upon the Parties to the fullest extent permitted by applicable Law and may be enforced in any court having jurisdiction. The 45-day period for delivering the written report may be extended by the mutual written consent of the Parties or by the Accountant for up to an additional thirty (30) days for good cause shown. Each of Purchaser and Parent shall bear all the fees and costs incurred by it in connection with this arbitration, except that all fees and expenses relating to the foregoing work by the Accountant shall be borne by Purchaser and Parent in inverse proportion as they may prevail on the matters resolved by the Accountant, which proportionate allocation will also be determined by the Accountant and be included in the Accountant's written report.

          (c) The Final Adjustment Payment (plus interest on such amount from the Closing Date up to but excluding the date on which each such payment is made at a rate per annum equal to the Federal Funds Rate as of the Closing Date, calculated on the basis of a year of 360 days and the actual number of days elapsed), as and when due and payable under this Section 2.3, shall be made by federal funds wire transfer of immediately available funds to the account(s) of the Party entitled to receive such payment, which account(s) shall be identified by Purchaser to Parent or by Parent, on behalf of Sellers, to Purchaser, as the case may be, not less than two (2) Business Days prior to the date such payment would be due.

          (d) Each Party shall make available to the other Party its and its accountants' work papers, schedules and other supporting data as may be reasonably requested by such Party to enable such Party to verify the amounts set forth on the Closing Date Balance Sheet, subject to customary confidentiality and indemnity agreements.

          Section 2.4 Allocation of Purchase Price.

          (a) Purchaser and Parent shall endeavor in good faith to agree, within one hundred twenty (120) days after the Closing Date, on the allocation of the total consideration among the Transferred Shares (the "Allocation"). The Allocation shall be made in accordance with section 1060 of the Code and the rules and regulations promulgated thereunder.

          (b) Except as may be required by a Determination, Purchaser and Sellers agree to act in accordance with the Allocation in the preparation and filing of all Tax Returns (including filing a Form 8594 with their respective Federal income tax returns for the taxable year that includes the Closing Date and any other forms or statements required by the Code,

Treasury regulations, the Internal Revenue Service or any applicable state or local or foreign taxing authority) and in the course of any Tax Proceeding.

          (c) In the event that Purchaser and Parent do not agree on the Allocation, Parent and Purchaser (and their respective Affiliates) shall settle any such disputes in the manner provided in Section 8.5.

          (d) Purchaser and Parent shall promptly inform one another of any challenge by any Governmental Agency to any allocation made pursuant to this
Section 2.4 and shall consult and keep one another informed with respect to the status of, and any discussion, proposal or submission with respect to, such challenge.

          (e) Section 8.4(d) shall govern all allocations resulting from any Election and the Allocation shall be consistent with all allocations resulting from the Election.

                                   ARTICLE III
                                   THE CLOSING

          Section 3.1 Closing. The closing of the transactions provided for in this Agreement (the "Closing") shall take place (i) at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, Four Times Square, New York, New York, 10036-6522 at 9:00 a.m., New York City time, on the first Business Day of the month following the date on which the last of the conditions required to be satisfied or waived pursuant to Article VII is either satisfied or waived (other than those conditions that by their nature are to be satisfied at the Closing, but subject to satisfaction or waiver thereof); provided, however, that the Closing Date shall be delayed to a day which is the first Business Day of the month at (x) Purchaser's election, following a period of time not to exceed two
(2) months, if an act of terrorism or war (whether or not declared) affecting the United States banking or financial markets materially impairs the financing by Purchaser of the Cash Consideration, (y) Purchaser's election, following a period of time not to exceed three (3) months following the date on which the SEC has confirmed that it is not undertaking a review of a registration statement of Purchaser to be used to offer and sell securities as part of the financing by Purchaser of the Cash Consideration or that it has completed its review of such registration statement or (z) Parent's election, until the first Business Day following the end of the month immediately following the month in which Parent makes such election, in the event that the expected number of shares included in the Stock Consideration, when taken together with the Existing Shares, would constitute an amount that exceeds 9.9% of Purchaser's outstanding capital stock, or (ii) at such other place, time or date as the Parties shall agree upon in writing. The date on which the Closing is to occur is referred to herein as the "Closing Date."

          Section 3.2 Preliminary Information.

          (a) Parent, on behalf of Sellers, shall deliver to Purchaser (i) at least two (2) Business Days prior to the Closing Date, (A) instructions designating the account or accounts to which the Cash Consideration shall be deposited by federal funds wire transfer on the Closing Date and (B) the Estimated Closing Date Balance Sheet and a certificate duly executed by an appropriate executive officer of Parent setting forth the calculation of the Estimated Total Equity, and (ii) on the Business Day prior to the Closing Date, the (x) amount of Stock Consideration to be issued in the form of Purchaser Convertible Preferred Stock (if any), (y) name(s) of one or more Sellers or Affiliates thereof to whom the Stock Consideration shall be issued and in whose name(s) the issuance of the Stock Consideration shall be registered on Purchaser's transfer books by Purchaser's transfer agent and (z) amount(s) and form of shares comprising the Stock Consideration to be issued to each such Seller or Affiliate thereof.

          (b) Purchaser shall notify Parent of the Nominal Stock Consideration Amount three (3) days prior to the Closing Date. Purchaser shall keep Parent reasonably informed with respect to the status of its financing and other activities relating to its determination of the Nominal Stock Consideration Amount.

          Section 3.3 Sellers' Deliveries at Closing. At the Closing, Parent, on behalf of Sellers, shall, or shall cause an Affiliate to, deliver to
Purchaser:

          (a) stock certificates (or similar evidence) representing the Transferred Shares, duly endorsed in blank or with stock powers executed in proper form for transfer, and with any required stock transfer stamps affixed thereto;

          (b) the Distribution Agreements and the selling agreements contemplated thereby, duly executed;

          (c) the Licensing Agreement, duly executed;

          (d) the Transition Services Agreement, duly executed;

          (e) the Investor Rights Agreement, duly executed;

          (f) the Investment Management Agreement, duly executed;

          (g) the resignations of the officers and directors of the Acquired Subsidiaries designated by Purchaser in writing at least thirty (30) days prior to the Closing Date;

          (h) the officer's certificate required pursuant to Section 7.2(d);

          (i) a duly executed certificate of non-foreign status (a "FIRPTA Certificate") from each of Sellers (or from Parent with respect to any Seller) in the form and manner that complies with section 1445 of the Code and the Treasury Regulations promulgated thereunder; provided, however, that if a FIRPTA Certificate is unable to be furnished by a Seller (or by Parent with respect to such Seller), then each Acquired Subsidiary being sold by such Seller must provide a certificate on which each such Acquired Subsidiary certifies (in the form and manner required under section 1.1445-2(c)(3) of the Treasury Regulations) under penalties of perjury that such Acquired Subsidiary does not constitute a United States real property interest (as defined in section 897(c) of the Code and the Treasury Regulations promulgated thereunder);

          (j) copies (or other evidence) of all valid approvals or authorizations of, filings or registrations with, or notifications to, all Governmental Authorities required to be obtained, filed or made by Sellers in satisfaction of Section 7.1(b);

          (k) executed and completed copies of Internal Revenue Form 8023 as provided in Section 8.4; and

          (l) all such additional instruments, documents and certificates provided for by this Agreement or as may be reasonably requested by Purchaser in connection with the Closing of the transactions contemplated by this Agreement and the Related Agreements.

          Section 3.4 Purchaser's Deliveries at Closing. At the Closing, Purchaser shall deliver to Parent, on behalf of Sellers, or at Parent's request, to Sellers directly (in each case consistent with Section 3.2):

          (a) cash in an amount equal to the Cash Consideration to be paid by Purchaser by federal funds wire transfer of immediately available funds to the account or accounts designated pursuant to Section 3.2;

          (b) one or more stock certificates representing the Stock Consideration, registered in accordance with the instructions provided pursuant to Section 3.2;

          (c) the Distribution Agreements and the selling agreements contemplated thereby, duly executed;

          (d) the Licensing Agreement, duly executed;

          (e) the Transition Services Agreement, duly executed;

          (f) the Investor Rights Agreement, duly executed;

          (g) the Investment Management Agreement, duly executed;

          (h) the officer's certificate required pursuant to Section 7.3(e);

          (i) copies (or other evidence) of all valid approvals or authorizations of, filings or registrations with, or notifications to, all Governmental Authorities required to be obtained, filed or made by Purchaser in satisfaction of Section 7.1(b);

          (j) all such additional instruments, documents and certificates provided for by this Agreement or as may be reasonably requested by Parent on behalf of in connection with the Closing of the transactions contemplated by this Agreement and the Related Agreements; and

          (k) executed and completed copies of Internal Revenues Form 8023 as provided in Section 8.4.

          Section 3.5 Proceedings at Closing. All proceedings to be taken, and all documents to be executed and delivered by the Parties, at the Closing shall be deemed to have been taken and executed simultaneously, and, except as permitted hereunder, no proceedings shall be deemed taken nor any documents executed or delivered until all have been taken, executed and delivered.

                                   ARTICLE IV
                    REPRESENTATIONS AND WARRANTIES OF SELLERS

          Except as set forth in the specific section in the Sellers Disclosure Letter to which such exception or information relates and subject to Section 11.14(a), Parent hereby represents and warrants to Purchaser as set forth below.

          Section 4.1 Organization and Good Standing. Each Seller, each Acquired Subsidiary and each of the HKJV and the JJV is a legal entity duly organized, validly existing and (where applicable) in good standing under the Laws of its jurisdiction of organization and has all requisite corporate power and authority to own, operate and lease its assets and to carry on its business as currently conducted. Each Seller, each Acquired Subsidiary and each of the HKJV and the JJV is duly qualified to do business and is in good standing (where applicable) as a foreign corporation in each jurisdiction where the ownership, leasing or operation of its assets or the conduct of its business as currently conducted requires such qualification, except for those jurisdictions where the failure to be so qualified or to be in good standing would not, individually or in the aggregate, reasonably be expected to have a Business Material Adverse Effect. Except as set forth in Section 4.1 of the Sellers Disclosure Letter, Sellers have made available to Purchaser prior to the execution of this Agreement true and complete copies of the certificate of incorporation and by-laws (or comparable organizational documents) for each material Acquired Subsidiary and each of HKJV and JJV.

          Section 4.2 Shares in Acquired Subsidiaries; Interests in Joint Ventures.

          (a) Section 4.2(a) of the Sellers Disclosure Letter sets forth the name, jurisdiction of organization or incorporation, and the current ownership of outstanding shares, partnership interests or other ownership interests of each Acquired Subsidiary.

          (b) All of the Transferred Shares (i) are beneficially and legally owned, directly or indirectly, by Sellers, free and clear of all Liens, and (ii) have been duly authorized, validly issued and are fully paid and non-assessable and have not been issued in violation of any preemptive rights. Except as set forth in Section 4.2(b) of the Sellers Disclosure Letter, all of the outstanding shares, partnership interests or other ownership interests owned by Sellers, directly or indirectly, of each Acquired Subsidiary (other than the Transferred Subsidiaries) (the "Subsidiary Shares") (A) are beneficially and legally owned, directly or indirectly, by a Transferred Subsidiary, free and clear of all Liens, and (B) have been duly authorized, validly issued and are fully paid and non-assessable and have not been issued in violation of any preemptive rights.

          (c) Except as set forth in Section 4.2(c) of the Sellers Disclosure Letter, there are no outstanding options, warrants, convertible securities or other rights (including preemptive rights), agreements, arrangements or commitments relating to the Transferred Shares or the Subsidiary Shares or obligating Sellers or any of their Affiliates, at any time or upon the occurrence of certain events, to offer, issue, sell, transfer, vote or otherwise dispose of or sell any shares of capital stock of any of the Acquired Subsidiaries, or to purchase, acquire or redeem any Subsidiary Shares. There are no bonds, debentures, notes or other indebtedness having voting rights (or convertible into securities having such rights) in or of any of the Acquired Subsidiaries issued and outstanding.

          (d) Section 4.2(d) of the Sellers Disclosure Letter sets forth the applicable Acquired Subsidiary which is party to the HKJV and the JJV and the respective ownership interest of each such Acquired Subsidiary in each such Joint Venture (the "Joint Venture Interests"). Each of the Joint Venture Interests (i) is beneficially and legally owned by the Acquired Subsidiary so identified in Section 4.2(d) of the Sellers Disclosure Letter and (ii) has been duly authorized, validly issued and are fully paid and non-assessable.

          Section 4.3 Authorization; Binding Obligations. Parent and each of its applicable Affiliates has all necessary corporate power and authority to make, execute and deliver this Agreement (in the case of Parent) and the Related Agreements to which it is a party and to perform all of the obligations to be performed by it hereunder and thereunder. The making, execution, delivery and performance by Parent and each of its applicable Affiliates of this Agreement (in the case of Parent) and the Related Agreements and the consummation by them of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action on the part of Parent and its applicable Affiliates. This Agreement (in the case of Parent) has been and, as of the Closing Date, the Related Agreements will be, duly and validly executed and delivered by Parent and each of its applicable Affiliates, and assuming the due authorization, execution and delivery by Purchaser and each of its applicable Affiliates (as the case may be), each of this Agreement and the Related Agreements will constitute the valid, legal and binding obligation of Parent and each of its applicable Affiliates that is a party thereto, enforceable against it in accordance with its terms, except as may be subject to applicable bankruptcy, insolvency, moratorium or other similar Laws, now or hereafter in effect, relating to or affecting the rights of creditors generally and by legal and equitable limitations on the enforceability of specific remedies.

          Section 4.4 No Conflicts. Except as set forth in Section 4.4 of the Sellers Disclosure Letter, assuming the Sellers Consents are obtained, neither the execution and delivery of this Agreement or the Related Agreements by Parent and its applicable Affiliates that are a party hereto or thereto, nor the consummation by Parent and its applicable Affiliates of the transactions contemplated hereby or thereby, will (i) violate, conflict with, result in the breach of, constitute a default under, be prohibited by, require any additional approval under or accelerate the performance provided by any (x) terms, conditions or provisions of the organizational documents of Parent, its applicable Affiliates or any Acquired Subsidiary, (y) contract to which Parent, its applicable Affiliates or any Acquired Subsidiary is now a party or by which it is bound or (z) Requirement of Law applicable to Parent, its applicable Affiliates or any Acquired Subsidiary, other than, in the case of clauses (y) and (z), any such violation, conflict, breach, default, prohibition, approval or acceleration that would not reasonably be expected to have a Business Material Adverse Effect; or (ii) result in the creation or imposition of any Lien (other than any Permitted Lien), with or without the giving of notice or the lapse of time or both, upon the Transferred Shares.

          Section 4.5 Approvals. There are no notices, reports or other filings required to be made by Parent or any of its Affiliates with, or consents, registrations, approvals, permits, licenses, certificates or other authorizations required to be obtained by Parent or any of its

Affiliates from, any Governmental Authority or other third party in order for Sellers to execute or deliver this Agreement or the Related Agreements or to consummate the transactions contemplated hereby or thereby (collectively, the "Sellers Consents"), except (i) as set forth in Section 4.5 of the Sellers Disclosure Letter or (ii) where the failure to make such notices, reports or other filings or the failure to obtain such consents, registrations, approvals, permits, licenses, certificates or other authorizations would not reasonably be expected to have a Business Material Adverse Effect.

          Section 4.6 Litigation. Except as set forth in Section 4.6(a) of the Sellers Disclosure Letter or for ordinary course benefit claims arising under any Insurance Contract, as of the date hereof, there is no action, suit, proceeding, claim, arbitration or other litigation pending or any investigation by any Governmental Authority or, to the Knowledge of Sellers, any action, suit, proceeding, claim or other litigation or governmental investigation threatened, against any Seller, any Acquired Subsidiary or any Joint Venture that would reasonably be expected to have, individually or in the aggregate, a Business Material Adverse Effect. Except as set forth in Section 4.6(b) of the Sellers Disclosure Letter, there are no judgments, injunctions, writs, orders or decrees binding upon Sellers, any Acquired Subsidiary or any Joint Venture that would
(i) be binding upon Purchaser following consummation of such transactions and
(ii) reasonably be expected to have, individually or in the aggregate, a Business Material Adverse Effect.

          Section 4.7 Compliance with Requirements of Law. Except as set forth in Section 4.7(a) of the Sellers Disclosure Letter, each Acquired Subsidiary and each Joint Venture is in compliance in all material respects with all applicable Requirements of Law. Except as set forth in Section 4.7(b) of the Sellers Disclosure Letter or as would not reasonably be expected to have a Business Material Adverse Effect, since January 31, 2000, no Acquired Subsidiary or Joint Venture has violated any applicable Requirement of Law, and no Seller or Acquired Subsidiary has received any written, or, to the Knowledge of Sellers, oral, notice from (and otherwise does not have any Knowledge of) any Governmental Authority that alleges any noncompliance (or that any Acquired Subsidiary or Joint Venture is under any investigation by any such Governmental Authority for such alleged noncompliance) with any Requirement of Law relating to the Business. Except as set forth in Section 4.7(c) of the Sellers Disclosure Letter, none of the Acquired Subsidiaries have been the subject of any examination by the United States Federal Reserve. Each of the Acquired Subsidiaries is in substantial compliance with its own, Parent's and Sellers' policies, in each case, applicable to its collection, use and disclosure of personal or private information of customers or consumers.

          Section 4.8 Financial Statements.

          (a) Except as set forth in Section 4.8(a) of the Sellers Disclosure Letter, Purchaser has previously been provided with (i) a consolidated income statement for the Acquired Subsidiaries and the Joint Ventures, after giving effect to the transactions contemplated by Section 6.14, for the 12 months ended December 31, 2004 (the "Income Statement"), (ii) the December 31 Balance Sheet (together with the Income Statement, the "Financial Information"), (iii) financial statements of each of the Domestic Insurance Companies as of and for the year ended December 31, 2003 and as of and for each of the quarters ended March 31, 2004, June 30, 2004 and September 30, 2004, prepared in accordance with applicable SAP (collectively, the

"Domestic SAP Financial Information") and (iv) a statement of local statutory capital requirements as of September 30, 2004 for the International Insurance Companies (the "International Insurance Company Financial Information" and, together with the Domestic SAP Financial Information, the "Insurance Company Financial Information").

          (b) The Financial Information has been derived from the accounting books and records of the Acquired Subsidiaries and the Joint Ventures, after giving effect to the transactions contemplated by Section 6.14, has been prepared in accordance with GAAP consistently applied, subject only to normal recurring year-end adjustments and the absence of notes and except as provided in the Financial Information. The December 31 Balance Sheet presents fairly in all material respects the financial position of the Acquired Subsidiaries and the Joint Ventures, after giving effect to the transactions contemplated by
Section 6.14, as at the date thereof, and the Income Statement presents fairly in all material respects the results of operations of the Acquired Subsidiaries and the Joint Ventures, after giving effect to the transactions contemplated by
Section 6.14, for the period indicated. Except as set forth in Section 4.8(b) of the Sellers Disclosure Letter, the Domestic SAP Financial Information has been prepared in all material respects in accordance with SAP. The Domestic SAP Financial Information presents fairly, in all material respects, the financial condition of each of the Domestic Insurance Companies and results of operations of each Domestic Insurance Company as of the dates and periods specified therein in conformity with SAP. The International Insurance Company Financial Information reflects in all material respects the statutory capital requirements of the applicable jurisdictions.

          (c) The reserves for payment of benefits, losses, claims and expenses under all insurance policies and contracts of each Insurance Company in force as of the date of the applicable financial statement reflected in, or included with, in the case of the Domestic Insurance Companies, the SAP Financial Statements and the GAAP Financial Statements, were determined in accordance with SAP or GAAP, as applicable, consistently applied throughout the specified period and, in the case of the International Insurance Subsidiaries, reflected in or included with the appropriate financial statements filed in their local jurisdictions, were determined in accordance with the applicable accounting procedures consistently applied throughout the period, and, in all cases, were calculated, in all material respects, in accordance with generally accepted actuarial principles.

          (d) The Business maintains a system of internal accounting controls sufficient to comply in all material respects with all legal and accounting requirements applicable to the Business. There are no significant deficiencies in the internal accounting controls of the Business which would reasonably be expected to adversely affect in any material respect the ability of the Business to record, process, summarize and report financial data. Neither Parent nor any Seller has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods, including any material complaint, allegation, assertion or claim that the Business has engaged in questionable accounting or auditing practices.

          Section 4.9 Title. Assuming that the Sellers Consents are filed or obtained, as the case may be, upon consummation of the transactions contemplated by this Agreement, including the execution and delivery of the documents to be delivered at the Closing, at the

Closing, Purchaser shall be vested with good and marketable title in and to the Transferred Shares, free and clear of all Liens.

          Section 4.10 Sufficiency of Assets.  Subject to Section 4.5, Section
6.14 and except as set forth in Section 4.10 of the Sellers Disclosure Letter, immediately after giving effect to the transactions contemplated by this Agreement and the Related Agreements, Purchaser, the Acquired Subsidiaries and the Joint Ventures, taken together, will own, possess, license, lease or have control of all tangible and intangible assets and contractual rights necessary to conduct the Business in all material respects as currently conducted and as the same will be conducted on the Closing Date.

          Section 4.11 Employee Benefit Plans; Employee Matters.

          (a) Section 4.11(a) of the Sellers Disclosure Letter lists each material Sellers Benefit Plan (other than any Sellers Benefit Plan that is sponsored, maintained, contributed to, or required to be contributed to, or entered into solely by, one or more Acquired Foreign Subsidiaries), with any Sellers Benefit Plans sponsored by any of the Acquired Domestic Subsidiaries, or with respect to which an Acquired Domestic Subsidiary has a direct or indirect liability, clearly identified as such.

          (b) Each of the Sellers Benefit Plans (i) is in compliance with all applicable provisions of ERISA, the Code, and all other applicable Laws and (ii) has been administered, operated and managed in accordance with its governing documents, except where the failure to be in compliance or to have been so administered, operated or managed would not, individually or in the aggregate, reasonably be expected to result in a Business Material Adverse Effect.

          (c) No liability under Title IV or section 302 of ERISA has been incurred by Sellers, any Acquired Subsidiaries or any ERISA Affiliate that has not been satisfied in full, nor do any circumstances exist that could reasonably be expected to result in any liabilities under (i) Title IV of ERISA, (ii)
section 302 of ERISA or (iii) sections 412, 4971 or 4975 of the Code, in each case, that would reasonably be expected to be a liability of any of the Acquired Subsidiaries following the Closing Date.

          (d) The Internal Revenue Service has issued a favorable determination letter with respect to each of the Sellers Benefit Plans that is intended to be qualified under section 401(a) of the Code (a "Qualified Plan") and the related trust that has not been revoked, and to the Knowledge of Sellers, no existing circumstances and no events have occurred that would adversely affect the qualified status of any Qualified Plan or the related trust, except as would not, individually or in the aggregate, reasonably be expected to result in a Business Material Adverse Effect.

          (e) There are no pending or, to the Knowledge of Sellers, threatened claims (other than claims for benefits in the ordinary course), lawsuits or arbitrations that have been asserted or instituted, and, to the Knowledge of Sellers, no set of circumstances exists that would reasonably be expected to give rise to a claim or lawsuit relating to the Sellers Benefit Plans that, in each case, would reasonably be expected to result in a liability of the Acquired Subsidiaries to the Pension Benefit Guaranty Corporation, the Department of Treasury, the Department of

Labor, any Multi-employer Plan, any Sellers Benefit Plan, any participant in a Sellers Benefit Plan, or any other Person, except as would not, individually or in the aggregate, reasonably be expected to result in a Business Material Adverse Effect.

          (f) To the Knowledge of Sellers, no labor organization or group of employees of any Acquired Subsidiary has made a pending demand for recognition or certification with respect to the Business Employees and there are no representation or certification proceedings or petitions seeking a representation proceeding with respect to the Business Employees presently pending or, to the Knowledge of Sellers, threatened to be brought or filed, with the National Labor Relations Board or any other labor relations tribunal or authority, except as would not, individually or in the aggregate, reasonably be expected to result in a Business Material Adverse Effect. There are no strikes, organized work stoppages, organized slowdowns or lockouts pending or threatened against or involving the Business Employees, except as would not, individually or in the aggregate, reasonably be expected to result in a Business Material Adverse Effect. Except as set forth in Section 4.11(f) of the Sellers Disclosure Letter, no Acquired Subsidiary is a party to a collective bargaining agreement covering any of the Business Employees. None of the Sellers Benefit Plans are Multi-employer Plans subject to Title IV of ERISA.

          (g) None of Purchaser, its Affiliates or any Acquired Subsidiary shall have any liability at or after the Closing Date with respect to the Sellers Benefit Plans (other than liabilities arising under (i) the non-employee agent deferred compensation plans listed in Section 4.11(g) of the Sellers Disclosure Letter (the "Agent Deferred Compensation Plans"), (ii) the vacation buy-back plan listed in Section 4.11(a) of the Sellers Disclosure Letter, (iii) employment agreements of Business Employees who are not on a U.S. payroll and are not employed by an Acquired Subsidiary if, and to the extent, Purchaser assumes (by agreement or by Law) such employment agreement in connection with the employment of such Business Employee or (iv) the Sellers Benefit Plans (other than employment agreements of Business Employees who are not on a U.S. payroll and are not employed by an Acquired Subsidiary unless assumed pursuant to clause (iii) above) that are sponsored, maintained, contributed to, or required to be contributed to, or entered into solely by one or more Acquired Foreign Subsidiaries (the liabilities described in clauses (i) through (iv) above, the "Retained Sellers Benefit Plans Liabilities").

          (h) Sellers and the Acquired Subsidiaries are, and have been, in compliance with all applicable Laws respecting terms and conditions of employment and employment practices with respect to each Business Employee, and there are no pending or, to the Knowledge of Sellers, threatened claims or lawsuits (including class action lawsuits) that have been asserted or instituted against any of the Acquired Subsidiaries by or on behalf of the Business Employees, and, to the Knowledge of Sellers, no set of circumstances exists which would reasonably be expected to give rise to such a claim or lawsuit against any of the Acquired Subsidiaries respecting the Business Employees, in each case, except as would not, individually or in the aggregate, reasonably be expected to result in a Business Material Adverse Effect.

          (i) As of the Closing Date, none of the Acquired Subsidiaries will be a party to, maintain, contribute to or have any obligation or liability to any Person with respect to, any

COLI policies insuring the lives of any current or former service provider to the Sellers or any of its Affiliates.

          (j) No more than ten (10) Business Employees employed in the United States are employed by an entity other than an Acquired Subsidiary.

          Section 4.12 Undisclosed Liabilities. Except for liabilities or obligations, to the extent (i) identified in Section 4.12 of the Sellers Disclosure Letter, (ii) accrued or reserved against in the Financial Information or the Insurance Company Financial Information or (iii) incurred in the ordinary course of business consistent with past practice since December 31, 2004, there are no undisclosed liabilities or obligations relating to the Acquired Subsidiaries or the Joint Ventures of a nature that would be required to be reflected on or disclosed in the notes to a GAAP balance sheet prepared in a manner consistent with the Audited Balance Sheet or that, individually or in the aggregate, reasonably be expected to have a Business Material Adverse Effect.

          Section 4.13 Absence of Certain Changes. Except for the matters contemplated by this Agreement or as set forth in Section 4.13 of the Sellers Disclosure Letter, since December 31, 2004, (i) the Acquired Subsidiaries have conducted the Business only in the ordinary course of business; and (ii) except for ordinary course benefit claims arising under policies of insurance or reinsurance from and after the date of this Agreement, there has not occurred
(A) any change or event that, individually or in the aggregate, has had or would reasonably be expected to have a Business Material Adverse Effect; or (B) prior to the date hereof, any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to the equity interests of any Acquired Subsidiary or any Joint Venture, other than to another wholly owned Acquired Subsidiary. Since January 1, 2002, there has been no material change by Sellers, the Acquired Subsidiaries or the Joint Ventures in accounting principles or methods materially affecting the Business, except insofar as may have been required by a change in GAAP, SAP or applicable Law.

          Section 4.14 Real Property.

          (a) Section 4.14(a) of the Sellers Disclosure Letter sets forth a true and complete list of each material parcel of Owned Real Property.

          (b) Section 4.14(b) of the Sellers Disclosure Letter sets forth a true and complete list of all material Leased Real Property. Within thirty (30) days from the date hereof, true, correct and complete copies of the Leases in Sellers' possession and control will be provided to Purchaser or its representatives. All of the Leases are in full force and effect and no (i) Acquired Subsidiary is in default (or has taken or failed to take any action which with notice, the passage of time, or both, would constitute a default) under the terms of any Lease and no Acquired Subsidiary has received notice of default under any Lease which has not been cured within applicable grace periods and (ii) landlord is in default under any Lease.

          (c) Except as set forth in Section 4.14(c) of the Sellers Disclosure Letter, one or more Acquired Subsidiaries hold good and valid title to each parcel of Owned Real Property in fee simple absolute, free and clear of all Liens, except for Permitted Liens, and is in exclusive possession thereof.

          (d) Except as set forth in Section 4.14(d) of the Sellers Disclosure Letter, there are no condemnation proceedings or eminent domain proceedings of any kind pending or, to the Knowledge of Sellers, threatened with respect to any portion of the Real Property.

          (e) Section 4.14(b) of the Sellers Disclosure Letter includes all Leases for premises of 20,000 rentable square feet or more.

          (f) The consent of the landlord or any other Person to the transactions contemplated under the terms of this Agreement is not required by the terms of any Lease set forth in Section 4.14(b) of the Sellers Disclosure Letter (or if such consent is required, such consent may not be unreasonably withheld).

          Section 4.15 Permits. Except as set forth in Section 4.15 of the Sellers Disclosure Letter or as would not reasonably be expected to have, individually or in the aggregate, a Business Material Adverse Effect: (i) each Seller, Acquired Subsidiary and, to the Knowledge of Sellers, each of the Joint Ventures, possesses all Permits material to the conduct of its business, and all such Permits are valid and in full force and effect; (ii) no Seller or Acquired Subsidiary or, to the Knowledge of Sellers, Joint Venture is in default, and no condition exists that with notice or lapse of time or otherwise would constitute a default, under such Permit; (iii) no Acquired Subsidiary and no associated person of any Acquired Subsidiary is subject to a statutory disqualification that could be the basis for a suspension, revocation or limitation of any Permit, or is subject to disqualification under section 9(a) of the Investment Company Act of 1940, as amended (the "Investment Company Act"), in either case, except where appropriate exemptive orders have been obtained; and (iv) assuming that the Sellers Consents are filed or obtained, as the case may be, no such Permit shall be terminated or materially impaired or become terminable, in whole or in part, as a result of the transactions contemplated by this Agreement and the Related Agreements.

          Section 4.16 Certain Contracts.

          (a) Except as set forth in Section 4.16(a) of the Sellers Disclosure Letter, Sellers have made available true and complete copies of each of the following contracts of the Acquired Subsidiaries (collectively, the "Applicable Contracts"): (i) any material agreement for the incurrence of indebtedness by any Acquired Subsidiary, other than agreements with Affiliates which are to be terminated pursuant to Section 6.10(b); (ii) any non-competition agreement (other than any Permit granted by any Governmental Authority) which limits in any material respect the manner in which, or the localities in which, the Business, or following the consummation of the transactions contemplated by this Agreement and the Related Agreements, Purchaser's businesses, is or would be conducted; (iii) any material joint venture, including the Joint Venture Agreements, or partnership agreement, other than in respect of joint ventures or similar investments held in an investment portfolio; (iv) any collective bargaining agreement; (v) any Contract providing for the indemnification by any of the Acquired Subsidiaries of any special purpose vehicle or other financing entity, including off balance sheet entities; (vi) any contract providing for future payments that are conditioned on, in whole or in part, or that cause an event of default as a result of, a change of control or similar event; (vii) any Contract containing any restrictions on acquisitions of the equity of the counterparties thereto; (viii) any agency, broker, selling, marketing or similar Contract involving payments in 2004 in excess of five million dollars ($5,000,000), other than distribution arrangements to which the International Insurance Companies or the Joint Ventures, on the one hand, and other Affiliates of Sellers, on the other hand, are parties; (ix) the forms of any Insurance Contract used in the United States containing rate guarantees, rate caps or rate escalators; (x) any agreement to which any Acquired Subsidiary is a party granting or obtaining any right to use or practice any rights under any material Intellectual Property (other than licenses for off-the-shelf standard commercially available commercial software), all material information technology service agreements, material service agreements that involve Intellectual Property and all material outsourcing agreements; (xi) any agreements set forth in Section 1.1(e) of the Sellers Disclosure Letter and (xii) other Contracts not listed above granting material exclusive rights. Except as would not, individually or in the aggregate, reasonably be expected to result in a Business Material Adverse Effect, each Applicable Contract, is the legal, valid and binding obligation of an Acquired Subsidiary that is a party thereto and, to the Knowledge of Sellers, of each other party thereto, enforceable in accordance with its terms subject to bankruptcy, receivership, insolvency, reorganization, moratorium, fraudulent transfer and other Laws relating to or affecting the rights of creditors in general and by legal and equitable limitations on the enforceability of specific remedies. Except as set forth in Section 4.16(a)(i) of the Sellers Disclosure Letter or as would not, individually or in the aggregate, reasonably be expected to have a Business Material Adverse Effect, neither any Seller nor any Acquired Subsidiary that is a party thereto nor, to the Knowledge of Sellers, any other party, is in violation or default of any term of any such Applicable Contract and no condition or event exists which with the giving of notice or the passage of time, or both would constitute a violation or default by a Seller or any Acquired Subsidiary, as the case may be, or any other party thereto or permit the termination, modification, cancellation or acceleration of performance of the obligations of a Seller or any Acquired Subsidiary, as the case may be, or any other party to the Applicable Contract.

          (b) To the extent required by Law, (i) except as set forth in Section 4.16(b)(i) of the Sellers Disclosure Letter, all Insurance Contracts in force and effect as of the date hereof are in compliance with applicable Law in all material respects on forms approved by insurance regulatory authorities of the jurisdiction in which they were issued or on forms which have been filed with and not objected to by such authorities within the period provided for objection, and (ii) in all material respects, any premium rates and reinsurance agreements with respect to such Insurance Contracts required to be filed with or approved by such applicable insurance regulatory authorities have been so filed or approved.

          Section 4.17 Intellectual Property.

          (a) Section 4.17(a) of the Sellers Disclosure Letter sets forth, as of the date hereof, a complete list of all Owned Intellectual Property that is the subject of an application or registration.

          (b) Except as would not reasonably be expected to have a Business Material Adverse Effect, an Acquired Subsidiary owns all Owned Intellectual Property and has a valid right to use all Licensed Intellectual Property, free and clear of all Liens, other than Permitted Liens.

          (c) Except as set forth in Section 4.17(c) of the Sellers Disclosure Letter, (i) there is no litigation pending or, to the Knowledge of Sellers, threatened against any Seller or Acquired Subsidiary that involves a claim (A) alleging that the operation of the Business infringes, misappropriates, dilutes or otherwise violates a third party's Intellectual Property rights, or (B) challenging the ownership, use, validity, enforceability or registrability of any Acquired Intellectual Property and (ii) there is no basis for a claim of infringement, misappropriation, dilution or other violation of a third party's Intellectual Property rights, whether the claim has been asserted or is unasserted, regarding any of the Owned Intellectual Property and, to the Knowledge of Sellers, there is no basis for a claim of infringement, misappropriation, dilution or other violation of a third party's Intellectual Property rights, whether the claim has been asserted or is unasserted, regarding any of the Licensed Intellectual Property.

          (d) Except as set forth in Section 4.17(d) of the Sellers Disclosure Letter, no Seller or Affiliate has brought or, to the Knowledge of Sellers, threatened a claim against any third party (A) alleging infringement, misappropriation, dilution or other violation of (i) any material Owned Intellectual Property, or (ii) except as would not reasonably be expected to have a Business Material Adverse Effect on any non-material Owned Intellectual Property, or (B) challenging any such third party's ownership or use of, or the validity, enforceability or registrability of, such third party's Intellectual Property, and, to the Knowledge of Sellers, there is no basis for a claim regarding any of the foregoing.

          (e) Except as would not reasonably be expected to have a Business Material Adverse Effect, to the Knowledge of Sellers, no Acquired Subsidiary is in material breach of any agreement for the provision or use of Licensed Intellectual Property.

          (f) Each Acquired Subsidiary has established and maintains a commercially reasonable security program, and is in substantial compliance with such program.

          (g) Each Acquired Subsidiary utilizes commercially available anti-virus software in accordance with industry standards.

          Section 4.18 Taxes. Any representations with respect to the Joint Ventures in this Section 4.18 are made to the actual knowledge of the Tax Personnel. Except as set forth in Section 4.18 of the Sellers Disclosure Letter:

          (a) (i) All material Tax Returns required to have been filed by, or with respect to any of the Acquired Subsidiaries and the Joint Ventures have been filed on a timely basis in the manner prescribed by Law and (ii) all material Taxes shown to be due on such Tax Returns or otherwise due have been paid. All such Tax Returns were and continue to be correct and complete, except where the failure of such Tax Returns to be correct and complete is not material and with respect to any taxable period for which such Tax Returns have not yet been filed, or for which Taxes are not yet due or owing, the Acquired Subsidiaries and Joint Ventures have made due and sufficient current accruals for any such material Taxes on the December 31 Balance

Sheet in accordance with the generally accepted accounting principles which are used in the applicable jurisdiction of each such applicable Acquired Subsidiary and Joint Venture.

          (b) (i) No written notice has been received of any material deficiencies for Taxes claimed, proposed or assessed by any Governmental Authority with respect to the Acquired Subsidiaries or the Joint Ventures for which Sellers or any of their Affiliates may have any liability; (ii) there are no pending, current or, proposed in writing audits, suits, proceedings, investigations, claims or administrative proceedings for or relating to any liability in respect of any such Taxes; and (iii) no Closing Agreement pursuant to section 7121 of the Code (or any similar provision of state, local or foreign
Law) has been entered into by or with respect to any of the Acquired Subsidiaries or the Joint Ventures.

          (c) The Acquired Subsidiaries and Joint Ventures have complied in all material respects with all applicable Law relating to the payment and withholding of Taxes and each of them has withheld and paid all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any Employee, independent contractor, creditor, stockholder, foreign person, or other third party.

          (d) There are no proposed reassessments of any property owned by the Acquired Subsidiaries or Joint Ventures or any other proposals with respect to an assessment of any such property that could increase the amount of any material Tax to which the Acquired Subsidiaries or Joint Ventures could be subject to after the Closing Date.

          (e) There are no material Liens for Taxes upon the assets or properties of the Acquired Subsidiaries or the Joint Ventures except for statutory Liens for Taxes not yet due. There are no outstanding waivers or comparable consents regarding the application of the statute of limitations with respect to any Taxes or Tax Returns of the Acquired Subsidiaries or the Joint Ventures. None of the Acquired Subsidiaries or Joint Ventures has requested an extension of time within which to file any Tax Return in respect of any taxable period for which such Tax Return has not since been filed.

          (f) Since the date of the December 31 Balance Sheet, none of the Acquired Subsidiaries or Joint Ventures has incurred any material liability for Taxes other than in the ordinary course of business or as a result of the Elections under section 338(h)(10) of the Code.

          (g) Each Acquired Subsidiary or Joint Venture that is a partnership or limited liability company has been treated by Parent and its Affiliates as a partnership or disregarded entity for United States federal income tax purposes since its formation.

          (h) The federal income Tax Returns of the Acquired Domestic Subsidiaries and Joint Ventures for all tax years through 1998 (i) have been examined and the tax years closed by the Internal Revenue Service or (ii) the statute of limitations with respect to all such Tax Returns has expired.

          (i) Sellers (and to the extent necessary Parent) are eligible to join with Purchaser in making the election provided for by section 338(h)(10) of the Code and the Treasury Regulations promulgated thereunder with respect to each of the Acquired Domestic Subsidiaries that is treated as a corporation for United States federal income tax purposes.

          (j) To the actual knowledge of the Tax Personnel, no written claim has ever been made by a Governmental Authority in a jurisdiction where an Acquired Subsidiary or Joint Venture does not file Tax Returns that such Acquired Subsidiary or Joint Venture is or may be subject to taxation by that jurisdiction and to the actual knowledge of the Tax Personnel there is no basis for any such jurisdiction to assert that any Acquired Subsidiaries or Joint Ventures are or may be subject to taxation in such jurisdiction.

          (k) Except as required by applicable Law, since December 31, 2004, none of the Acquired Subsidiaries or Joint Ventures has: (A) made or changed any election or method of accounting concerning any material Taxes, (B) filed any amended Tax Return, (C) settled any Tax Claim or assessment or (D) surrendered any right to claim a refund of any Taxes, in each case, to the extent such action would materially affect the Taxes or any Tax Benefit of such Acquired Subsidiary or Joint Venture following the Closing Date.

          (l) There are no Tax Rulings, requests for Tax Rulings, or Closing Agreements relating to the Acquired Subsidiaries, Joint Ventures, or Parent's United States federal income tax consolidated group which could have a material adverse effect on Purchaser (or any Affiliate thereof including the Acquired Subsidiaries') liability for Taxes for any period (or portion thereof) commencing after the Closing Date.

          (m) None of the Acquired Subsidiaries or Joint Ventures, as a result of any agreement with a Governmental Authority, will be required to include any material item of income in, or exclude any material Tax credit or item of deduction from, any taxable period beginning on or after the Closing Date.

          (n) No indebtedness of the Acquired Subsidiaries is "corporate acquisition indebtedness" within the meaning of section 279(b) of the Code.

          (o) To the actual knowledge of the Tax Personnel, none of the assets or liabilities of any of the Acquired Subsidiaries or Joint Ventures is a debt obligation that (A) is a "registration-required obligation" as defined in section 163(f)(2) of the Code; (B) is an "applicable high yield discount obligation" as defined in section 163(i)(1) of the Code; or (C) is a "disqualified debt instrument" as defined in section 163(b)(2) of the Code.

          (p) To the actual knowledge of the Tax Personnel, none of the Acquired Subsidiaries or Joint Ventures has engaged in a trade or business, had a permanent establishment (within the meaning of an applicable tax treaty or local
Law) or has otherwise become subject to Tax in a jurisdiction other than the country of its formation, and none of the Acquired Domestic Subsidiaries has foreign branches.

          (q) Tax reserves have been computed and maintained in the manner required under sections 807, 832, 954 and 846 of the Code.

          (r) Each Insurance Company that issues, assumes, has modified, exchanged, administers, markets or sells Life Insurance Contracts satisfies the definition of a "life insurance company" for purposes of the Code and all reinsurance contracts entered into by such life insurance companies are insurance contracts for U.S. federal income tax purposes.

          (s) To the actual knowledge of the Tax Personnel, the Acquired Subsidiaries or Joint Ventures will not have as of the Closing Date any material liability for Taxes of any other Person (i) as a transferee or successor, (ii) by operation of applicable Law or (iii) otherwise.

          (t) No power of attorney currently in force has been granted with respect to any matter relating to the Taxes of the Acquired Subsidiaries or the Joint Ventures, which will be in force for any taxable period beginning after the Closing Date.

          (u) To the actual knowledge of Richard N. Bush, none of the Acquired Subsidiaries or Joint Ventures nor any Sellers with respect to any of the Acquired Subsidiaries have participated, within the meaning of Treasury Regulation Section 1.6011-4(c), or have been a "material advisor" or "promoter" (as those terms are defined in section 6111 and 6112 of the Code and the Treasury Regulations promulgated thereunder) in (i) any "reportable transaction" within the meaning of section 6011 of the Code and the Treasury Regulations promulgated thereunder other than any "reportable transaction" with respect to the Acquired Subsidiaries, the Joint Ventures or Sellers that will be reported on the United States consolidated federal income Tax Return of Parent for the taxable years ending on December 31, 2004 and December 31, 2005, (ii) any "confidential corporate tax shelter" within the meaning of section 6111 of the Code and the Treasury Regulations promulgated thereunder, or (iii) any "potentially abusive tax shelter" within the meaning of section 6112 of the Code and the Treasury Regulations promulgated thereunder.

          (v) None of the Acquired Subsidiaries is (i) obligated to make any payments, or (ii) a party to any agreement, contract or arrangement that under certain circumstances could obligate it to make any payments that could result, separately or in the aggregate, in the payment of any payments that are subject to section 280G of the Code solely as a result of the transactions contemplated by this Agreement.

          (w) To the actual knowledge of the Tax Personnel, no Partnership has in effect a valid election pursuant to section 754 of the Code, which election will remain in effect for the taxable year of such Partnership in which the transactions contemplated by this Agreement occur.

          (x) To the actual knowledge of the Tax Personnel, for federal income tax purposes, none of the allocations of income, gain, loss or deductions in respect of any Partnership for the respective Partnership taxable years in which the transactions contemplated by this Agreement occur (or prior taxable years) are (or were) required to be determined under section 704(c) of the Code or the principles thereof.

          (y) To the actual knowledge of the Tax Personnel, none of the transactions contemplated in this Agreement will cause a termination of any Partnership pursuant to section 708(b) of the Code and the Treasury Regulations promulgated thereunder.

          Section 4.19 Affiliate Transactions.  Except (i) as set forth in
Section 4.19(i) of the Sellers Disclosure Letter, (ii) for transactions which are on customary third party terms, (iii) for services, products or matters which are to be continued or provided by the Related

Agreements or (iv) where the transaction in question will be terminated pursuant to Section 6.10(b) on or prior to the Closing Date, there are no outstanding amounts payable to, or receivable from, or advances by Sellers or any of their Subsidiaries (other than an Acquired Subsidiary) to, and neither Sellers nor any of their Subsidiaries is otherwise a creditor or debtor to any of the Acquired Subsidiaries or the Joint Ventures, and no Seller nor any Subsidiary of any Seller (other than an Acquired Subsidiary) is a party to any transaction or agreement with any of the Acquired Subsidiaries or the Joint Ventures.

          Section 4.20 Regulatory Filings.

          (a) TIC has filed with, or furnished to, the SEC all required TIC SEC Documents. As of their respective dates, the TIC SEC Documents complied in all material respects with the requirements of the Securities Act or the Securities Exchange Act of 1934, as amended (the "Exchange Act") or the Investment Company Act, as the case may be, applicable to such TIC SEC Documents, and none of the TIC SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, unless such information contained in any TIC SEC Document has been corrected by a later-filed TIC SEC Document. The financial statements of TIC and any of its separate accounts included in the TIC SEC Documents comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP (except, in the case of unaudited statements, as permitted by Form 10-Q) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present in all material respects the financial position of TIC and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to the absence of footnote disclosure and to normal and recurring year-end audit adjustments).

          (b) TLAC has filed with, or furnished to, the SEC all required TLAC SEC Documents. As of their respective dates, the required TLAC SEC Documents complied in all material respects with the requirements of the Securities Act, the Exchange Act or the Investment Company Act, and related regulations, as the case may be, applicable to such TLAC SEC Documents, and none of the TLAC SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, unless such information contained in any TLAC SEC Document has been corrected by a later-filed TLAC SEC Document. The financial statements of TLAC and any of its separate accounts included in the TLAC SEC Documents comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP (except, in the case of unaudited statements, as permitted by Form 10-Q) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present in all material respects the financial position of TLAC and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to the absence of footnote disclosure and to normal and recurring year-end audit adjustments).

          (c) Except as set forth in Section 4.20(c) of the Sellers Disclosure Letter and except for filings with the SEC which are the subject of Section 4.20(a) and (b), all reports, statements, documents, registrations, filings or submissions required to be filed by any Acquired Subsidiary or any Joint Venture with any Governmental Authority (the "Other Reports"), have been filed, except where the failure to make such filings would not, individually or in the aggregate, reasonably be expected to have a Business Material Adverse Effect, and the Acquired Subsidiaries and the Joint Ventures have timely paid all material fees due and payable in connection therewith. Except as set forth in
Section 4.20(c) of the Sellers Disclosure Letter, all the Other Reports were true and complete in all material respects, and were in compliance with Law when filed or as amended or supplemented, and no deficiencies have been asserted in writing by any such Governmental Authority with respect to any Other Report that have not been remedied, except for any non-compliance or deficiencies which would not, individually or in the aggregate, reasonably be expected to have a Business Material Adverse Effect.

          Section 4.21 Reinsurance. Section 4.21 of the Sellers Disclosure Letter sets forth a true and complete list as of the date of this Agreement of each material (i) reinsurance agreement (ceded or assumed) currently in force and effect to which any of the Acquired Subsidiaries or any of the Joint Ventures is a party (the "In-force Reinsurance Agreements"), (ii) reinsurance agreement (ceded or assumed) with respect to previously issued business to which any of the Acquired Subsidiaries or any of the Joint Ventures is a party and
(iii) reinsurance trust agreement or letter of credit required under SAP to claim credit in the Domestic SAP Financial Information for any agreement described in clause (i) above. Except as would not, individually or in the aggregate, reasonably be expected to result in a Business Material Adverse Effect, each In-force Reinsurance Agreement is the legal, valid and binding obligation of an Acquired Subsidiary that is a party thereto and, to the Knowledge of Sellers, of each other party thereto, enforceable in accordance with its terms subject to bankruptcy, receivership, insolvency, reorganization, moratorium, fraudulent transfer and other Laws relating to or affecting the rights of creditors in general and by legal and equitable limitations on the enforceability of specific remedies. The GMDB Reinsurance Agreement does not contain any provisions providing that CGLIC may terminate such agreement by reason of the transactions contemplated by this Agreement.

          Section 4.22 Portfolio Investments. All investments included in the investment portfolios of each of the Insurance Companies as of the date of this Agreement comply with all Laws applicable to the Insurance Companies, except as would not reasonably be expected to have a Business Material Adverse Effect. Except as set forth in Section 4.22 of the Sellers Disclosure Letter, as of December 31, 2004, none of the material investments included in the investment portfolios of the Insurance Companies is in material default in the payment of principal or interest or dividends.

          Section 4.23 Acquisition of Shares for Investment. Sellers are acquiring the shares comprising the Stock Consideration for investment and not with a view toward sale in connection with any distribution thereof in violation of the Securities Act. Parent hereby acknowledges and agrees that the shares comprising the Stock Consideration may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of without registration under the Securities Act, except pursuant to an exemption from such registration available under such Act, and without compliance with state and foreign securities Laws, in each case, to the extent applicable.

          Section 4.24 Environmental Matters.  Except as set forth in Section
4.24 of the Sellers Disclosure Letter: (i) each Acquired Subsidiary has operated the Business in compliance in all material respects with all applicable material Environmental Laws and Permits required thereunder; (ii) there are no present events, conditions or circumstances associated with the Business that would reasonably be expected to result in any action or claim against the Acquired Subsidiaries under applicable Environmental Laws that would reasonably be expected to have a Business Material Adverse Effect, nor has any Acquired Subsidiary or any Seller received any notice that any Owned Real Property or Leased Real Property is in violation of any Environmental Laws or that such Acquired Subsidiary is responsible (or potentially responsible) for the investigation, cleanup, monitoring or other remediation of any Hazardous Materials on, at or under any Owned Real Property or Leased Real Property that would reasonably be expected to have a Business Material Adverse Effect; and
(iii) each Acquired Subsidiary has not assumed or retained, contractually or by operation of law, any liability under Environmental Laws or related to Hazardous Materials that would reasonably be expected to have a Business Material Adverse Effect.

          Section 4.25 Brokers. No broker, investment banker, financial advisor or other Person is entitled to any broker's, finder's, financial advisor's or similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Sellers, except those for which Sellers will be solely responsible.

          Section 4.26 Registered Management Investment Companies.

          (a) Section 4.26(a) of the Sellers Disclosure Letter contains a list, as of the date hereof, of all of the investment companies registered under the Investment Company Act for which any Acquired Subsidiary acts as investment adviser or sub-adviser, together with any such investment company for which any Acquired Subsidiary acts as an investment adviser between the date hereof and the Closing (the "Funds") and each pooled investment vehicle, (other than the Funds) for which any Acquired Subsidiary acts as investment adviser, administrator, sub-adviser, commodity pool operator or commodity trading adviser, or for which it acts as a general partner or managing member, together with any such vehicle (other than a fund) for which an Acquired Subsidiary acts in such capacity between the date hereof and the Closing (the "Investment Pools"). Each Fund is, and at all times as required under the Investment Company Act, has been, duly registered with the SEC as an investment company under the Investment Company Act. Each Investment Pool is not an "investment company" within the meaning of, or is otherwise exempt from registration under, the Investment Company Act.

          (b) Except as set forth in Section 4.26(b) of the Sellers Disclosure Letter, each of the Funds has at all times as required under the Securities Act and any other applicable securities or blue sky Laws, duly registered all securities of which it is the issuer under the Securities Act and such other Laws, and each Investment Pool has offered and sold its securities pursuant to an applicable exemption from the registration requirements of the Securities Act and has duly registered or qualified its securities in accordance with, or has offered and sold such securities pursuant to an available exemption under, all applicable securities or blue sky Laws of any jurisdiction, except for such failure as would not, individually or in the aggregate, reasonably be expected to have a Business Material Adverse Effect. Each of the Funds has duly filed all registration statements, prospectuses, financial statements and any other documents required to be filed with applicable Governmental Authorities or delivered to Fund shareholders ("Fund Filings"), and any amendments thereto, in accordance with applicable Laws, except for instances of noncompliance which would not, individually or in the aggregate, have a Business Material Adverse Effect. None of the Fund Filings filed or used since January 1, 2002 contained, or will contain, any untrue statement of material fact or omitted to state any material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were or are made, not misleading. Except as set forth in Section 4.26(b) of the Sellers Disclosure Letter, each of the financial statements contained in or incorporated by reference into the Fund Filings comply in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP applied on a consistent basis during the periods involved and fairly presents in all material respects the financial position of the entity or entities to which it relates as of its date, except in each case as may be noted therein, subject to normal year end audit adjustments in the case of unaudited statements.

          (c) Each of the Funds is governed by a board of directors or trustees or, in the case of Funds that are managed separate accounts, a board of managers (each, a "Fund Board") at least 75% of whose members are not "interested persons" (as defined in the Investment Company Act) of the investment adviser to such Fund.

          (d) Each Fund, other than the Funds that are managed separate accounts, has elected to qualify and, for all taxable years with respect to which the applicable statute of limitations (including any extensions) has not expired, has continuously qualified to be treated as a "regulated investment company" under Subchapter M of the Code (a "RIC") and has continuously been eligible to compute, and has for each such taxable year computed, its federal income tax under section 852 of the Code. Each such Fund has timely filed in the manner prescribed by Law all material Tax Returns required to have been filed by, or with respect to, any Fund.

          (e) (i) Each contract or agreement pursuant to which an Acquired Subsidiary renders investment advisory or management services, administration, transfer agency, pricing and book-keeping or distribution services to any Fund, Investment Pool or non-Fund client (each, an "Investment Contract") and any subsequent renewal has been duly authorized, executed and delivered by an Acquired Subsidiary and, if applicable, each Fund, or Investment Pool party thereto in accordance with applicable Law, is when executed a valid and binding obligation of each party thereto that is an Acquired Subsidiary, Fund or Investment Pool, and currently is, or will be, as applicable, in full force and effect with respect to such parties; and (ii) to the Knowledge of Sellers, each party to each such agreement is in compliance therewith, and no event has occurred or condition exists that with notice or the passage of time or both would constitute such a default, except in the case of each of clauses (i) and
(ii) above, for such exceptions as would not, individually or in the aggregate, reasonably be expected to have a Business Material Adverse Effect.

          (f) The accounts of each investment advisory client (other than a Fund) that is subject to ERISA that are managed by an Acquired Subsidiary have been managed by an Acquired Subsidiary in compliance with all the applicable requirements of ERISA, except (i) as set forth in Section 4.26(f) of the Sellers Disclosure Letter or (ii) for any failure that would not, individually or in the aggregate, reasonably be expected to have a Business Material Adverse Effect.

          (g) Other than information or statements provided by Purchaser or its Affiliates in connection with the Sellers Consents, each of (i) the proxy solicitation materials to be distributed to the shareholders of each Fund and
(ii) the materials provided to the Fund Boards in connection with the Sellers Consents will be complete in all material respects and will not contain (at the time such materials or information is distributed, filed or provided, as the case may be) any statement which, at the time and in light of the circumstances under which it is made, is false or misleading with respect to any material fact, and will not omit to state any material fact necessary in order to make the statements therein not false or misleading or (with respect to information included in proxy statements) necessary to correct any statement or any earlier communication with respect to the solicitation of a proxy for the same meeting or subject matter which has become false or misleading.

          Section 4.27 Insurance. The Acquired Subsidiaries, the Joint Ventures and, with respect to the Business, Sellers, maintain insurance policies and performance bonds on their respective properties and assets, and with respect to their employees and operations, with reputable insurance carriers, and such insurance policies provide reasonable coverage for risk incident to the Business and the respective properties and assets of the Acquired Subsidiaries and the Joint Ventures and are in character and amounts comparable to that carried by Persons engaged in similar businesses in similar jurisdictions and subject to the same or similar perils or hazards, as part of organizations of comparable size. To the Knowledge of Sellers, Sellers, the Acquired Subsidiaries and the Joint Ventures are not in default under any such insurance policies and have paid all premiums owed thereunder, and, except as would not be reasonably expected to result in a Business Material Adverse Effect, since January 1, 2002, no claims for coverage thereunder have been denied.

          Section 4.28 Bank Holding Company Act. All of the activities of the Acquired Subsidiaries are financial in nature within the meaning of the Bank Holding Company Act of 1956, as amended (the "Bank Holding Company Act").

          Section 4.29 No Parent Stockholder Vote Required. No vote or other action of the stockholders of Parent is required pursuant to any Requirement of Law, the organizational documents of Parent or otherwise in order for Parent to consummate the transactions contemplated by this Agreement and the Related Agreements.

          Section 4.30 Property and Casualty Business. No Domestic Insurance Company has any PC Liabilities other than those subject to one hundred percent (100%) reinsurance by TIN and indemnification by TPC. Parent has prior to the date hereof provided Purchaser with true and correct copies of all agreements pursuant to which the Accident Department of TIC reinsured all of its PC Liabilities for workers' compensation policies to TIN. Such agreements are valid and binding and in full force and effect. Neither TIC nor, to the

Knowledge of Sellers, TIN is, or is claimed to be, in breach of any such agreements. There are no provisions in such agreements or any other agreement or understanding, written or oral, that would permit TIN to cancel, commute or terminate such reinsurance without the prior consent of TIC.

                                   ARTICLE V
                   REPRESENTATIONS AND WARRANTIES OF PURCHASER

          Except as set forth in the specific section in the Purchaser Disclosure Letter to which such exception or information relates and subject to
Section 11.14(b), Purchaser hereby represents and warrants to Sellers as set forth below.

          Section 5.1 Organization and Good Standing. Each of Purchaser and each of its Significant Subsidiaries (as defined in Regulation S-X) is a legal entity duly organized, validly existing and (where applicable) in good standing under the Laws of its jurisdiction of organization and has all requisite corporate power and authority to own, operate and lease its assets and, as applicable, the Transferred Shares and to carry on its business and, as applicable, the Business, each as currently conducted, and, as of the Closing Date, will be duly qualified to do business and will be in good standing (where applicable) as a foreign corporation in each jurisdiction where the ownership, leasing or operation of the Transferred Shares or the conduct of the Business requires such qualification, except for those jurisdictions where the failure to be so qualified or to be in good standing would not, individually or in the aggregate, reasonably be expected to have a Purchaser Material Adverse Effect.

          Section 5.2 Capital Structure. As of December 31, 2004, the authorized capital stock of Purchaser consists of 3,000,000,000 shares of Purchaser Common Stock and 10,000,000 shares of preferred stock, par value $.01 per share (the "Purchaser Preferred Stock"). At the close of business on January 19, 2005, (i) 786,766,664 shares of Purchaser Common Stock were issued and outstanding, (ii) 52,909,655 shares of Purchaser Common Stock were held by Purchaser in its treasury, (iii) 36,218,214 shares of Purchaser Common Stock were reserved for issuance (including shares underlying outstanding stock options and shares available for future grant) pursuant to the incentive plans listed in Section 5.2 of the Purchaser Disclosure Letter and (iv) no shares of Purchaser Preferred Stock were issued and outstanding. Except as set forth above in this Section 5.2 or in Section 5.2 of the Purchaser Disclosure Letter, at the close of business on January 19, 2005, no (x) shares of capital stock or other voting securities of Purchaser were issued, reserved for issuance or outstanding and (y) agreements regarding the rights of holders of capital stock of Purchaser, including voting or registration rights, are in effect. All shares of Purchaser Common Stock to be issued in accordance with this Agreement will be, when issued, duly authorized, validly issued, fully paid and non-assessable, free and clear of all Liens, except for Liens imposed by Sellers, their Affiliates or their creditors.

          Section 5.3 Authorization; Binding Obligations. Purchaser has all necessary corporate power and authority to make, execute and deliver this Agreement and the Related Agreements and to perform all of the obligations to be performed by it hereunder and thereunder. The making, execution, delivery and performance by Purchaser of this Agreement and the Related Agreements and the consummation by Purchaser of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action on the part of Purchaser. This Agreement has been, and, as of the Closing Date, the Related Agreements will be, duly and validly executed and delivered by Purchaser, and assuming the due authorization, execution and delivery by Sellers that are party thereto, each of this Agreement and the Related Agreements will constitute the valid, legal and binding obligation of Purchaser, enforceable against it in accordance with its terms, except as may be subject to applicable bankruptcy, insolvency, moratorium or other similar Laws, now or hereafter in effect, relating to or affecting the rights of creditors generally and by legal and equitable limitations on the enforceability of specific remedies.

          Section 5.4 No Conflicts. Assuming the Purchaser Consents are obtained, neither the execution and delivery of this Agreement or the Related Agreements by Purchaser, nor the consummation by Purchaser of the transactions contemplated hereby or thereby, will violate, conflict with, result in the breach of, constitute a default under, be prohibited by, require any additional approval under or accelerate the performance provided by any (x) terms, conditions or provisions of Purchaser's organizational documents or by-laws, (y) contract or (z) Requirements of Law applicable to Purchaser, other than, in the case of clauses (y) and (z), any such violation, conflict, breach, default, prohibition, approval or acceleration that would not reasonably be expected to have a Purchaser Material Adverse Effect. There are no restrictions on Purchaser's ability to issue and deliver to Parent the Stock Consideration as provided in Section 2.2.

          Section 5.5 Approvals. There are no notices, reports or other filings required to be made by Purchaser with, or consents, registrations, approvals, permits or other authorizations required to be obtained by Purchaser or any of its Affiliates from, any Governmental Authority or other third party in order for Purchaser or any of its Affiliates to execute or deliver this Agreement or the Related Agreements or to consummate the transactions contemplated hereby or thereby (collectively, the "Purchaser Consents"), except (i) as set forth in
Section 5.5 of the Purchaser Disclosure Letter or (ii) where the failure to make such notices, reports or other filings or the failure to obtain such consents, registrations, approvals, permits or other authorizations would not reasonably be expected to have a Purchaser Material Adverse Effect.

          Section 5.6 Litigation. Except as set forth in Section 5.6(a) of the Purchaser Disclosure Letter or ordinary course benefit claims arising under any Insurance Contract, as of the date hereof, there is no action, suit, proceeding, claim, arbitration or other litigation pending or any investigation by any Governmental Authority or to the Knowledge of Purchaser, any action, suit, proceeding, claim or other litigation or governmental investigation threatened, against Purchaser or any of its Affiliates that would reasonably be expected to have, individually or in the aggregate, a Purchaser Material Adverse Effect. Except as set forth in Section 5.6(b) of the Purchaser Disclosure Letter, there are no judgments, injunctions, writs, orders or decrees binding upon Purchaser or any of its Affiliates that would reasonably be expected to have a Purchaser Material Adverse Effect.

          Section 5.7 Compliance with Requirements of Law. Except as set forth in Section 5.7(a) of the Purchaser Disclosure Letter, Purchaser is in compliance in all material respects with all applicable Requirements of Law relating to, or materially affecting, its businesses. Except as set forth in Section 5.7(b) of the Purchaser Disclosure Letter or as would not reasonably be expected to have a Purchaser Material Adverse Effect, since January 31, 2000, Purchaser has not violated any Requirement of Law relating to its businesses, and has not received any written, or, to the Knowledge of Purchaser, oral, notice from (and otherwise does not have any Knowledge of) any Governmental Authority that alleges any noncompliance (or that Purchaser or any of its Affiliates is under any investigation by any such Governmental Authority for such alleged noncompliance) with any Requirement of Law relating to Purchaser's businesses, except as may be required under the Securities Act.

          Section 5.8 SEC Filings and Financial Statements.

          (a) Purchaser has filed with, or furnished to, the SEC all required Purchaser SEC Documents. As of their respective dates, the Purchaser SEC Documents complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, applicable to such Purchaser SEC Documents, and none of the Purchaser SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, unless such information contained in any Purchaser SEC Document has been corrected by a later-filed Purchaser SEC Document. The financial statements of Purchaser included in the Purchaser SEC Documents comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP (except, in the case of unaudited statements, as permitted by Form 10-Q) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present in all material respects the financial position of Purchaser and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to the absence of footnote disclosure and to normal and recurring year-end audit adjustments).

          (b) Except as set forth in Section 5.8(b) of the Purchaser Disclosure Letter and except for filings with the SEC which are the subject of Section 5.8(a), all reports, statements, documents, registrations, filings or submissions required to be filed by Purchaser or its Affiliates with any Governmental Authority (the "Other Purchaser Reports"), have been filed, except where the failure to make such filings would not, individually or in the aggregate, reasonably be expected to have a Purchaser Material Adverse Effect. Except as set forth in Section 5.8(b) of the Purchaser Disclosure Letter, all the Other Purchaser Reports were in compliance with Law when filed or as amended or supplemented, and no deficiencies have been asserted in writing by any such Governmental Authority with respect to any Other Purchaser Report that have not been remedied, except for any non-compliance or deficiencies which would not, individually or in the aggregate, reasonably be expected to have a Purchaser Material Adverse Effect.

          (c) Except as (i) set forth in the financial statements included in Purchaser's quarterly report on Form 10-Q filed prior to the date hereof for the nine months ended September 30, 2004 or (ii) incurred in the ordinary course of business since September 30, 2004, neither Purchaser nor any of its Subsidiaries has any liabilities that, individually or in the aggregate, have had or would reasonably be expected to have a Purchaser Material Adverse Effect.

          (d) Purchaser has made available to Parent true and complete copies of all annual and quarterly statements of Metropolitan Life Insurance Company as filed with the New York State Insurance Department (the "NYSID") as of and for the year ended December 31, 2003 and for each of the quarters ended March 31, 2004, June 30, 2004 and September 30, 2004, prepared in accordance with applicable SAP (collectively, the "Met SAP Financial Statements"). The Met SAP Financial Statements (i) are unaudited, (ii) have been prepared from the books and records of its businesses, (iii) are subject to Purchaser's internal accounting policies and procedures and (iv) have been prepared in all material respects in accordance with applicable SAP prescribed or permitted by the NYSID.

          (e) Financial Information. Purchaser makes the representation and warranty set forth in Section 5.8(e) of the Purchaser Disclosure Letter, which representation and warranty is incorporated herein by reference and shall be made as if set forth herein.

          Section 5.9 Financing. Purchaser will have at the Closing Date sufficient cash, available lines of credit or other sources of immediately available funds to enable it to pay the Cash Consideration as required by this Agreement.

          Section 5.10 Absence of Certain Changes. Since September 30, 2004, Purchaser has conducted its business only in the ordinary course of business; and there has not occurred any change or event that, individually or in the aggregate, has had a Purchaser Material Adverse Effect.

          Section 5.11 Acquisition of Transferred Shares for Investment. Purchaser is acquiring the Transferred Shares for investment and not with a view toward sale in connection with any distribution thereof in violation of the Securities Act. Purchaser hereby acknowledges and agrees that the Transferred Shares may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of without registration under the Securities Act, except pursuant to an exemption from such registration available under the Securities Act, and without compliance with state and foreign securities Laws, in each case, to the extent applicable.

          Section 5.12 No Purchaser Stockholder Vote Required. No vote or other action of the stockholders of Purchaser is required pursuant to any Requirement of Law, the organizational documents of Purchaser or otherwise in order for Purchaser to consummate the transactions contemplated by this Agreement and the Related Agreements.

          Section 5.13 Brokers. No broker, investment banker, financial advisor or other Person is entitled to any broker's, finder's, financial advisor's or similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Purchaser, except those for which Purchaser will be solely responsible.

                                   ARTICLE VI
                                    COVENANTS

          Section 6.1 Conduct of Business.

          (a) Except (i) for matters set forth in Section 6.1(a)(i) of the Sellers Disclosure Letter or Section 6.10(b)(ii) of the Sellers Disclosure Letter, (ii) for matters contemplated by Section 6.14 or as otherwise expressly contemplated hereby or (iii) with the prior written consent of Purchaser, from and after the date hereof and prior to and including the Closing Date, Parent hereby covenants and agrees that the Business shall be conducted in the ordinary course of business consistent with past practice. Prior to and including the Closing Date and except as otherwise specifically contemplated by this Agreement or specifically consented to by Purchaser in writing, including email transmission, Parent shall cause each of the Acquired Subsidiaries to (i) maintain insurance coverages (to the extent available on commercially reasonable terms) and maintain its books, accounts and records in the usual manner on a basis consistent with past practice, with such changes therefrom as may be required by changes in accounting rules to which such Acquired Subsidiary is subject; (ii) maintain and keep its properties and equipment in good repair, working order and condition; (iii) preserve and maintain the Permits of the Insurance Companies necessary for the conduct of the Business as currently conducted; and (iv) use reasonable efforts to maintain and preserve its business organization, retain the services of its present officers and employees (provided that the foregoing shall not require Sellers to expend any money) and maintain its relationships with its agents, producers, policyholders, suppliers and customers.

          (b) Without limiting the provisions of Section 6.1(a), Parent hereby covenants and agrees that, except (i) as set forth in Section 6.1(b)(i) of the Sellers Disclosure Letter or Section 6.10(b)(ii) of the Sellers Disclosure Letter, (ii) for matters contemplated by Section 6.14 or as otherwise expressly contemplated hereby or (iii) with the prior written consent of Purchaser, from and after the date hereof and prior to and including the Closing Date, none of Sellers (with respect to the Business) nor the Acquired Subsidiaries, as applicable, will:

               (i) amend the articles of incorporation or bylaws or similar organizational documents of any of the Acquired Subsidiaries;

               (ii) authorize, issue or sell, or agree to authorize, issue or sell, any additional shares or other equity or ownership interests, or grant, confer or award any options, warrants or rights to acquire any shares, including securities convertible or exchangeable for shares or other equity or ownership interests, of any Acquired Subsidiary, or take or agree to take any of the foregoing actions as a partner in a Joint Venture with respect to any Seller's equity interests in such Joint Venture;

               (iii) enter into any contract relating to the Business, in each case, other than (A) such contracts that are entered into in the ordinary course of business consistent with past practice (including guaranteed investment contracts and funding agreements and investments made pursuant to Section 6.1(b)(xvi); provided that such guaranteed investment contracts and funding agreements do not have put provisions that would permit the acceleration of the stated maturity thereof upon a change of control or ratings downgrade; and (B) any such contract not entered into in the ordinary course of business consistent with past practice and pursuant to which any Seller or any Acquired Subsidiary receives, or is reasonably expected to receive, payments, or makes, or is reasonably expected to make, payments, of less than fifteen million dollars ($15,000,000) for all contracts outside the ordinary course of business in the aggregate per calendar year;

               (iv) modify, amend or terminate any of the Applicable Contracts, except in the ordinary course of business consistent with past practice;

               (v) (A) incur or assume any indebtedness for borrowed money (including surplus notes or capital notes), (B) guarantee any indebtedness of another, (C) make any loans or advances of borrowed money or capital contributions to, or equity investments in, any other Person, other than indebtedness, guarantees, loans, advances, contributions and (1) investments pursuant to Section 6.1(b)(xvi) or (2) loans or borrowings under currently available lines of credit or (D) create or assume any other liability or obligation material to any Acquired Subsidiary, other than in the ordinary course of business, or grant or create any Lien on any of its assets, other than Permitted Liens and other Liens in the ordinary course of business; it being hereby understood that the foregoing clauses shall apply only to the Acquired Subsidiaries;

               (vi) except as required by Law and except with respect to the retention agreements contemplated by Section 6.15(k), (A) adopt or amend a Sellers Benefit Plan (or any plan that would be a Sellers Benefit Plan if adopted) that would increase the liability of any Acquired Subsidiary (unless such adoption or amendment applies generally to all employees of Sellers), (B) enter into, adopt, extend, renew or amend any (1) collective bargaining agreement (except in the ordinary course of business consistent with past practice after consultation with Purchaser) or (2) employment agreement, in each case, that would increase the liability of any Acquired Subsidiary, (C) employ, or offer to employ, any individual at any of the Acquired Subsidiaries, except in the ordinary course of business consistent with past practice, (D) transfer any employee or service provider (x) to an Acquired Subsidiary from a Person that is not an Acquired Subsidiary or (y) from an Acquired Subsidiary to a Person that is not an Acquired Subsidiary, unless the transferred employee or service provider was a Business Employee before the transfer and would remain a Business Employee immediately after the transfer, (E) grant any increase in compensation or benefits to any Business Employee, except in the ordinary course of business consistent with past practice for Business Employees who are neither officers nor executives or (F) reassign any expatriate Business Employees to the United States or to any country to which such expatriate is not assigned as of the date of this Agreement, unless the transferred expatriate Business Employee was a Business Employee before the transfer and would remain a Business Employee immediately after the transfer;

               (vii) change any of its material accounting, hedging, investing, underwriting, actuarial, pricing, Tax, agency principles, marketing or agency principles, practices, methods or policies (including reserving methods, practices or policies) employed with respect to the Business in any material respect, except as may be required as a result of a change in Law, GAAP or SAP and except as contemplated herein;

               (viii) except as required by Law or by any Governmental Authority and except for elections made in the ordinary course of business, with respect to any Acquired

Subsidiary, (A) make any settlement or compromise of any current audit, except as set forth in Section 4.18 of the Sellers Disclosure Letter, or settle or compromise any audit that is not disclosed in such Section of the Sellers Disclosure Letter, (B) consent to any extension or waiver of any limitation period with respect to any material Taxes or (C) make a request for a Tax Ruling or enter into a Closing Agreement, or settle or compromise any audit or other controversy relating to Taxes, in each of clauses (A), (B) and (C), to the extent such action results in a material adverse effect to any of the Acquired Subsidiaries for any Post-Closing Tax Periods;

               (ix) pledge or otherwise encumber shares of capital stock or other equity or ownership interest of any Acquired Subsidiary or any interest in a Joint Venture, other than Permitted Liens;

               (x) (A) acquire (by merger, consolidation, acquisition of stock or assets or otherwise) any Person or assets comprising a business or any material amount of property or assets in or of any other Person or (B) dispose, transfer, encumber, pledge or lease any material property or assets;

               (xi) declare or pay any dividend or distribution with respect to the capital stock of, or other equity or ownership interest in, any Acquired Subsidiary, other than (i) as contemplated by Section 6.14 or (ii) to the extent that Excess Reference Equity exceeds $200,000,000;

               (xii) except as provided for in Section 6.1(b)(viii), settle any material claim, action or proceeding or waive any material rights or material claims in respect of the Business;

               (xiii) enter into or terminate any exclusive distribution agreement with respect to the Business;

               (xiv) forfeit, abandon, modify, waive or terminate any material Permit;

               (xv) enter into any activities that are not financial in nature within the meaning of the Bank Holding Company Act;

               (xvi) (A) make or dispose of any investments, other than in the ordinary course of business consistent with past practice or pursuant to the investment policies of the Acquired Subsidiaries or the investment asset allocation plan set forth in Section 6.1(b)(xvi) of the Sellers Disclosure Letter or (B) enter into, or amend, modify or terminate, any reinsurance contract other than in the ordinary course of business consistent with past practice with the primary effect of increasing the RBC Ratio of TIC or CLIC;

               (xvii) transfer or assign any Subsidiary Shares of any Acquired Foreign Subsidiary to any Domestic Insurance Company;

               (xviii) make any capital contribution to, or equity investment in, TIC or CLIC, including surplus notes, capital notes and capital stock; and

               (xix) enter into a contract to do, or to authorize, or commit to do, any of the foregoing.

          (c) For purposes of Section 6.1(a) and 6.1(b), except as (i) expressly set forth therein or (ii) set forth in Section 6.1(a)(i) of the Sellers Disclosure Letter, the actions contemplated thereby shall not refer to any action by the Joint Ventures or actions taken by Sellers or their Subsidiaries in respect of the Joint Ventures; provided, that Parent shall use commercially reasonable efforts to cause the business of each Joint Venture to be conducted in the ordinary course consistent with past practice from and after the date hereof and prior to and including the Closing Date.

          (d) Nothing contained in this Agreement shall give to Purchaser, directly or indirectly, rights to control or direct the operation of the Business prior to the Closing. Prior to the Closing, Sellers and their Affiliates shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision of the operations of the Business.

          Section 6.2 Certain Transactions.

          (a) Purchaser hereby covenants and agrees that, except as expressly permitted in this Agreement, or with the prior written consent of Parent (which consent shall not be unreasonably withheld, delayed or conditioned), from and after the date hereof and prior to and including the Closing Date, Purchaser will not:

               (i) amend its certificate of incorporation or the Purchaser Rights Agreement;

               (ii) except for regular annual dividends, declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock or property) in respect of, any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock;

               (iii) adopt a plan of complete or partial liquidation or resolutions providing for the complete or partial liquidation, dissolution, amalgamation, consolidation, restructuring, recapitalization or other reorganization of Purchaser; or

               (iv) enter into a contract to do, or to authorize, or commit to do, any of the foregoing.

          (b) During the period beginning five (5) Business Days prior to commencement of the measurement period for calculating the Applicable Stock Price until the Closing Date, Purchaser and its Affiliates shall not purchase, or take any other actions with respect to, the Purchaser Common Stock reasonably likely to affect the ordinary course trading price of the Purchaser Common Stock, except as required by applicable Law or stock exchange rules or regulations; provided, that the foregoing shall not restrict market making and other activities in the ordinary course of business.

          (c) During the period beginning five (5) Business Days prior to commencement of the measurement period for calculating the Applicable Stock Price until the

Closing Date, Parent and its Affiliates shall not purchase, or take any other actions with respect to, the Purchaser Common Stock reasonably likely to affect the ordinary course trading price of the Purchaser Common Stock, except as required by applicable Law or stock exchange rules or regulations; provided, that the foregoing shall not restrict market making and other activities in the ordinary course of business.

          Section 6.3 Additional Sellers' Covenants.

          (a) Prior to the Closing Date, Sellers shall cause each Acquired Subsidiary to sell all Purchaser securities held, directly or indirectly, by such Acquired Subsidiary, subject to all Requirements of Law and consistent with contractual commitments and investment guidelines.

          (b) Until the Closing Date, Parent and its Affiliates shall use commercially reasonable efforts to (i) continue the negotiations in progress on the date hereof with TPC regarding the administration of previously reinsured accident business of TIC, (ii) attempt to agree upon such an arrangement reasonably acceptable to Purchaser, (iii) periodically advise Purchaser of the progress of such negotiations and (iv) not enter into any such agreement without the consent of Purchaser, such consent not to be unreasonably withheld.

          (c) Notwithstanding anything to the contrary in this Agreement, Parent shall cause Sellers to use commercially reasonable efforts (including diligently pursuing all required applications with any applicable Governmental Authority), to cause the payment of $200,000,000 of cash dividends by Acquired Foreign Subsidiaries in the amounts and by the Acquired Foreign Subsidiaries set forth in Exhibit F. Parent shall further cause the Acquired Foreign Subsidiaries to not pay any cash dividends following the date of this Agreement to Parent or any of its Affiliates (which are not Acquired Foreign Subsidiaries) in excess of the $200,000,000 of dividends provided for in the prior sentence. In addition, Parent shall not permit any Acquired Foreign Subsidiary to pay any dividend or make any other distribution to any Acquired Domestic Subsidiary or make any investment in any Acquired Domestic Subsidiary, including an investment in surplus notes issued by such Acquired Domestic Subsidiary.

          Section 6.4 Access and Confidentiality.

          (a) From the date hereof to the Closing, subject to any applicable Requirement of Law, (i) Parent shall, and shall cause the Acquired Subsidiaries to, furnish promptly to Purchaser (A) a copy of each annual statement, quarterly statement and registration statement filed by any Acquired Subsidiary pursuant to any Requirement of Law; (B) management financial reports (together with all accompanying documents) provided with respect to any Acquired Subsidiary; (C) all inquiries and subpoenas from any Governmental Authority to any Acquired Subsidiary with respect to any alleged deficiency or violation material to the financial condition or operations of such Acquired Subsidiary; and (D) each written report or examination or examination of financial condition or market conduct (in final form) of any Insurance Company; provided that the foregoing shall not require Parent or any Acquired Subsidiary to prepare and furnish any report or other information not otherwise prepared in the ordinary course of business consistent with past practice; and (ii) each Seller will permit

Purchaser and its representatives to have reasonable access, during regular business hours and upon reasonable advance notice to such Seller's properties, premises, facilities, information technology systems, employees and representatives and books and records, including all computer tapes and similarly stored data, of Sellers and the Acquired Subsidiaries (such access to include access to joint venture representatives appointed by any Acquired Subsidiaries, access for underwriters with respect to the financing by Purchaser of the Cash Consideration only so long as such underwriters shall have entered into confidentiality agreements and Sellers will use commercially reasonable efforts to provide full access to the project set forth in Section 6.4(a) of the Sellers Disclosure Letter for due diligence), but only to the extent that such access does not unreasonably interfere with the respective businesses of Sellers and only to the extent related to the Business, and each Seller shall direct its respective employees, agents and representatives and shall cause the employees, agents and representatives of their respective Affiliates, to cooperate fully with Purchaser and its representatives; provided that Purchaser, and its respective representatives shall comply with the confidentiality obligations referred to in Sections 6.4(b) to (d); and provided, further, that the foregoing shall not require (1) Sellers or any of their Affiliates to (x) permit any inspection, or to disclose any information, that would result in the disclosure of any trade secrets of Sellers or of any of their respective Affiliates unrelated to the Business, (y) violate any obligations of Sellers or Purchaser or their respective Affiliates, as the case may be, to any third party with respect to confidentiality; provided that Sellers shall have used commercially reasonable efforts to obtain the consent of such third party to such inspection or disclosure or (z) disclose consolidated Tax Returns or Tax-related work papers to each other or (2) any disclosure by Sellers or Purchaser, as the case may be, or any of their respective Affiliates, that would reasonably be expected, as a result of such disclosure, and in the opinion of outside counsel, to have the effect of causing the waiver of any attorney-client privilege.

          (b) From and after the date hereof, Purchaser shall not, and shall cause each of its Affiliates (including the Acquired Subsidiaries) and its and its Affiliates' personnel (including each of its and its Affiliates' accountants, legal advisers and other professional advisers) not to, disclose to any other Person or otherwise use any Sellers Confidential Information; provided, that Purchaser and its Affiliates may disclose Sellers Confidential Information (i) to the extent required by Law, in any report, statement, testimony or other submission to any Governmental Authority having jurisdiction over Purchaser or any of its Affiliates, (ii) with respect to the investment portfolio of the Acquired Subsidiaries, to Portfolio Appraisers in accordance with Section 6.21 or (iii) in order to comply with any Law applicable to Purchaser or any of its Affiliates, or in response to any summons, subpoena or other legal process or formal or informal investigative demand issued to Purchaser or any of its Affiliates in the course of any litigation, investigation or administrative proceeding; provided, further, that, if Purchaser or any of its Affiliates becomes legally compelled by deposition, interrogatory, request for documents, subpoena, civil investigative demand or similar judicial or administrative process to disclose any Sellers Confidential Information, Purchaser shall provide Parent with reasonably prompt prior written notice of such requirement, and, to the extent reasonably practicable, cooperate reasonably with Parent and Parent's Affiliates (at Parent's expense) to obtain a protective order or similar remedy to cause Sellers Confidential Information not to be disclosed. In the event that such protective order or other similar remedy is not obtained, Purchaser shall furnish only that portion of Sellers Confidential Information that has been legally compelled. Purchaser hereby agrees, and shall cause its Affiliates, to protect Sellers Confidential Information by using the same degree of care, but no less than a reasonable degree of care, to prevent the unauthorized disclosure of such Sellers Confidential Information as Purchaser uses to protect its own confidential information of a like nature.

          (c) From and after the Closing, Sellers shall not, and shall cause each of their Affiliates and their Affiliates' personnel (including each of their and their Affiliates' accountants, legal advisers and other professional advisers) not to, disclose to any other Person any Business Confidential Information; provided, that any Seller may disclose Business Confidential Information (i) to the extent required by Law, in any report, statement, testimony or other submission to any Governmental Authority having jurisdiction over such Seller or (ii) in order to comply with any Law applicable to such Seller, or in response to any summons, subpoena or other legal process or formal or informal investigative demand issued to such Seller in the course of any litigation, investigation or administrative proceeding; provided, further, that, if a Seller or any of its Affiliates becomes legally compelled by deposition, interrogatory, request for documents, subpoena, civil investigative demand or similar judicial or administrative process to disclose any Business Confidential Information, such Seller shall provide Purchaser with prompt prior written notice of such requirement, and, to the extent reasonably practicable, cooperate with Purchaser and Purchaser's Affiliates (at Purchaser's expense) to obtain a protective order or similar remedy to cause Business Confidential Information not to be disclosed, including interposing all available objections thereto, such as objections based on settlement privilege. In the event that such protective order or other similar remedy is not obtained, such Seller shall furnish only that portion of Business Confidential Information that has been legally compelled. Parent hereby agrees, and shall cause its Affiliates, to protect Business Confidential Information by using the same degree of care, but no less than a reasonable degree of care, to prevent the unauthorized disclosure of such Business Confidential Information as Sellers use to protect their own confidential information of a like nature.

          (d) All information provided or obtained in connection with the transactions contemplated by this Agreement and the Related Agreements (including pursuant to subsections (a) through (c) above) will be held in accordance with the confidentiality agreements, by and between Purchaser and Parent (the "Confidentiality Agreements"). In the event of a conflict or inconsistency between the terms of this Agreement and the Confidentiality Agreements, the terms of this Agreement will govern. Each of Purchaser and Parent hereby agrees to extend the term of the Confidentiality Agreements to one
(1) year from the Closing Date without any further action by either Party.

          (e) Following the Closing, subject to any applicable Requirement of Law, each of Sellers will permit Purchaser and its respective representatives to have reasonable access, during regular business hours and upon reasonable advance notice to examine and make copies of any books and records and personnel relating to the Business which were retained by Sellers or their Subsidiaries for any reasonable purpose relating to the Business, including in connection with (i) the preparation of the Closing Date Balance Sheet and any dispute in connection therewith, (ii) the preparation of Purchaser's accounting records or with any audits, (iii) any suit, claim, action, proceeding or investigation relating to the Business, (iv) any regulatory filing or matter or (v) any other valid legal or business purpose of Purchaser. Sellers shall cooperate with Purchaser to respond to any inquiry from any Governmental Authority regarding the Business.

          (f) Following the Closing, subject to any applicable Requirement of Law, Purchaser will permit Sellers and their respective representatives to have reasonable access, during regular business hours and upon reasonable advance notice, to the books and records and personnel relating to the Business which were not retained by Sellers or their Subsidiaries for any reasonable purpose relating to the business of Sellers, including in connection with (i) the preparation of Sellers' accounting records or with any audits, (ii) any suit, claim, action, proceeding or investigation relating to the Business, (iii) any regulatory filing or matter or (iv) in connection with any other valid legal or business purpose of Sellers.

          (g) Each Party shall preserve and keep all books and records and all information relating to the accounting, business and financial affairs that are retained by any Seller or any Affiliate of any Seller or are obtained by Purchaser hereunder, as the case may be, which information relates to the Transferred Shares or the Business for a reasonable period (not less than seven
(7) years) after the Closing Date, or for any longer period as may be (i) required by Law or any Governmental Authority or (ii) reasonably necessary with respect to the prosecution or defense of any audit or other legal action that is then pending or threatened and with respect to which the requesting Party has notified the other Party as to the need to retain such books, records or information. Notwithstanding the foregoing provisions of this Section 6.4(g), the provisions of Article VIII shall govern the preservation, retention and sharing of Tax Returns and Tax work papers.

          Section 6.5 Notice of Changes. From the date hereof to the Closing Date, Sellers, on the one hand, and Purchaser, on the other hand, shall promptly advise the other in writing upon acquiring Knowledge of any fact which, if existing or known on the date hereof, would have been required to be set forth or disclosed pursuant to this Agreement or of any fact which, if existing or known on the date hereof, would have made any of the representations of such Party contained herein untrue in any material respect. No such information shall impact any representation or warranty of the Party disclosing such information or any rights or remedies available to the Party receiving such information in connection with any breach of any representation or warranty; provided that a breach of this Section 6.5 shall not be considered for purposes of determining the satisfaction of the closing conditions set forth in Article VII or give rise to a right of termination under Article IX if the underlying breach or breaches with respect to which the other Party failed to give notice would not result in the failure of the closing conditions set forth in Article VII or would not result in the ability of such non-breaching Party to terminate this Agreement under Article IX, as the case may be.

          Section 6.6 Efforts; Filings.

          (a) Under the terms and subject to the conditions of this Agreement, each of Parent and Purchaser shall use its commercially reasonable efforts to take, agree to take, or cause to be taken, any and all actions and to do, or cause to be done, any and all things necessary, proper or advisable under any Requirement of Law or otherwise, so as to, as promptly as practicable (i) permit consummation of the purchase of the Transferred Shares and (ii) otherwise enable consummation of the transactions contemplated by this Agreement and the Related Agreements, and each such Party shall, and shall cause its respective Affiliates to, cooperate fully to that end. As used in this Section 6.6, "commercially reasonable efforts" shall be deemed to include promptly agreeing to take, taking, or causing to be taken, any and all other reasonable actions required by any Governmental Authority in jurisdictions where both the Acquired Subsidiaries and Purchaser or its Subsidiaries conduct business and the applicable Governmental Authority or applicable Law restricts the number of licenses which may be held by any group of Affiliated Persons.

          (b) As promptly as practicable after the date of this Agreement, but in no event later than twenty-one (21) days after the date of this Agreement,
(i) if and to the extent required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder (the "HSR Act"), Parent and Purchaser shall prepare and file all documents and notifications with the FTC and the DOJ as are required to comply with the HSR Act and (ii) Purchaser and its Affiliates shall prepare and file all required Statements on Form A and similar filings with respect to the acquisitions of control over the Domestic Insurance Companies contemplated hereby. As promptly as practicable after the date of this Agreement, Parent and Purchaser shall prepare and file any similar filings in respect of the acquisitions of control over the International Insurance Companies contemplated hereby and any other filings with Governmental Authorities otherwise required in connection with the transactions contemplated by this Agreement and the Related Agreements. Parent and Purchaser shall cooperate with each other in good faith in the preparation of all such filings and responses, and shall do, or cause to be done, all things and take, or cause to be taken, all actions required to obtain the prompt termination of the waiting period thereunder.

          (c) Without limiting the foregoing, each of Parent and Purchaser hereby agrees to use its commercially reasonable efforts to prepare all documentation, to effect all filings and to obtain all permits, consents, clearances, waivers, approvals and authorizations of all Governmental Authorities and other Persons necessary to consummate the transactions contemplated by this Agreement and the Related Agreements as promptly as practicable. In connection with effecting any such filing or obtaining any such permit, consent, clearance, waiver, approval or authorization necessary to consummate the transactions contemplated by this Agreement and the Related Agreements, each of Parent and Purchaser shall, subject to applicable Law, (i) permit counsel for the other Party to review in advance, and consider in good faith the views of the other Party in connection with, any proposed written communication to any Governmental Authority, and (ii) provide counsel for the other party with copies of all filings made by such Party, and all correspondence between such Party (and its advisors) with any Governmental Authority and any other information supplied by such Party and such Party's Subsidiaries to, or received from, a Governmental Authority relating to the transactions contemplated hereby; provided, however, that materials may be redacted or withheld (x) to the extent that they concern the valuation of the Business or alternatives to the transactions contemplated by this Agreement and the Related Agreements and (y) as necessary to comply with contractual arrangements.

          Section 6.7 Approval of New Fund Contracts.

          (a) Purchaser and Sellers recognize that the transactions contemplated hereunder shall constitute an assignment and/or termination of certain of the Investment Contracts and the underwriting agreement for each of the Funds under the terms thereof and the Investment Company Act. Sellers will, and Purchaser will use all commercially reasonable efforts to cooperate to solicit the approval ("Fund Board Resolutions") of each of the Fund

Boards, in accordance with the requirements of the Investment Company Act with respect to the Fund Transactions pertaining to such Fund. The term "Fund Transactions" shall mean (i) adoption by or on behalf of such Fund of (A) an investment management agreement with the applicable Acquired Subsidiary (which agreement shall be in form and substance substantially identical to such Fund's existing investment management agreement with such Acquired Subsidiary), (B) an underwriting agreement on behalf of such Fund with an appropriately licensed Affiliate of Purchaser, (which agreement shall be in form and substance substantially identical to the existing underwriting agreement with such Fund), provided, however, that this clause (B) shall not apply to any Fund which as of the date hereof does not have an underwriting agreement with an Affiliate of Sellers, and (C) administrative services, transfer agency services and pricing and book-keeping services agreements with the applicable Acquired Subsidiaries with respect to other services provided to the Funds (which agreements shall be in form and substance substantially identical to such Funds' existing agreements with such Acquired Subsidiaries for such services), with each such agreement to be effective upon the Closing and (ii) all required actions under federal or state securities Laws in connection with the foregoing.

          (b) Purchaser and Sellers will expeditiously use all commercially reasonable efforts and cooperate to cause (i) to be prepared and filed with the SEC, cleared by the SEC and mailed to the shareholders of the Funds, proxy statements pertaining to such of the Fund Transactions as may require approval of such shareholders under the Investment Company Act, such proxy statements to contain all required information and disclosures and to be subject to Purchaser's review and approval, which will not be unreasonably withheld or delayed, (ii) special meetings of the shareholders of the Funds to be called to vote on such Fund Transactions and (iii) the shareholders of the Funds to approve such Fund Transactions. The costs of seeking such shareholder approval (including printing, mailing and proxy solicitation costs) shall be borne equally by Purchaser and Sellers.

          (c) Purchaser and its Affiliates will provide to the Trustees of the respective Funds, their counsel and Sellers, all information regarding them and the applicable Fund Transactions reasonably requested in connection therewith.

          (d) Except as specified in Section 6.23 hereof, promptly following the date hereof, and in any event at least forty-five (45) days prior to the Closing Date, the appropriate Acquired Subsidiary shall inform each of its non-Fund clients in writing of the transactions contemplated by this Agreement by sending such client a notice of, and will use commercially reasonable efforts to seek, such client's consent to the continuation of its investment advisory agreements with such Subsidiary following consummation of the transactions contemplated hereby, which notice shall be subject to Purchaser's review and approval, which will not be unreasonably withheld or delayed. To the extent consistent with applicable Law or SEC pronouncements, such consent may take the form of a so-called implied or negative consent. Purchaser and its Affiliates will provide to Sellers all information regarding them reasonably required in connection therewith.

          (e) Subject to applicable fiduciary duties to the Funds, Sellers will use commercially reasonable efforts to ensure that the Funds take no action that would (i) prevent any Fund from qualifying as an RIC or (ii) be inconsistent with any Fund's prospectus and other offering, advertising and marketing materials.

          (f) Each of Purchaser and Parent hereby agrees that neither it nor any of its Affiliates has any express or implied understanding or agreement that would impose an "unfair burden" (as defined in the Investment Company Act) on any Fund or would in any way interfere with any Fund's reliance on section 15(f) of the Investment Company Act as a result of the transactions contemplated by this Agreement. Purchaser and Parent hereby agree to comply and to use their respective commercially reasonable efforts to cause the respective Fund Boards to comply with the provisions of section 15(f) of the Investment Company Act prior to the Closing. Following the Closing, Purchaser shall not fail to take, and shall use commercially reasonable efforts to cause each Affiliate of Purchaser not to fail to take, any action if the failure to take such action would have the effect, directly or indirectly, of causing the requirements of any of the provisions of section 15(f) of the Investment Company Act not to be met in respect of this Agreement and the transactions contemplated hereby. In that regard, Purchaser shall conduct its business and shall, subject to the applicable fiduciary duties to the Funds, use its commercially reasonable efforts to cause each of its Affiliates to conduct its business so as to assure that, insofar as within the control of Purchaser or its Affiliates, (1) for a period of three (3) years after the Closing, at least seventy-five percent (75%) of the members of the governing board of each Fund or their successors are not
(A) "interested persons" (as defined in the Investment Company Act) of the investment adviser of such Fund after the Closing, or (B) "interested persons" of the present or successor investment manager of such Fund; and (2) for a period of two (2) years after the Closing, there shall not be imposed on any Fund an "unfair burden" as a result of the transactions contemplated under this Agreement, or any express or implied terms, conditions or understandings applicable thereto.

          Section 6.8 Further Assurances. After the Closing Date, each of Parent and Purchaser shall use its commercially reasonable efforts from time to time to (a) execute and deliver at the reasonable request of the other Party such additional documents and instruments as may be reasonably required to give effect to this Agreement and the transactions contemplated by this Agreement and the Related Agreements and (b) provide whatever documents or other evidence of ownership as may be reasonably requested by Purchaser to confirm Purchaser's ownership of the Transferred Shares.

          Section 6.9 Notice of Proceedings. Purchaser will promptly notify Parent, and Parent will promptly notify Purchaser, in writing, upon (a) becoming aware of any order or decree or any complaint praying for an order or decree restraining or enjoining the execution of this Agreement or the consummation of the transactions contemplated by this Agreement and the Related Agreements, or
(b) receiving any notice from any Governmental Authority of its intention to (i) institute a suit or proceeding to restrain or enjoin the execution of this Agreement or the consummation of the transactions contemplated by this Agreement and the Related Agreements or (ii) nullify or render ineffective this Agreement or such transactions if consummated.

          Section 6.10 Guaranties; Letters of Credit; Intercompany Agreements.

          (a) Purchaser shall cause itself or one or more of its Affiliates to be substituted in all respects for any Seller or any of its Affiliates (other than the Acquired Subsidiaries) as applicable, effective as of the Closing, in respect of all obligations of each such Seller or its Affiliates (other than the Acquired Subsidiaries) under each of the guaranties, bonding arrangements, keepwells, net worth maintenance agreements, letters of credit, reimbursement obligations and letters of comfort obtained by any such Seller or its Affiliates (other than Acquired Subsidiaries) for the benefit of the Business (the "Guaranties"), including those set forth in Section 6.10(a) of the Sellers Disclosure Letter, which Sellers acknowledge constitute all material Guaranties. In the event that the Guaranties set forth in Section 6.10(a) of the Sellers Disclosure Letter and any Guaranties entered into in accordance with
Section 6.1 do not constitute all of the material Guaranties, Purchaser shall be entitled to indemnification by Parent of any costs incurred by Purchaser to the extent such costs would not have been incurred had such omitted Guaranties been included in Section 6.10(a) of the Sellers Disclosure Letter; provided, that such incremental costs shall not include the amount of the Guaranty obligations incurred by virtue of the terms of this Section 6.10 in respect thereto. If Purchaser is unable to effect such a substitution with respect to any Guaranty after using its commercially reasonable efforts to do so, Purchaser shall hold the relevant Sellers and their Affiliates (other than the Acquired Subsidiaries) harmless with respect to the obligations covered by each of the Guaranties for which Purchaser does not effect such substitution.

          (b) Except as set forth in Section 6.10(b)(i) of the Sellers Disclosure Letter or as otherwise contemplated by this Agreement, Sellers shall, and shall cause their respective Affiliates to, immediately prior to the Closing, among other things, execute and deliver such releases, termination agreements on terms reasonably acceptable to Purchaser and discharges as are necessary to terminate all arrangements, commitments, contracts and understandings among any Seller and any Affiliate set forth in Section 6.10(b)(ii) of the Sellers Disclosure Letter.

          Section 6.11 Certain Other Actions.  The Parties agree that Section
6.11 of the Sellers Disclosure Letter are incorporated herein by reference and shall be binding as if set forth herein, and the Parties agree to take all actions set forth in Section 6.11 of the Sellers Disclosure Letter.

          Section 6.12 Names of Acquired Subsidiaries. As soon as practicable after the Closing, Purchaser shall cause the certificate of incorporation (or equivalent organizational documents) of each Acquired Subsidiary and each Subsidiary thereof to be amended to remove any reference to "Citi" or "citi," any name or mark that incorporates "Citi" or "citi" or any variation thereof or any name or mark similar to "Citi" or "citi" or any other Trademarks owned by Sellers, Parent or any of their Affiliates from the name of such Acquired Subsidiary or such Subsidiary thereof, and within ninety (90) days from the Closing, Purchaser shall file the applicable documents relating thereto with the appropriate Governmental Authorities.

          Section 6.13 Related Agreements. The Parties will negotiate in good faith the terms of each of the Related Agreements (it being understood that representatives of Purchaser shall act on behalf of the Acquired Subsidiaries in connection therewith) and a certificate of designations regarding the Purchaser Convertible Preferred Stock consistent with the term sheets attached hereto and on other customary terms reasonably satisfactory to the Parties. On the Closing Date, (i) each of the Parties shall enter into, and shall cause its applicable Affiliates to enter into, each of the Related Agreements to which it is intended to be a party and (ii) if shares of the Purchaser Convertible Preferred Stock are to be issued, Purchaser shall file a certificate of designations regarding the Purchaser Convertible Preferred Stock, including the terms set forth in Exhibit H and other customary terms, with the Secretary of State of the State of Delaware in accordance with Delaware Law.

          Section 6.14 Restructuring.  Prior to the Closing, Sellers shall cause
(i) the ownership of the assets (including equity interests) and liabilities identified in Exhibit F attached hereto to be transferred out of the Acquired Subsidiaries and the Subsidiaries of any Acquired Subsidiaries and (ii) the consummation of the other transactions contemplated by such Exhibit F. Sellers shall undertake the foregoing transactions in a commercially reasonable manner which preserves the economic value for Purchaser of the transactions contemplated hereby, and effects the goal of separating the Business from Parent and its Affiliates and otherwise consummating the transactions contemplated by this Section 6.14. Sellers shall regularly consult with Purchaser regarding the transactions contemplated by this Section 6.14. For the avoidance of doubt, any Trademark which includes the words "Citigroup", "Citi", "citi" or the umbrella logo shall be deemed not primarily related to the Business.

          Section 6.15 Employee Matters.

          (a) No later than June 15, 2005, Purchaser and/or any of its Affiliates shall make offers of employment, either individually and/or as a group, to Business Employees who are not employed by any Acquired Subsidiary. Each Business Employee who accepts such offer of employment and each Business Employee employed by the Acquired Subsidiaries as of the Closing Date is referred to herein as a "Continuing Business Employee." Purchaser hereby acknowledges that individuals who are employees of the Acquired Foreign Subsidiaries on the Closing Date will be employees of Purchaser or an Affiliate of Purchaser immediately following the Closing Date.

          (b) From the Closing Date through the first anniversary of the Closing Date, Purchaser shall provide, or shall cause to be provided, to the Continuing Business Employees, as a group, rate of base pay and benefits that (as determined in good faith by Purchaser) are materially no less favorable in the aggregate than those provided to such Continuing Business Employees immediately prior to the Closing Date.

          (c) With respect to Business Employees in the U.S., effective as of the Closing Date, Purchaser shall cause to be (i) waived all limitations as to pre-existing conditions, if any, under any welfare plan of Purchaser or its Affiliates in which such Continuing Business Employees may be eligible to participate after the Closing Date, to the extent that such conditions would have been waived or satisfied under the corresponding welfare plan in which any such Continuing Business Employee participated immediately prior to the Closing Date or (ii) provided to each Continuing Business Employee credit for all service recognized by Sellers and their Affiliates under the corresponding Sellers Benefit Plan for purposes of eligibility, waiting periods and vesting in Purchaser's or its Affiliate's 401(k) Plan, Personal Retirement Account pension program and active employee medical, active employee dental, active employee long-term or short-term disability, and active employee salary continuation coverage.

          (d) Purchaser shall provide to each Continuing Business Employee (other than an employee identified in Section 6.15(k) of the Sellers Disclosure Letter) whose employment is terminated during the period commencing on the Closing Date and ending six (6) months thereafter, severance pay, the principle terms of which are no less favorable than the following:

(i) covers full time U.S. citizens on a U.S. payroll who are FLSA exempt; (ii) paid only for an involuntary termination due to staff reduction or realignment of the work force; (iii) transfers and relocations are not covered; (iv) subject to execution of a release; (v) payment is two (2) weeks base pay for each full twelve (12) months of service, up to maximum of fifty-two (52) weeks, with the following minimums: four (4) weeks base pay if base pay is less than $50,001; eight (8) weeks base pay if base pay is from $50,001 to $100,000; and twelve
(12) weeks base pay if base pay is over $100,000; (vi) provide six (6) months of subsidized COBRA coverage and provide outplacement services, in each case, consistent with the terms of Purchaser's severance program; and (vii) may be provided under a plan providing for administrator discretion sufficient to qualify for deferential review under the ERISA Firestone doctrine. For purposes of the preceding sentence and Purchaser's or an Affiliate's paid time off or vacation program, Purchaser shall take into account a Continuing Business Employee's service with Purchaser and its Affiliates from and after the Closing Date, plus all service before the Closing Date for which such Continuing Business Employee was credited under the corresponding Sellers Benefit Plan. In all cases, severance pay provided by Purchaser and its Affiliates to any Continuing Business Employee shall not be less than what is required to be provided under applicable Law.

          (e) The Parties agree that Section 6.15(e) of the Sellers Disclosure Letter is incorporated herein by reference and shall be binding as if set forth herein, and the Parties agree to take all actions set forth in Section 6.15(e) of the Sellers Disclosure Letter.

          (f) At least ten (10) Business Days prior to the Closing Date, Purchaser shall provide to Sellers a written schedule identifying all Business Employees not employed by an Acquired Subsidiary who have accepted Purchaser's offer of employment (the "Offer Schedule"). During the period commencing on the date of this Agreement and ending on the first anniversary of the later of (i) the Closing Date or (ii) the last day on which such Business Employee is seconded to Purchaser or one of its Affiliates in accordance with this Section 6.15(f), neither Purchaser nor any of its Affiliates shall offer employment, or engagement for services, to, or solicit (other than a general public solicitation), any Business Employee (other than an employee identified in
Section 6.15(k) of the Sellers Disclosure Letter and other than with respect to a Business Employee to whom Purchaser or one of its Affiliates makes an offer which replicates compensation and benefits provided to such Business Employee by the Sellers or one of their Affiliates immediately prior to such offer except in the case where replication of such benefits is not reasonably practicable) who receives severance (or, if outside the U.S., payments of a similar nature) from Sellers or any of their Affiliates in connection with the transactions contemplated by this Agreement. To the extent permitted by applicable Law, effective as of the Closing Date, Sellers shall second to Purchaser or one of its Affiliates each Business Employee identified by Purchaser who is employed by Sellers or one of their Affiliates (other than by an Acquired Subsidiary) on the Closing Date and who is not identified on the Offer Schedule (the "Seconded Employees"). The secondment of each Seconded Employee shall terminate on the earliest to occur of (i) thirty (30) days following the date on which Purchaser notifies the Sellers that it wishes to end the Seconded Employee's secondment,
(ii) the date on which such Seconded Employee's employment with Sellers and/or their Affiliates terminates or (iii) the first anniversary of the Closing Date. Purchaser shall (i) be responsible for, pay, and shall indemnify, defend, save and hold harmless Sellers and their Affiliates from any and all costs (including but not limited to costs of compensation and benefits but excluding any severance or severance related benefits) in respect of any Seconded Employee with respect to the period during which such employee is seconded and (ii) be responsible for and shall pay one-half of all severance costs due to a Seconded Employee whose secondment is terminated by Purchaser or any of its Affiliates during the period commencing on the Closing Date and ending on the six (6) month anniversary of the Closing Date.

          (g) Prior to Closing, Sellers shall take all actions required so that none of the Acquired Subsidiaries shall have any liability with respect to any of the Sellers Benefit Plans, except for the Retained Sellers Benefit Plans Liabilities. To the fullest extent permitted by Law, within twenty (20) Business Days after the date of this Agreement, Sellers shall provide to Purchaser a schedule setting forth the accrued liabilities for the Retained Sellers Benefit Plans Liabilities, as well as any related agreements (including election forms), plan summaries, participant communications, any other information necessary for plan administration, and any trust agreements, insurance or annuity contracts or other arrangements the assets of which are or may be used to satisfy, in whole or in part, benefits obligations with respect to Retained Sellers Benefit Plan Liabilities. Sellers shall provide an updated schedule setting forth the accrued liabilities related to (and any additional documents or plan materials related to) Retained Sellers Benefit Plans Liabilities on the Closing Date.

          (h) Sellers shall be responsible for compliance with all applicable requirements of the Worker Adjustment and Retraining Notification Act or any similar state Law ("WARN") arising out of, or relating to, any actions taken by Sellers at or before the Closing Date. Subject to Purchaser's provision of appropriate indemnification (as determined in good faith by Sellers and Purchaser) to Sellers, Sellers agree to provide WARN notices supplied by Purchaser to any or all Business Employees identified by Purchaser.

          (i) Sellers shall not, at any time prior to January 1, 2007, encourage or facilitate in any way the employees of Purchaser and/or its Affiliates with whom Sellers came into contact in association with this Agreement to discontinue employment or suggest that such employees discontinue employment with Purchaser or any of its Affiliates, other than in connection with a general public solicitation. Purchaser shall not, at any time prior to January 1, 2007, encourage or facilitate in any way the employees of Sellers and/or their Affiliates with whom Purchaser came into contact in association with this Agreement to discontinue employment or suggest that such employees discontinue employment with Sellers or their Affiliates, other than in connection with a general public solicitation.

          (j) Effective as of the Closing Date, Sellers shall 100% vest all Business Employees in their benefits under Sellers' U.S. 401(k) plan and U.S. pension plan and, subject to any required approval by the applicable Seller's Compensation Committee, any equity-based incentive awards then outstanding. To the extent any Business Employee forfeits any equity-based compensation because the applicable Seller's Compensation Committee does not approve the vesting of equity-based incentive awards, Sellers shall pay to such Business Employee a cash payment of equivalent value; provided, that if the forfeited equity-based incentive award is restricted stock, the equivalent cash payment shall be equal to the sum of (i) the number of shares of restricted stock forfeited, multiplied by Parent's closing stock price on the Closing Date, plus (ii) any forfeited accumulated but unpaid dividends.

          (k) Section 6.15(k) of the Sellers Disclosure Letter shall identify the Business Employees to whom Parent or its Affiliates intends to provide retention agreements providing for compensation and benefits in excess of 100% of the recipient's annual base salary. Between the date of this Agreement and the Closing Date, Sellers may enter into such retention agreements with additional Business Employees, provided, that the total number of Business Employees receiving such retention agreements does not exceed thirty-five (35). Sellers shall provide Purchaser with copies of the retention agreements at the same time that the initial disclosure is made in Section 6.15(k) of the Sellers Disclosure Letter and, if Sellers make any changes to such disclosure schedule, Parent shall, at the same time, provide copies of such additional agreements to Purchaser. Sellers shall provide to Purchaser an updated schedule within five
(5) Business Days after entering into any such additional retention agreements. Parent may establish other retention agreements or arrangements; provided, that the compensation and benefits to be received under each such other retention agreement or arrangement shall not exceed 100% of the recipient's annual base salary and shall be paid or provided not later than the Closing Date. Sellers or their Affiliates shall have and retain all responsibilities and liabilities with respect to any retention agreements or arrangements described in the preceding sentences of this Section 6.15(k). Any retention arrangements entered into with a Business Employee by Purchaser or an Affiliate of Purchaser (other than an Acquired Subsidiary) in respect of all periods after the Closing Date shall be the sole responsibility and liability of Purchaser or its Affiliate, as the case may be.

          (l) Sellers shall cause all amounts under the Citigroup Inc. Travelers Life and Annuity Agency Capital Accumulation Plan to fully vest and be distributed to participants as of the Closing Date and shall take actions necessary to terminate such plan effective on or prior to the Closing Date. Within ten (10) Business Days following the date hereof, Sellers shall cause to be provided to Purchaser all such documents and information in the possession of Sellers or their Affiliates relating to the Agent Deferred Compensation Plans as Purchaser shall request and shall make reasonably available to Purchaser such personnel who are knowledgeable with respect to the Agent Deferred Compensation Plans. To the extent permitted by Law and to the extent that the Sellers' actions do not result in a contractual breach by the Sellers or one of their Affiliates to any third party (including participants in the Agent Deferred Compensation Plans), Sellers shall take all actions necessary to provide for termination, vesting and/or complete distribution of benefits under one or more of the Agent Deferred Compensation Plans to the extent requested by Purchaser upon receipt by Sellers of reasonable notice from Purchaser.

          (m) Any Business Employee receiving short or long-term disability as of the Closing Date shall continue to be eligible for such disability benefits and other benefits associated with such disability benefits, in each case, under Sellers' benefit plans until such time as such employee presents himself or herself for active employment. Notwithstanding anything herein to the contrary, nothing herein shall require Purchaser or one of its Affiliates from providing any benefits to a Business Employee who is receiving workers' compensation benefits on the Closing Date.

          Section 6.16 Stock Exchange Listing. Purchaser shall use its commercially reasonable efforts to cause the shares of Purchaser Common Stock comprising the Stock Consideration to be issued and delivered to Sellers in accordance with Section 2.2 (including shares issuable upon conversion of any Purchaser Convertible Preferred Stock) to be approved for listing on the NYSE, subject to official notice of issuance, prior to the Closing Date.

          Section 6.17 Noncompetition; Nonsolicitation.

          (a) Except as otherwise contemplated by this Agreement and the Related Agreements, and subject to the following provisions of this Section 6.17, until the seventh anniversary of the Closing Date, Parent shall not, and shall cause its Affiliates not to, directly or indirectly, engage in any Restricted Business. Nothing in this Section 6.17 shall restrict Parent or any of its Affiliates from:

               (i) conducting or engaging in any business activities that do not constitute part of the Restricted Business, including (A) lending, financing and other banking activities, (B) proprietary and third party portfolio and asset management, merchant banking and fund activities, (C) securities trading and brokerage activities, (D) advisory and other investment or commercial banking activities and (E) custodial, trust, agent or fiduciary services (in the case of clauses (A) through (E), the foregoing activities or services shall include activities or services on behalf, in respect or for the account, of any Person conducting or engaging in the Restricted Business);

               (ii) distributing any insurance products, except as provided in the Distribution Agreements (including the selling agreements thereunder);

               (iii) in the case of AHLIC and its Subsidiaries and Triton and Aristar, issuing and distributing in the United States and Canada through Parent's United States and Canadian consumer bank distribution channels, (A) any insurance products (but not annuities) in conjunction with any of Parent's or its Affiliates' consumer credit relationships or the consumer's credit exposure; provided that a product shall not be deemed to satisfy this clause (A) if the only connection to such consumer credit relationship or credit exposure is the cross-selling of such product to the customer and (B) accidental death, accidental death and dismemberment, HIP/HAP, YRT term life and home rebound products;

               (iv) in the case of PLIC and its Subsidiaries, in any of the countries and principalities in Europe (including Russia) and in the United States, Puerto Rico, Guam, the Virgin Islands and Canada, issuing and distributing (A) Term Insurance products and (B) critical care and disability insurance products which any of them currently issue and distribute;

               (v) insuring (whether by self-insurance, reinsurance, captive arrangements or otherwise) the insurance risks of, and issuing bonds related to, the business and operations of Parent or any of its Subsidiaries;

               (vi) applying for and holding any insurance license, permit or other authorization to the extent necessary to conduct any business not prohibited by this Section 6.17;

               (vii) in the case of any existing insurance company Affiliate of Parent existing on the date hereof and not covered by clause (iii) or (iv) above, issue, distribute or administer any insurance products, which business in the aggregate, for all such insurance companies, accounts for no more than eighty million dollars ($80,000,000) in net revenues on an annual basis in the United States and twenty million dollars ($20,000,000) in net revenues on an annual basis outside the United States;

               (viii) reinsuring insurance (A) which AHLIC and its Subsidiaries are permitted to issue in accordance with clause (iii) above, (B) which PFS and its Subsidiaries are permitted to issue in accordance with clause (iv) above,
(C) which NBLIC is permitted to issue in accordance with clause (ix) below, and
(D) in connection with Parent's corporate financial planning, including through purchases of run-off blocks of business (but not any form of annuity business (including guaranteed investment contracts, funding agreements and structured settlements) and with respect to the life insurance business, only Term Insurance products); provided that this clause (viii) shall not permit Parent and its Affiliates to conduct an active third-party reinsurance business or an active business for the purchase of run-off blocks of business or use reinsurance to engage indirectly in a business that is not permitted under this
Section 6.17 (other than clause (D) above);

               (ix) in the case of NBLIC, issuing disability and student life insurance products in New York State and selling such products through third-party distributors; provided that Purchaser shall have an option to acquire the assets and liabilities of NBLIC, other than any assets and liabilities relating to Term Insurance products distributed by PFS or one of its Subsidiaries (the "NBLIC Business"), within ninety (90) days from the date hereof in accordance with the terms set forth in Section 6.17(a)(ix) of the Sellers Disclosure Letter;

               (x) acquiring any Person or assets (a "Target Business") that includes or include operations the conduct of which by Parent or its Subsidiaries would otherwise be deemed to be a Restricted Business (a "Competitive Business") so long as (A) in the case of a Target Business which has financial statements prepared in accordance with United States GAAP, (1) the net revenues (i.e., revenues disregarding benefits and changes in reserves, interest credited to customers and extraordinary items) derived by the Target Business from the Competitive Business, excluding realized gains, and (2) the net earnings (i.e., revenues disregarding extraordinary items), in the case of clauses (A)(1) or (A)(2), based on an average of the most recently completed three (3) fiscal years preceding such acquisition, constituted less than twenty-five percent (25%) of such net revenues and net earnings of the Target Business, respectively, or (B) in the case of a Target Business which does not have financial statements prepared in accordance with United States GAAP, (1) the net revenues (or the applicable equivalent thereof) (disregarding benefits and changes in reserves, interest credited to customers and extraordinary items) derived by the Target Business from the Competitive Business, excluding realized gains, and (2) the net earnings (or the applicable equivalent thereof) (disregarding extraordinary items), in the case of clauses (B)(1) or (B)(2), based on an average of the most recently completed three (3) fiscal years preceding such acquisition, constituted less than twenty-five percent (25%) of such net revenues and net earnings of the Target Business, respectively; it being hereby understood that in the case of a permitted acquisition of a Competitive Business in accordance with clauses (A) or (B), Parent can distribute the Target Business' products so acquired through its distribution channels, subject to the terms of the applicable Distribution Agreement and the selling agreements thereunder;

               (xi) acquiring any Target Business that includes operations the conduct of which by Parent or its Subsidiaries would be deemed to be a Competitive Business where the net revenues or the net earnings derived by the Target Business from the Competitive Business (calculated in accordance with clause (x) above) constituted between twenty-five percent (25%) and fifty percent (50%) of such net revenues or net earnings of the Target Business, as the case may be, provided that in the event of such an acquisition, Parent complies with the procedures set forth in Section 6.17(a)(xi) of the Sellers Disclosure Letter; and

               (xii) running off any of AHLIC's, PLIC's or NBLIC's whole life insurance or reinsurance portfolios existing as of the Closing.

          (b) Prior to the third anniversary of the Closing Date, Parent shall not, and shall not permit any of its Affiliates to, solicit or offer employment, other than for purposes of seconding such Business Employee in accordance with
Section 6.15, to any Business Employee or any employee of the Joint Ventures without the prior written consent of Purchaser (not to be unreasonably withheld); provided that the foregoing provision shall not prohibit Parent or any of its Affiliates from offering employment to or employing persons (i) who respond to a general solicitation or advertisement that is not specifically directed only to Business Employees and employees of the Joint Ventures (and nothing shall prohibit the making of any such solicitation or advertisement) or
(ii) who are referred to Parent by search firms, employment agencies or other similar entities, provided that such entities have not been specifically instructed by Parent to solicit the Business Employees and employees of the Joint Ventures or (iii) whose employment has been involuntarily terminated by Purchaser or any of its Affiliates. In addition, prior to the third anniversary of the Closing, Parent and its Affiliates shall not hire any of the Persons identified in Section 6.17(b) of the Sellers Disclosure Letter, unless their employment has been involuntarily terminated by Purchaser or its Affiliates.

          Section 6.18 RBC Ratio.

          (a) Simultaneously with the delivery of the Estimated Closing Date Balance Sheet pursuant to Section 3.2, Parent shall deliver to Purchaser an estimate of the Closing RBC Ratio for TIC and for CLIC (the "Estimated RBC Calculation"). If the Estimated RBC Calculation reflects an RBC Deficit for TIC or for CLIC, Parent shall pay to Purchaser the amount of the RBC Deficit reflected in the Estimated RBC Calculation, except that, if the Estimated RBC Calculation reflects an RBC Deficit for one such Acquired Subsidiary and an RBC Excess for the other, the amount of any required payment with respect to an RBC Deficit shall be reduced (but not below zero) by the amount of the RBC Excess (the net payment amount being referred to as the "Estimated Net RBC Deficit"). Any payment required pursuant to this Section 6.18(a) shall be made in the form of a Closing Date Purchase Price reduction pursuant to Section 2.2(i)(F).

          (b) Simultaneously with the preparation of the Closing Date Balance Sheet and the Final Total Equity pursuant to Section 2.3, Purchaser shall prepare a calculation of the Closing RBC Ratio for TIC and for CLIC (the "Final RBC Calculation"). The Final RBC Calculation shall be subject to adjustment to take into account any change to the Final Total Equity made in accordance with
Section 2.3. In the event of any dispute regarding the Final RBC Calculation, such dispute shall be resolved by the Accountant in accordance with the procedures provided in Section 2.3(b).

          (c) Using the Final RBC Calculation, as adjusted, if necessary, pursuant to Section 6.18(b), the total of the RBC Deficits after offset of any RBC Excess (the "Final Net RBC Deficit") shall be calculated using the same methodology as was used for calculating the Estimated Net RBC Deficit. If the Final Net RBC Deficit is greater than the Estimated Net RBC Deficit, Parent shall pay to Purchaser the amount of the excess of Final Net RBC Deficit over Estimated Net RBC Deficit. If the Final Net RBC Deficit is less than Estimated Net RBC Deficit, Purchaser will pay Parent the difference between Estimated Net RBC Deficit and Final Net RBC Deficit. Any payment required to be made by one party to the other pursuant to this Section 6.18(c) shall be added to or netted against the Final Adjustment Payment and shall bear interest in the manner specified by Section 2.3(c).

          Section 6.19 Cooperation.

          (a) Sellers shall (A) deliver to Purchaser (i) as soon as practicable, but in any event within ninety (90) days of the date hereof, combined (with eliminations for any cross-ownership interests) audited financial statements of the Acquired Subsidiaries and the Joint Ventures (the "Audited Financial Statements") as of December 31, 2004 and for the year then ended and combined (with eliminations for cross-ownership interests) unaudited financial statements of the Acquired Subsidiaries and the Joint Ventures as of December 31, 2003 and 2002, and for the years then ended (the "Unaudited Financial Statements") prepared in accordance with GAAP in a manner consistently applied, (ii) to the extent necessary in connection with any financing transaction undertaken by Purchaser to fund the Cash Consideration, as soon as practicable, but in any event, within forty-five (45) days of the end of each quarterly period ending after December 31, 2004, unaudited consolidated financial statements of the Acquired Subsidiaries and the Joint Ventures as of and for such quarterly periods prepared in accordance with GAAP in a manner consistently applied and
(iii) consolidated pro forma financial information of the Acquired Subsidiaries and the Joint Ventures and other disclosures reasonably requested by Purchaser in connection with any financing transaction undertaken by Purchaser to fund the Cash Consideration, and (B) reasonably cooperate with Purchaser, and shall use commercially reasonable efforts to cause its independent auditors to so cooperate, in the preparation and filing of any registration statement or offering memorandum and the issuance of any comfort letter in connection with any financing transaction undertaken by Purchaser to fund the Cash Consideration. Any Audited Financial Statements provided hereunder will be audited by Sellers' independent auditors at Sellers' expense.

          (b) Upon delivery of the Audited Financial Statements and the Unaudited Financial Statements pursuant to Section 6.19(a), Parent shall be deemed to have represented to Purchaser that the Audited Financial Statements and the Unaudited Financial Statements have been derived from the accounting books and records of the Acquired Subsidiaries, after giving effect to the transactions contemplated by Section 6.14, and have been prepared in accordance with GAAP consistently applied; the balance sheet included in each of the Audited Financial Statements (the "Audited Balance Sheet") and the Unaudited Financial Statements presents fairly in all material respects the financial position of the Acquired Subsidiaries, after giving effect to the transactions contemplated by Section 6.14, as at the date thereof; and the income statement included in the Audited Financial Statements and the Unaudited Financial Statements presents fairly in all material respects the results of operations of the Acquired Subsidiaries, after giving effect to the transactions contemplated by Section 6.14, for the period indicated.

          (c) Following delivery of the Audited Financial Statements pursuant to
Section 6.19(a), Reference Equity shall be adjusted to equal the amount set forth in the Audited Balance Sheet that is the comparable of "Total Rainbow GAAP
Equity: Equity (excl. Unrealized)" on the December 31 Balance Sheet, plus $232,000,000.

          (d) In the event that the difference (if any) between Reference Equity, as may be adjusted pursuant to Section 6.19(c), and $7,712,000,000 is less than or equal to fifty million dollars ($50,000,000), then Excess Reference Equity and Shortfall Reference Equity shall be zero.

          (e) In the event that Reference Equity, as adjusted pursuant to
Section 6.19(c), is in excess of $7,712,000,000 by more than fifty million dollars ($50,000,000), then Excess Reference Equity shall be equal to the entire amount of such excess (the "Excess Reference Equity"); provided, however, that in no event shall the Excess Reference Equity exceed $200 million dollars. In the event that Reference Equity, as adjusted pursuant to Section 6.19(c), is less than $7,712,000,000 by more than fifty million dollars ($50,000,000), then Shortfall Reference Equity shall be equal to the entire amount of such shortfall (the "Shortfall Reference Equity").

          Section 6.20 Security Information. As soon as possible following the date hereof, Sellers shall make available to Purchaser the appropriate personnel to discuss the Acquired Subsidiaries' information security policies, experiences complying with such policies and material breach of such policies.

          Section 6.21 Asset Valuation.

          (a) Section 6.21(a) of the Sellers Disclosure Letter sets forth Sellers' GAAP carrying value as of December 31, 2004 of each of the assets within the asset classes described therein as "Commercial & Agricultural Loans", "Direct Real Estate Equity Investments", "Direct Private Equity Investments" and "Private Placements" (each, an "Asset Class" and collectively, the "Asset Classes"). The aggregate of the GAAP carrying value of all such assets in all Asset Classes is herein referred to as the "Sellers Carrying Value."

          (b) From the date hereof until February 28, 2005, Purchaser shall have the option to provide Parent with Purchaser's determination of the Fair Value (as defined below) of each of the assets set forth in Section 6.21(a) of the Sellers Disclosure Letter. The aggregate of the Fair Value of all such assets in all Asset Classes is herein referred to as the "Purchaser Valuation." For purposes of this Section 6.21, "Fair Value" shall mean the amount for which a particular asset could have been sold as of December 31, 2004 in an orderly disposition and under no compulsion over a reasonable period of time, taking into account the nature of such asset.

          (c) In connection with the preparation of the Purchaser Valuation, Sellers shall, and shall cause the Acquired Subsidiaries to, cooperate with Purchaser and provide Purchaser with commercially reasonable access to all books and records in their possession relating to each of the assets set forth in
Section 6.21(a) of the Sellers Disclosure Letter.

          (d) In the event that Purchaser opts to provide the Purchaser Valuation, and the Purchaser Valuation is less than 99.0% of the Sellers Carrying Value, Parent shall deliver to Purchaser, on or before March 15, 2005, either a notice of (i) Parent's agreement with the Purchaser Valuation or (ii) Parent's dispute with the Purchaser Valuation. During the thirty (30) days after the delivery of any dispute notice to Purchaser, Purchaser and Parent shall attempt in good faith to resolve any such dispute and finally determine the aggregate Fair Value of all of the assets within all of the Asset Classes (the "Asset FV"). If Purchaser and Parent cannot mutually agree on the Asset FV within such thirty (30) day period, Purchaser and Parent shall, within fifteen
(15) days of the expiration of such thirty (30) day period, retain mutually acceptable, independent investment banking or appraisal firms of national reputation and expertise relating to each of the Asset Classes (each a "Portfolio Appraiser," and collectively, the "Portfolio Appraisers") to determine the Asset FV as promptly as practicable thereafter. If Purchaser and Parent cannot mutually agree on the selection of one or more of the Portfolio Appraisers for any Asset Class within such fifteen (15) day period, then the Accountant shall select the Portfolio Appraisers for such Asset Class or Asset Classes as necessary to determine the Asset FV. Each of Purchaser and Parent shall use its commercially reasonable efforts to cooperate so as to enable the Portfolio Appraisers to provide an appraisal of the Asset FV. The determination of the Asset FV by the Portfolio Appraiser shall be final and binding on Purchaser and Parent. All fees and expenses relating to the foregoing work by the Portfolio Appraisers shall be borne (i) by Purchaser, in the event that the Independent Valuation (as defined below) is greater than the Purchaser Valuation or (ii) by Parent, in the event the Independent Valuation is equal to or less than the Purchaser Valuation.

          (e) Reference Equity shall be (i) decreased in the amount by which the Independent Valuation exceeds 101.0% of the Sellers Carrying Value or (ii) increased by the amount by which the Independent Valuation is less than 99.0% of the Sellers Carrying Value, as the case may be. In the event that the Independent Valuation is equal to or greater than 99.0% of the Sellers Carrying Value and equal to or less than 101.0% of the Sellers Carrying Value, Reference Equity shall not be adjusted pursuant to this Section 6.21. As used herein, "Independent Valuation" shall mean the aggregate of the Asset FV for all Asset Classes as determined by the Portfolio Appraisers or as agreed to by Parent and Purchaser.

          (f) Notwithstanding anything contained herein to the contrary, in the event that Purchaser (i) fails to provide Parent with the Purchaser Valuation on or before February 28, 2005, no adjustment to the Reference Equity shall be made and the provisions of Sections 6.21(d) and (e) shall not apply or (ii) provides Parent with the Purchaser Valuation on or before February 28, 2005, and Parent fails to provide Purchaser with a notice disputing the Purchaser Valuation on or before March 15, 2005, Section 6.21(e) shall not apply and Reference Equity shall be increased by the amount by which the Purchaser Valuation is less than 99.0% of the Sellers Carrying Value.

          (g) Parent shall have five (5) Business Days from the date hereof to identify and correct any manifest error in Section 6.21(a) of the Sellers Disclosure Letter.

          Section 6.22 Certain Intellectual Property Matters. The Parties agree that Section 6.22 of the Sellers Disclosure Letter is incorporated herein by reference and shall be binding as if set forth herein, and the Parties agree to take all actions set forth in Section 6.22 of the Sellers Disclosure Letter.

          Section 6.23 Termination of Specified Third-Party Investment Advisory Agreements. Prior to the Closing Date, Parent shall cause the Acquired Subsidiaries to terminate or assign to a Person that is not an Acquired Subsidiary any agreement by which any Acquired Subsidiary provides investment advisory or sub-advisory services to any client, other than those agreements pursuant to which such services are provided to: (i) a registered open-end management investment company, except as set forth in Section 6.23 of the Sellers Disclosure Letter, (ii) an Acquired Subsidiary or separate account thereof, (iii) a Joint Venture or (iv) Parent or its Affiliates (other than any entity in subsections (i) through (iii) hereof), provided that the agreements covered by this subsection (iv) shall be transferred or assigned as agreed upon in the Transition Services Agreement. Section 6.23 of the Sellers Disclosure Letter lists all of the investment advisory and sub-advisory agreements to be terminated or assigned pursuant to this provision.

                                   ARTICLE VII
                              CONDITIONS PRECEDENT

          Section 7.1 Conditions of All Parties to Closing. The respective obligations of each Party to sell and purchase the Transferred Shares and to consummate the transactions contemplated hereby are subject to the satisfaction or waiver, prior to or at the Closing, of each of the following conditions:

          (a) HSR Act. Any applicable waiting period under the HSR Act with respect to the transactions contemplated hereby shall have expired or been terminated.

          (b) Regulatory Approvals.  Other than with respect to the HSR Act, all
(i) authorizations, consents and approvals of, and filings and notifications with or to any insurance regulatory authority required to be made or obtained prior to the Closing Date in connection with the execution, delivery and performance of this Agreement and the Related Agreements shall have been made or obtained, as the case may be, and (ii) other authorizations, consents and approvals of, and filings and notifications with or to, other Governmental Authorities required to be made prior to the Closing Date in connection with the execution, delivery and performance of this Agreement and the Related Agreements shall have been made or obtained, except, in the case of clause (ii), to the extent that the failure to make or obtain such authorizations, consents, approvals, filings and notifications would not, individually or in the aggregate, reasonably be expected to have a Business Material Adverse Effect, a Purchaser Material Adverse Effect or a material adverse effect on Parent, and, in the case of both clauses (i) and (ii), without any conditions, restrictions, undertakings or limitations which would, individually or in the aggregate, reasonably be expected to have a Business Material Adverse Effect, a Purchaser Material Adverse Effect or a material adverse effect on Parent.

          (c) No Injunction. No Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, judgment, decree, injunction, determination or other order that, in each case, restrains, enjoins or otherwise prohibits consummation of the transactions contemplated by this Agreement or makes illegal the consummation of such transactions.

          Section 7.2 Conditions to Obligations of Purchaser to Close. Purchaser's obligation to consummate the transactions contemplated by this Agreement is subject to the satisfaction or waiver, prior to or at the Closing, of each of the following conditions:

          (a) Each of the representations and warranties of Sellers contained in this Agreement shall be true and correct as of the date hereof and as of the Closing Date as though made on and as of the Closing Date (except that those representations and warranties which address matters only as of a particular date shall be true and correct as of such particular date), except where the failure to be so true and correct (without regard to any Business Material Adverse Effect or materiality qualifications set forth in any such representation or warranty) would not reasonably be expected, individually or in the aggregate, to have a Business Material Adverse Effect.

          (b) The obligations of Sellers to be performed on or before the Closing Date pursuant to the terms of this Agreement shall have been duly and fully performed in all material respects on or before the Closing Date.

          (c) Sellers shall have delivered, or caused to be delivered, to Purchaser each of the deliverables specified in Section 3.3.

          (d) Purchaser shall have received at the Closing a certificate dated the Closing Date, which certificate shall be validly executed on behalf of each Seller by an appropriate executive officer of Parent, certifying that the conditions specified in Section 7.2(a) and Section 7.2(b) have been satisfied.

          Section 7.3 Conditions to Obligations of Sellers to Close. The obligations of Sellers to consummate the transactions contemplated by this Agreement are subject to the satisfaction or waiver, prior to or at the Closing, of each of the following conditions:

          (a) Each of the representations and warranties of Purchaser contained in this Agreement shall be true and correct as of the date hereof and as of the Closing Date as though made on and as of the Closing Date (except that those representations and warranties which address matters only as of a particular date shall be true and correct as of such particular date), except where the failure to be so true and correct (without regard to any Purchaser Material Adverse Effect or materiality qualifications set forth in any such representation or warranty) would not reasonably be expected, individually or in the aggregate, to have a Purchaser Material Adverse Effect.

          (b) The obligations of Purchaser to be performed on or before the Closing Date pursuant to the terms of this Agreement shall have been duly and fully performed in all material respects on or before the Closing Date.

          (c) The shares of Purchaser Common Stock comprising the Stock Consideration issuable to Sellers (including shares issuable upon conversion of any Purchaser

Convertible Preferred Stock) shall have been approved for listing on the NYSE, subject to official notice of issuance.

          (d) Purchaser shall have delivered, or caused to be delivered, to Parent each of the deliverables specified in Section 3.4.

          (e) Parent, on behalf of Sellers, shall have received at the Closing a certificate dated the Closing Date, which certificate shall be validly executed on behalf of Purchaser by an appropriate executive officer of Purchaser, certifying that the conditions specified in Section 7.3(a) through Section 7.3(c) have been satisfied.

                                  ARTICLE VIII
                                   TAX MATTERS

          Section 8.1 Allocation of Taxes and Indemnification.

          (a) Except as provided in Sections 8.8 and 8.11(b), from and after the Closing Date, Parent shall be responsible for, and shall indemnify and hold Purchaser and its Affiliates (which, for purposes of this Article VIII, shall include the Acquired Subsidiaries) harmless against (i) any liability for Taxes imposed on or with respect to any of the Acquired Subsidiaries or Joint Ventures for any taxable period ending on or before the Closing Date, and for the portion of any Straddle Period ending on the Closing Date (a "Pre-Closing Tax Period"),
(ii) with respect to the Applicable Argentina Subsidiaries, 50% of any Taxes relating to pesification and any related inflation adjustments (coeficiente de estabilizacion de referencia) for a Pre-Closing Tax Period; (iii) 50% of the excess of Taxes imposed on the Acquired Subsidiaries and the applicable Seller by any United States state or local Tax jurisdiction that does not recognize Elections filed under section 338(h)(10) of the Code but rather characterizes such Elections as qualifying under section 338(g) of the Code over the amount of Taxes that would have been imposed on such Seller had the Election been treated by such jurisdiction in the manner provided under section 338(h)(10); (iv) any Taxes imposed on any member of any affiliated group, within the meaning of section 1504(a) of the Code with which the Acquired Subsidiaries or the Joint Ventures file or have filed a Tax Return on a consolidated, unitary, affiliated or combined basis prior to the Closing Date, (v) with respect to any claim by Purchaser brought prior to the expiration of the survival period provided in
Section 8.6(b), any Taxes and reasonable external advisory and technology service fees and other reasonable external expenses (but only to the extent Purchaser, in good faith, uses all internal resources before incurring such external fees and expenses) attributable to, arising from or related to the failure of any Annuity Contract, Life Insurance Contract or other tax favored product issued, assumed, exchanged, modified, sold or marketed by any of the Acquired Subsidiaries to comply with applicable Tax Law, including all such Taxes, fees and expenses incurred to correct any such problems related thereto, to amend, create substitute forms or that are incurred in connection with taking any other actions necessary to cause such products to comply with applicable Tax Law, provided, however, that this Section 8.1(a)(v) shall not cover products with respect to which the issue relating to noncompliance did not exist as of the Closing Date or that are noncompliant due to (A) changes in (1) Tax Law or
(2) published Internal Revenue Service interpretations thereof, in either case, occurring after the Closing Date or (B) any actions taken by Purchaser or its Affiliates after the Closing Date; (vi) all Taxes for all taxable periods or portions thereof ending on or before the expiration of the survival period provided in Section 8.6 (and, solely with respect to the representations contained in Section 4.18(w), (x) and (y), any reduction in, or loss of, net Tax Benefits, calculated on a net present value basis using the principles of Section 8.11(a)) that result from, arise out of or are based upon an inaccuracy or breach of the representations and warranties provided under Section 4.18 (without regard to the knowledge qualifier in the representations contained in Section 4.18(w), (x) and (y) only) or the covenants and agreements relating to Taxes as provided in Sections 2.4, 3.3, 6.1 and Articles VIII and X; (vii) any Taxes (other than Conveyance Taxes) resulting from or attributable to: (A) any of the transactions contemplated by Section 6.14, (B) any transactions contemplated by this Agreement that are required to occur on or prior to the Closing Date and (C) any actions that are undertaken by or at the direction of or for the benefit of Parent or Sellers or any Affiliates thereof (clauses (i) - (vii) hereinafter referred to as the "Pre-Closing Taxes") and (viii) 50% of all Conveyance Taxes; provided, however, that Pre-Closing Taxes (x) shall be net of any specific accruals and reserves specifically established for any such Tax or expense covered in Section 8.1(a)(v) to the extent reflected on the Closing Date Balance Sheet (not including any amounts of Deferred Taxes reflected on such balance sheet) but only to the extent Purchaser or the Acquired Subsidiaries have not pursuant to Section 8.1(g)(ix) or 8.8 made a payment relating to such accrual or reserve, provided, further, that Parent shall not be liable under this Section 8.1(a) until the aggregate amount of Parent's indemnification obligation under this Section 8.1(a) is greater than $100,000 after taking into account subclause (x) above, at which point Parent shall be liable for the full amount of such indemnification obligation. Notwithstanding any provision to the contrary, this Section 8.1 shall not be interpreted in a manner that would require Parent to indemnify Purchaser and its Affiliates for any (1) reduction of the amount of the Tax Attributes of the Applicable Argentina Subsidiaries and (2) Third Party Claims other than claims for Taxes.

          (b) Except as provided in Sections 8.1(a) and 8.11(b), from and after the Closing Date, Purchaser shall be responsible for, and shall hold Parent and its Affiliates harmless against, any Taxes imposed on the Acquired Subsidiaries and the Joint Ventures (i) for all taxable periods beginning after the Closing Date or portions of the Straddle Period beginning after the Closing Date (each such period, a "Post-Closing Tax Period"), (ii) that are attributable to any action of Purchaser or any of its Affiliates that occurs after the Closing on the Closing Date (other than actions contemplated by this Agreement or that are undertaken at the direction of or for the benefit of Parent or Sellers, including the making of the Elections), (iii) 50% of the excess of Taxes imposed on the Acquired Subsidiaries and the applicable Seller by any United States state or local Tax jurisdiction that does not recognize Elections filed under section 338(h)(10) of the Code but rather characterize such Elections as qualifying under section 338(g) of the Code over the amount of Taxes that would have been imposed on such Seller had the Election been treated by such jurisdiction in the manner provided under section 338(h)(10), and (iv) with respect to the Applicable Argentina Subsidiaries, 50% of any Taxes relating to pesification and any related inflation adjustments (coeficiente de estabilizacion de referencia) for a Pre-Closing Tax Period (clauses (i) - (iv) hereinafter referred to as the "Post-Closing Taxes"), and (v) 50% of all Conveyance Taxes.

          (c) For purposes of Section 8.1(a)(v), the Parties agree that Purchaser shall be permitted to bring a claim (based on Purchaser's calculations) against Parent even if no Third-

Party Claim has been brought against Purchaser as of the time Purchaser has asserted its claim against Parent.

          (d) Straddle Periods.

               (i) For purposes of Section 8.1(a)(i) and 8.1(b)(i), in the case of Taxes that are payable with respect to a taxable period that begins before the Closing Date and ends after the Closing Date (a "Straddle Period"), the portion of any such Tax that is allocable to the portion of the period ending on the Closing Date shall be:

                    (1) in the case of Taxes that are either (x) based upon or related to income, or receipts, or (y) imposed in connection with any sale or other transfer or assignment of property (real or personal, tangible or intangible), deemed equal to the amount that would be payable if the taxable year ended with (and included) the Closing Date;

                    (2) in the case of Taxes that are based upon gross premiums deemed equal to the amount that would be payable with respect to the premium written as of the Closing Date; and

                    (3) in the case of Taxes imposed on a periodic basis with respect to the assets of the Acquired Subsidiaries , or otherwise measured by the level of any item, deemed to be the amount of such Taxes for the entire period (or, in the case of such Taxes determined on an arrears basis, the amount of such Taxes for the immediately preceding period), multiplied by a fraction the numerator of which is the number of calendar days in the period ending on the Closing Date and the denominator of which is the number of calendar days in the entire period,

               (ii) To the extent permitted under applicable Law, Parent and Purchaser shall take all actions reasonably necessary to terminate the taxable year of the Acquired Subsidiaries on the Closing Date. To the extent any such taxable year of the Acquired Subsidiaries is terminated on the Closing Date, the parties hereto agree to cause the Acquired Subsidiaries to file all Tax Returns for the period including the Closing Date on the basis that the relevant taxable period ended as of the close of business on the Closing Date, unless the relevant taxing authority will not accept a Tax Return filed on that basis.

          (e) To the extent that an indemnification obligation of one Party pursuant to this Section 8.1 may overlap with another indemnification obligation of such Party pursuant to this Section 8.1, the Party entitled to such indemnification shall be limited to only one of such indemnification payments.

          (f) Whenever in accordance with this Article VIII Purchaser shall be required to pay Parent or its Affiliates an amount pursuant to Section 8.1(b), or Parent shall be required to pay Purchaser or its Affiliates an amount pursuant to Section 8.1(a), such payments shall be made the later of 30 days after such payments are requested or 10 days before the requesting party is required to pay the related Tax liability.

          (g) Procedures Relating to Tax Indemnification.

               (i) If a claim for Taxes (including notice of a pending audit) shall be made by any Governmental Authority in writing (a "Tax Claim"), which, if successful, might result in an indemnity payment pursuant to this Section 8.1, the party seeking indemnification (the "Tax Indemnified Party") shall notify the other party (the "Tax Indemnifying Party") in writing of the Tax Claim within 10 Business Days of the receipt of such Tax Claim. If notice of a Tax Claim (a "Tax Notice") is not given to the Tax Indemnifying Party within such period or in detail sufficient to apprise the Tax Indemnifying Party of the nature of the Tax Claim, the Tax Indemnifying Party shall not be liable to the Tax Indemnified Party to the extent that the Tax Indemnifying Party is materially prejudiced as a result thereof; provided, that in no event shall such failure relieve the Tax Indemnifying Party of any other liability and/or obligation which it may have to a Tax Indemnified Party.

               (ii) The Tax Indemnifying Party may discharge, at any time, its indemnification obligation under Section 8.1 by paying to the Tax Indemnified Party the amount of the applicable Tax calculated on the date of such payment. Subject to clause (vii) below, the Tax Indemnified Party may, at its own expense, participate in and, upon notice to the Tax Indemnifying Party, assume the defense of any Tax Claim for which the Tax Indemnifying Party has sole liability, in the event the Tax Indemnifying Party has not assumed the defense of such claim by providing written notice of its intent to assume the defense of such claim to the Tax Indemnified Party within 30 days of the receipt of the notice required under Section 8.1(g)(i). If the Tax Indemnifying Party does not assume the defense of any such Tax Claim, the Tax Indemnified Party may defend the same in such manner as it may deem appropriate, including, but not limited to, settling, provided, however, that the Tax Indemnified Party shall not settle such Tax Claim without the prior written consent of the Tax Indemnifying Party which shall not be unreasonably withheld.

               (iii) Notwithstanding any other provision in this Agreement to the contrary, Purchaser shall control the conduct of all Tax Claims and any other claims that may be brought by a Third-Party that relate to whether the Life Insurance Contracts, Annuity Contracts and/or any other products issued, assumed, modified, exchanged, administered, marketed or sold by the Acquired Subsidiaries satisfy the conduct requirements of sections 72, 101, 7702 and/or 7702A (as relevant) of the Code and Treasury Regulations promulgated thereunder or any other applicable provisions of Law relating to Taxes; provided, however, Parent shall control all such Tax Claims if such Tax Claims could result in an indemnity obligation by Parent under Section 8.1(a).

               (iv) Except as provided in clauses (iii) and (vii) herein, in the event of a Tax Claim that involves issues (A) relating to a potential adjustment for which the Tax Indemnifying Party has liability and (B) that are required to be dealt with in a proceeding that also involves separate issues that could affect the Taxes of the Tax Indemnified Party, to the extent permitted by applicable Law, (x) the Tax Indemnifying Party shall have the right at its expense to control the Tax Claim but only with respect to the former issues and
(y) the Tax Indemnified Party shall have the right at its expense to control the Tax Claim but only with respect to the latter issues.

               (v) Except as provided in clause (vii) below, with respect to all other Tax Claims, the applicable Purchaser or Acquired Subsidiary that is directly or indirectly affected by such Tax Claim shall have the right to control the conduct of such proceedings.

               (vi) Except as provided in clause (vii) below, the party that is controlling the Tax Claim pursuant to Sections 8.1(g)(ii), (iii), (iv) or (v) (the "Controlling Party") shall provide the Non-Controlling Party with notice reasonably in advance of, and the Non-Controlling Party shall have the right, at its expense, to participate in such Tax Claim to the extent allowed by Law including the right to attend any meetings with a Governmental Authority (including meetings with examiners) or hearings or proceedings before any Governmental Authority to the extent they relate to such Tax Claim.

               (vii) Notwithstanding any other provision of this Agreement or the Related Agreements to the contrary, neither Purchaser nor any of its Affiliates shall be entitled to participate in any Tax Claim relating to any consolidated, combined, affiliated or unitary Tax Return which includes Parent or any of its Affiliates; provided, however, that Parent shall notify Purchaser to the extent any such Tax Claim involves any issues that could materially adversely effect Purchaser or any of their Affiliates and will inform and discuss with Purchaser how Parent is addressing and contesting such issues and will consider and act in good-faith with respect to such issues.

               (viii) Except with respect to any Tax Claim subject to Section 8.1(g)(iii) or (vii), the Indemnifying Party shall have no right to contest any Tax Claim in accordance with Section 8.1(g) unless:

                    (1) the Tax Indemnifying Party shall have agreed to pay, and shall be currently paying, all reasonable costs and expenses incurred by the Tax Indemnified Party to contest such Tax Claim including reasonable outside attorneys', accountants' and investigatory fees and disbursements; and

                    (2) the Tax Indemnifying Party shall have advanced to the Tax Indemnified Party, on an interest-free basis (and with no additional net after-tax cost to the Tax Indemnified Party), the amount of Tax in controversy (but not in excess of the lesser of (A) the amount of Tax for which the Tax Indemnifying Party could be liable under this Agreement or
     (B) the amounts actually expended by the Tax Indemnified Party) to the extent necessary for the contest to proceed in the forum selected by the Tax Indemnifying Party.

               (ix) To the extent not prohibited by applicable Law or the relevant Governmental Authority, the relevant Acquired Subsidiary shall pay to Parent on the Closing Date the amount of any liability for current Taxes (other than Taxes for any Straddle Periods or any amounts relating to Deferred Taxes) that are reflected on the Estimated Closing Date Balance Sheet, provided, however, to the extent all or a portion of such Taxes cannot be paid under applicable Law or pursuant to a rule or regulation of a relevant Governmental Authority, then Purchaser shall pay to Parent such amounts on the Closing Date, but only to the extent that the amount of such liability for current Taxes (other than Taxes for Straddle Periods or any amounts relating to Deferred Taxes) shown on the Estimated Closing Date Balance Sheet (before any amounts are paid by Purchaser or any Acquired Subsidiary pursuant to Sections 8.1(g)(ix) or Section 8.8) has decreased (in the case of such current Tax liability) the Closing Date Purchase Price by such amount. Parent shall pay Purchaser or Purchaser shall pay Parent, as the case may be, an appropriate amount reflecting any increase or decrease in the amounts reflected as a liability for current Taxes (other than Taxes for any Straddle Periods or any amounts relating to Deferred Taxes) on the Estimated Closing Date Balance Sheet when compared to the Closing Date Balance Sheet.

               (x) Notwithstanding any provision in this Agreement to the contrary, no provision in this Article VIII shall be interpreted in any manner which will require Purchaser or Parent to pay any amount more than once whether as Closing Date Purchase Price, as an indemnity or as a set-off or credit against any amounts required to be paid pursuant to this Agreement (including any set-offs required under Section 8.1(a) with respect to liabilities accrued and reserves established for specific Taxes on the Closing Date Balance Sheet other than any amounts for Deferred Taxes).

          Section 8.2 Tax Returns and Refunds.

          (a) Parent shall prepare or cause to be prepared and timely file or cause to be filed all required Tax Returns relating to the Acquired Subsidiaries for any taxable period which ends on or before the Closing Date. Purchaser shall prepare or cause to be prepared and timely file or cause to be filed all required Tax Returns relating to the Acquired Subsidiaries for taxable periods ending after the Closing Date and all required Tax Returns for subsequent taxable periods; provided, that with respect to any such Tax Returns for a Straddle Period, such Tax Returns shall be prepared and all elections with respect to such Tax Returns shall be made (but only to the extent such elections will have no continuing effect with respect to any Post-Closing Tax Period), to the extent permitted by Law, in a manner consistent with past practice. Before filing any Tax Return with respect to any Straddle Period, Purchaser shall provide Parent with a copy of such Tax Return at least thirty (30) days prior to the last date for timely filing such Tax Return (giving effect to any valid extensions thereof) accompanied by a statement calculating in reasonable detail Parent's indemnification obligation, if any, pursuant to Section 8.1(a). If for any reason Parent does not agree with Purchaser's calculation of its indemnification obligation, Parent shall notify Purchaser of its disagreement within fifteen (15) Business Days of receiving a copy of the Tax Return and Purchaser's calculation. If Parent agrees with Purchaser's calculation of its indemnification obligation, Parent shall pay to Purchaser the amount of Parent's indemnification at the time specified in Section 8.1(f).

          (b) With respect to Tax Returns that Parent is required to file or cause to be filed pursuant to Section 8.2(a), Parent shall pay or cause to be paid when due and payable all Taxes with respect to the Acquired Subsidiaries for any taxable period ending on or before the Closing Date to the extent such Taxes exceed the amount, if any, specifically accrued or specifically reserved for such Taxes on the Closing Date Balance Sheet (but not including any amounts for Deferred Taxes) to the extent not already paid pursuant to Sections 8.1(g)(ix) or Section 8.8.

          (c) With respect to Taxes for Straddle Periods, to the extent that payments, if any, made by Parent, its Affiliates or any Acquired Subsidiary prior to the Closing Date to a

Governmental Authority plus the amount of any liability for current Taxes for Straddle Periods that are specifically accrued for such Taxes on the Closing Date Balance Sheet (to the extent not already paid pursuant to Sections 8.1(g)(ix) or Section 8.8 and not including any amounts for Deferred Taxes) is greater than Parent's allocable portion of such Straddle Period Taxes as determined pursuant to Section 8.1(a), Purchaser shall pay to Parent the amount of such excess within 10 Business Days of filing such Straddle Period Tax Return.

          (d) With respect to a Tax (other than for a Straddle Period) for which Parent has provided an indemnity under Section 8.1(a), to the extent that the amount, if any, specifically accrued or reserved for any such Taxes on the Closing Date Balance Sheet (other than to the extent not already paid pursuant to Sections 8.1(g)(ix) or Section 8.8 and not including any amounts for Deferred Taxes) exceeds the amount of such Taxes actually due and payable, Purchaser shall pay Parent the amount of such excess; provided, that upon such payment the amounts of any such accruals or reserves will no longer be taken into account for purposes of this Agreement.

          (e) Except for all refunds or credits of Taxes arising from a Tax Attribute attributable to the Acquired Subsidiaries that are generated in a Post-Closing Tax Period, any refunds or credits of Taxes of the Acquired Subsidiaries, Parent or any of Parent's Affiliates plus any interest received with respect thereto from the applicable Governmental Authority for any taxable period ending on or before the Closing Date (including refunds or credits arising by reason of amended Tax Returns filed after the Closing Date but excluding any refund or credit included on the Closing Date Balance Sheet, which shall be the property of Purchaser) shall be for the account of Parent and shall be paid by Purchaser or any of its Affiliates to Parent within 10 Business Days after Purchaser or any of its Affiliates receives such refund or after the relevant Tax Return is filed in which the credit is applied against Purchaser 's or any of its Affiliates' liability for Taxes. All refunds or credits (i) of Taxes of the Acquired Subsidiaries plus any interest received with respect thereto from the applicable Governmental Authority for any taxable period beginning after the Closing Date, (ii) reflected as an asset on the Closing Date Balance Sheet (to the extent not already paid pursuant to Section 8.1(g)(ix) and Section 8.8), and (iii) of Taxes received that result from or are attributable to a Tax Attribute of the Acquired Subsidiaries that are generated in a Post-Closing Tax Period, in each case, shall be for the account of Purchaser and shall be paid by Parent or any of its Affiliates to Purchaser within 10 Business Days after Parent or any of its Affiliates receives such refund or after the relevant Tax Return is filed in which the credit is applied against Parent's or any of its Affiliates' liability for Taxes. Any refunds or credits of Taxes of the Acquired Subsidiaries for any Straddle Period that are not reflected on the December 31 Balance Sheet, the Estimated Closing Date Balance Sheet or the Closing Date Balance Sheet shall be apportioned between Parent and Purchaser in the same manner as the liability for such Taxes is apportioned pursuant to
Section 8.1.

          (f) With respect to any refund or credit for which either Parent or Purchaser are entitled pursuant to Section 8.2(c) (the "Refund Recipient"), (i) at the request of the Refund Recipient, the other party shall and shall cause its relevant Affiliates (the "Refund Payor") to file for and obtain any refunds or credits to which the Refund Recipient is entitled under this Article VIII and
(ii) any payment to the Refund Recipient shall be net of any additional amounts of Taxes that are imposed on the Refund Payor or any of its Affiliates as a direct result of the Refund Payor or its Affiliate filing for such refund or credit.

          Section 8.3 Conveyance Taxes. Parent and Purchaser shall be equally responsible for and shall each pay fifty percent (50%) of all documentary, sales, use, registration, value added, transfer, stamp, recording, registration and similar Taxes, fees and costs incurred in connection with the transactions contemplated by this Agreement (collectively, "Conveyance Taxes"). Purchaser and Parent shall be responsible for jointly preparing and timely filing any Tax Returns required with respect to any such Conveyance Taxes. Parent and Purchaser will provide to one another a true copy of each such Tax Return as filed and evidence of the timely filing thereof. Prior to the filing of such Tax Returns, Parent and Purchaser shall agree upon the portion of the "Modified Aggregate Deemed Sales Price" (as defined under applicable Treasury Regulations) to be allocated to the assets that are the subject of such Tax Returns, which allocation shall be binding for purposes of Section 8.4.

          Section 8.4 Section 338(h) (10) Elections.

          (a) With respect to the sale and acquisition of each of the Acquired Subsidiaries pursuant to this Agreement: (i) Purchaser at its discretion shall file any Election pursuant to section 338(g) of the Code with respect to the Acquired Foreign Subsidiaries, (ii) Purchaser and Parent shall, in the manner described herein, make an Election under section 338(h)(10) with respect to each of the Acquired Domestic Subsidiaries that is not a Partnership (as defined below) or identified in Section 4.18 of the Sellers Disclosure Letter (the "Section 338(h)(10) Companies"). At least 10 days prior to the Closing Date, Parent and Purchaser shall agree on the form and content of the IRS Forms 8023 (the "Forms 8023") on which any such Election under section 338(h)(10) shall be made and at or prior to the Closing, Parent shall deliver to Purchaser and Purchaser shall deliver to Parent properly executed and mutually agreed upon Forms 8023 with respect to each Section 338(h)(10) Company containing information then available, which Purchaser shall file or cause to be filed with the Internal Revenue Service not later than thirty (30) days following the Closing Date; (iii) Parent, Purchaser and their respective relevant Affiliates shall jointly and timely make Elections under section 338(h)(10) of the Code and Elections under any applicable state or local tax Law comparable to the Elections with respect to each Section 338(h)(10) Company; (iv) with respect to all Elections, Parent, Purchaser and their respective Affiliates shall, as promptly as practicable following the Closing Date, cooperate with each other to take all other actions necessary and appropriate (including filing such forms, returns, elections, schedules and other documents as may be required) otherwise to effect, perfect and preserve timely Elections in accordance with the provisions of section 338 of the Code (including with respect to Elections under section 338(h)(10), Treasury Regulation Section 1.338(h)(10)-l (and any comparable provisions of state or local tax Law)) or any successor provisions; and (v) Parent and its Affiliates and Purchaser and its Affiliates shall report the sale and acquisition, respectively, of the stock of each of the Acquired Subsidiaries pursuant to this Agreement consistent with the Elections (and any comparable elections under state or local tax Laws) made and shall take no position to the contrary thereto in any Tax Return, or in any proceeding before any Governmental Authority or otherwise.

          (b) To the extent permissible by or required by Law, Parent, Purchaser and their respective Affiliates shall cooperate in the preparation and timely filing of any (i) corrections, amendments or supplements to the Forms 8023 (including Form 8883) and (ii) state or local forms or reports that are necessary or appropriate for purposes of complying with the requirements for making any state or local election that is comparable to the Elections.

          (c) Neither Parent, Purchaser nor any of their respective Affiliates shall take any action to modify any of the forms or reports (including any corrections, amendments or supplements thereto) that are required for the making of the Elections and any comparable elections under state or local tax Law after their execution or to modify or revoke any of the Elections following the filing of the Forms 8023 by Parent without the written consent of Parent and Purchaser, as the case may be.

          (d) Allocation.

               (i) In connection with the Elections under section 338(h)(10) as described in Section 8.4(a) and consistent with Section 2.4, within one hundred twenty (120) days after the Closing Date, Purchaser shall provide (or shall cause its Affiliates to provide) to Parent (i) a proposed allocation of the "Modified Aggregate Deemed Sales Price" and the "Adjusted Grossed Up Basis" (each, as defined under applicable Treasury Regulations) among the assets of each Section 338(h)(10) Company, which allocations shall be made in accordance with section 338(b) of the Code and any applicable Treasury Regulations (including Proposed Treasury Regulation Section 1.338-11), and (ii) a complete set of IRS Forms 8883 (and any comparable forms required to be filed under state, local or foreign Tax Law) and any additional data or materials required to be attached to Form 8883 pursuant to the Treasury Regulations promulgated under section 338 of the Code (collectively, the "Proposed Allocation"). In the event Parent objects to the Proposed Allocation, Parent will notify Purchaser within twenty (20) days of receipt of the Proposed Allocation of such objection, and the parties will endeavor within the next fifteen (15) days to resolve such dispute in good faith.

               (ii) In the event that Parent and Purchaser resolve such dispute and agree on the manner in which such allocations should be made, Parent and Purchaser (and their respective Affiliates) shall (i) be bound by the allocation determined pursuant to this paragraph for all Tax purposes, (ii) prepare and file all Tax Returns to be filed with any Governmental Authority (including Form 8883 and Form 8594 filed with the Parties' respective federal income Tax Returns for the taxable year that includes the Closing Date and any other forms or statements required by the Code, Treasury regulations, the Internal Revenue Service or any applicable state or local Governmental Authority) in a manner consistent with such allocations and (iii) take no position inconsistent with such allocations in any Tax Return, any proceeding before any Governmental Authority or otherwise. In the event that any such allocation is disputed by any Governmental Authority, the party receiving notice of such dispute shall promptly notify and consult with the other Party concerning resolution of such dispute.

               (iii) In the event that Parent and Purchaser disagree on the manner in which such allocations should be made and do not resolve such dispute within the time provided under Section 8.4(d) (i) such dispute shall be settled pursuant to the provisions of Section 8.5.

          (e) To the extent allowed by applicable Law, Parent and Purchaser shall, and shall cause their respective Affiliates to, treat any assets or shares of stock that are distributed by any of the Section 338(h)(10) Companies to any Seller pursuant to Section 6.14 as having been distributed in the deemed liquidation resulting from the 338(h)(10) Election.

          (f) If Purchaser or any of its Affiliates makes an Election under section 338(g) of the Code (or any comparable provisions of state or local Tax
Law) with respect to any of the Acquired Foreign Subsidiaries in connection with the transactions contemplated by this Agreement, Parent and Purchaser shall follow the principles of Treasury Regulation Section 1.338-9(d) and shall provide to each other all documents reasonably necessary to comply with such regulation. Neither Purchaser nor any of its Affiliates shall change the taxable year of any Acquired Foreign Subsidiary which includes but does not end on the Closing Date without the prior written consent of Parent.

          Section 8.5 Resolution of All Tax Related Disputes. Except as otherwise provided, with respect to any dispute or a disagreement relating to Taxes between the Parties, the Parties shall cooperate in good faith to resolve such dispute between them; but if the Parties are unable to resolve such dispute, the Parties shall submit the dispute to the Accountant for resolution, which resolution shall be final, conclusive and binding on the Parties. Notwithstanding anything in this Agreement to the contrary, the fees and expenses relating to any dispute as to the amount of Taxes owed by either of the Parties shall be paid by Purchaser, on the one hand, and Parent, on the other hand, in proportion to each party's respective liability for the portion of the Taxes in dispute, as determined by the Accountant.

          Section 8.6 Survival of Tax Provisions.

          (a) Notwithstanding any provision in this Agreement to the contrary, the representations and warranties provided by Parent in Section 4.18 shall survive until the date that is one year after the Closing Date.

          (b) Notwithstanding any provision in this Agreement to the contrary, Purchaser shall be entitled to bring a claim pursuant to Section 8.1(a)(v) so long as such claim is made prior to March 31, 2007.

          (c) Except as provided in Section 8.6(a) and (b), any other claim made pursuant to this Article VIII must be made within the period that is 6 months after the expiration (giving effect to any valid extensions, waivers and tolling periods) of the applicable statutes of limitations relating to the Taxes at issue.

          Section 8.7 Exclusivity. Article VIII shall govern (i) the retention of records with respect to each of the Acquired Subsidiaries and (ii) all indemnification claims, in each case with respect to Taxes.

          Section 8.8 Tax Sharing Agreements. Any and all Tax Sharing Agreements between any of the Acquired Subsidiaries and any member of the affiliated group, within the meaning of section 1504(a) of the Code, of which Parent is the common parent (the "Parent Affiliated Group") shall be terminated as of the Closing Date. After the Closing Date, none of the Acquired Subsidiaries or any member of the Parent Affiliated Group shall have any further rights or obligations under any such Tax Sharing Agreement, except to the extent that any outstanding payments need to be made under any such Tax Sharing Agreement with respect to current Taxes (other than Taxes for Straddle Periods) shown on the Closing Date Balance Sheet (other than for any such amounts relating to Deferred Taxes).

          Section 8.9 Characterization of Indemnification Payments. To the extent permitted under applicable Law, any payments made pursuant to Section 2.3, Article VIII or Article X shall be treated for all Tax purposes as adjustments to the Closing Date Purchase Price and allocated to the relevant Acquired Subsidiary.

          Section 8.10 Cooperation, Exchange of Information and Record
Retention.

          (a) Purchaser and Parent shall provide each other, and shall cause their respective Affiliates, officers, employees, agents, auditors and representatives reasonably to provide each other, with such cooperation and information relating to the Acquired Subsidiaries (including cooperation relating to any Audit request) as any of them reasonably may request of another, including in (i) preparing and filing any Tax Return (including pro-forma Tax Returns), amended Tax Return or claim for refund, including maintaining and making available to each other all records necessary in connection with Taxes;
(ii) resolving all disputes and audits with respect to all taxable periods relating to Taxes; (iii) contesting or compromising any Tax Claim; (iv) determining a Tax liability or a right to a refund of Taxes; (v) participating in or conducting any audit or other proceeding in respect of Taxes; (vi) assessing whether any of the reinsurance contracts of the Business may be subject to Section 845 of the Code, (vii) determining the identity of all the consolidated, unified, combined or affiliated groups the Acquired Subsidiaries or the Joint Ventures have been a member of since 1997 to the extent Parent was or is not the common parent of such group and (viii) connection with all other matters covered in this Article VIII. Each such party shall make its employees available on a mutually convenient basis to provide explanations of any documents or information provided hereunder.

          (b) At Purchaser's request, Parent and its Affiliates shall cooperate and make a good faith effort to provide Purchaser with all of the information possessed by Parent and its Affiliates or that is reasonably obtainable by Parent and its Affiliates (including access to personnel of the Parent or its Affiliates) relating to any Acquired Subsidiary or Joint Venture which is characterized as a partnership for U.S. federal income tax purposes and for any entity in which a Joint Venture or Acquired Subsidiary own an equity interest that is characterized as a partnership for U.S. federal income tax purposes (the "Partnerships"), including:

               (i) A list of the Partnerships which the Tax Personnel (after due inquiry) know to have in place a section 754 election and all information requested by Purchaser that will assist Purchaser in determining whether a section 754 election should be made for any of the Partnerships;

               (ii) A list of the Partnerships that will terminate pursuant to section 708 of the Code as a result of the transactions contemplated by this Agreement, and all information requested by Purchaser that relate to the Tax effects such a termination may have for Post-Closing Tax Periods; and

               (iii) A list of all Partnerships in which either an Acquired Subsidiary or a Joint Venture is allocated amounts under section 704(c) and all information requested by Purchaser relating to such allocations.

          (c) Parent and its Affiliates shall allow Purchaser to participate in the conduct of the review being performed by the Acquired Subsidiaries with respect to its products and which is the subject of the Aon Report and with respect to the preparation and drafting of the Aon Report, and Purchaser will have the right to review and comment with respect to such review and report and Parent shall be required to take into account and accept all reasonable comments provided by Purchaser.

          (d) Purchaser and Parent recognize that Parent and its Affiliates will need access, from time to time, after the Closing Date, to certain accounting and Tax records and information held by the Acquired Subsidiaries to the extent such records and information pertain to events occurring on or prior to the Closing Date; therefore, Purchaser and Parent agree that from and after the Closing Date, Parent, Purchaser and their respective Affiliates shall (i) retain and maintain all such records including all Tax Returns, schedules and work papers, records and other documents in their possession relating to Tax matters of the Acquired Subsidiaries for taxable periods ending on or prior to the Closing Date and for the Straddle Period for the longer of (x) the seven-year period beginning on the Closing Date or (y) the full period of the applicable statute of limitations, including any extension thereof and (ii) allow the agents and representatives of each other, upon reasonable notice and at mutually convenient times to inspect, review and make copies of such records (at the expense of the party requesting the records) as Parent and Purchaser may deem reasonably necessary or appropriate from time to time. Parent and Purchaser agree that the holder of any records, books, workpapers, reports, correspondence and other similar materials shall provide the other party with written notice thirty (30) calendar days prior to transferring, destroying or discarding the last copy of any such materials and such other party shall have the right, at its expense, to copy or take any such materials; provided, that such other party provide written notice stating its intent to copy or take such materials no later than twenty (20) days after having received notice that such materials are being transferred, destroyed or discarded. Any information obtained under this
Section 8.10(d) shall be kept confidential except as may be otherwise necessary in connection with the filing of Tax Returns or claims for refund or in conducting an audit or other proceeding.

          (e) Neither Party nor any of its Affiliates shall be entitled to any information regarding or a copy of any consolidated, combined, affiliated or unitary Tax Return which includes Parent or Purchaser, provided, however, that Purchaser shall be entitled to a copy of a pro forma Tax Return for the relevant Acquired Subsidiary and all information related thereto.

          Section 8.11 Tax Benefits. (a) Any indemnity payments made pursuant to Article VIII shall be adjusted to account for any Taxes imposed upon the receipt of such payment and shall be made net of any Tax Benefit available to the recipient of such payment that results from the loss giving rise to such indemnity payments. For purposes of determining the amount of any Tax Benefit, the recipient of the Tax Benefit shall be deemed to pay Tax at the highest U.S. federal income tax corporate marginal rate in effect in the year such indemnifiable loss is incurred and shall be deemed to realize or utilize any Tax Benefit in the first taxable year that such Tax Benefit may be realized or utilized under applicable Law after taking into account all other Tax Attributes of such indemnified party and the projected utilization of such Tax Attributes as computed by the recipient of such Tax Benefit. If a Tax Benefit resulting from an indemnifiable loss is available in multiple Tax years, the amount of such Tax Benefit for purposes of this Section 8.11(a) shall be the net present value of all of such available Tax

Benefits, calculated by using a discount rate equal to the long-term applicable federal rate for the month in which such indemnifiable loss is incurred.

          (b) Purchaser shall pay to Parent any Tax Benefit arising from (i) any deduction arising from the exercise of options to acquire Parent stock held by Business Employees (if any) to the extent the Closing Date Balance Sheet does not reflect any amounts related to these deductions as an asset of any Acquired Subsidiary or as a reduction of any liability accrued thereon and (ii) any payment by Purchaser or its Affiliates of any state guarantee fund assessment as shown on the Closing Date Balance Sheet (net of any amounts reflected on such balance sheet as an asset or that otherwise reduced the amount of any liability reflected on such balance sheet and not including any Deferred Taxes), within 10 days of filing the Tax Return in which such Tax Benefit is claimed. Purchaser without prior approval from Parent shall not, and shall cause its Affiliates not to, claim the amount of any items listed in clauses (i) and (ii) above as a deduction for which Parent would be owed an amount under this Section 8.11(b) on any Tax Return that Purchaser is responsible for preparing under Section 8.2; provided, however, that if Parent under applicable Law or administrative practice is not permitted to report such deductions on any Tax Return that it or any of its Affiliates is required to file under Section 8.2 and such deduction is permitted by Law or administrative practice to be reported on a Tax Return for which Purchaser has filing responsibility under Section 8.2, then Purchaser shall claim such deduction and pay to Parent the amount required under this
Section 8.11(b) within 10 Business Days of filing the relevant Tax Return. Notwithstanding any provision to the contrary, Parent will agree to indemnify Purchaser and its Affiliates against Taxes that relate to any Tax Claim regarding the taking of any deductions described in clauses (i) and (ii) above, to the extent Purchaser was required to pay Parent an amount for the use of such deductions or Parent was able to report such deductions on Tax Returns which Parent or one of its Affiliates filed pursuant to Section 8.2.

                                   ARTICLE IX
                                   TERMINATION

          Section 9.1 Termination. This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the
Closing:

          (a) by the mutual written consent of Purchaser and Parent; or

          (b) by either Purchaser or Parent, if the transactions contemplated by this Agreement are not consummated by the first anniversary of the date of this Agreement (the "Termination Date"), except to the extent that such failure arises out of, or results from, a material breach by the Party seeking to terminate this Agreement of any representation, warranty, covenant or obligation of such Party contained herein; or

          (c) by either Purchaser or Parent, if there shall have been a breach by Sellers or Purchaser, as the case may be, of any of the representations, warranties, covenants or obligations contained herein, which breach would result in the failure to satisfy any condition set forth in Sections 7.1 or 7.2 (in the case of a breach by Sellers), or Sections 7.1 or 7.3 (in the case of a breach by Purchaser), and in any such case such breach shall be incapable of being cured or, if capable of being cured, shall not have been cured within sixty (60) calendar days after written notice thereof shall have been received by the Party alleged to be in breach.

          Section 9.2 Special Termination. In the event that Shortfall Reference Equity exceeds five hundred million dollars ($500,000,000), then Parent shall have the right to terminate this Agreement for a period of fourteen
(14) days after delivery of the Audited Financial Statements pursuant to Section 6.19(a).

          Section 9.3 Effect of Termination. If this Agreement is terminated, no Party (or any of its Affiliates, directors, officers, representatives or agents) will have any liability or further obligation to any other Party to this Agreement, except for any liability arising out of any knowing, willful or fraudulent breach of this Agreement prior to such termination and except for the obligations set forth in Sections 6.4(a) through (d) and 11.11, which shall survive termination.

                                    ARTICLE X
                                 INDEMNIFICATION

          Section 10.1 Survival of Representations and Warranties and Covenants.

          (a) The representations and warranties set forth herein (other than the representations and warranties in Section 4.18), and the right to commence any claim with respect thereto, shall survive until March 31, 2007; provided that the representations and warranties contained in Section 4.11 shall survive until six months after the expiration of the applicable statute of limitations and the representations and warranties contained in Sections 4.2, 4.3, 4.9, 4.23, 4.25, 4.29, 5.2, 5.3, 5.11 and 5.12 shall survive indefinitely; provided, however, that in the event written notice of any bona fide claim for indemnification under Section 10.2(a) or Section 10.3(b) shall have been given in accordance herewith within the applicable survival period setting forth in reasonable detail the nature of such claim (including a reasonable specification of the legal and factual basis for such claim), the representations and warranties that are the subject of such indemnification claim shall survive with respect to such claim until such time as such claim is fully and finally resolved. Notwithstanding anything contained herein to the contrary, after Parent delivers the Audited Financial Statements pursuant to Section 6.19, Parent and its Affiliates shall not have any liability in respect of, or any indemnification obligations to the Purchaser Indemnified Parties for Losses arising out of or relating to, the Financial Information.

          (b) This Section 10.1 shall not limit any covenant or agreement of the Parties contained in this Agreement or the Related Agreements which by its respective terms contemplates performance after the Closing.

          Section 10.2 Indemnification of Purchaser. Subject to the terms of this Article X, from and after the Closing Date, Parent shall indemnify, defend, save and hold harmless Purchaser and its Affiliates and each of their respective officers, directors, employees, agents and representatives (collectively, the "Purchaser Indemnified Parties"), from and against any and all Losses resulting from, arising out of or related to:

          (a) any breach by Parent of any representation or warranty (without regard to any Knowledge, Business Material Adverse Effect or materiality qualifications, except for the representations and warranties set forth in Sections 4.11(a), 4.13, 4.14(a), 4.14(b), the first sentence of Sections 4.16, 4.20(a) and (b), the first sentence of Section 4.21 and the third sentence of
Section 4.26(b) in this Agreement) (other than the representations and warranties set forth in Section 4.18) or any of the Related Agreements if and only to the extent of any representation and warranty in any Related Agreement that is substantially similar to a representation or warranty in this Agreement;

          (b) the failure by any Seller to perform timely any of its covenants or agreements contained in this Agreement;

          (c) subject to Section 10.5(d), the Covered Applicable Argentina
Losses;

          (d) subject to Section 10.5(e), the Covered Applicable TIN Losses;

          (e) subject to Section 10.5(f), the Covered Applicable Other Losses;

          (f) subject to Section 10.5(g), the Covered Applicable LTC Losses;

          (g) subject to Section 10.5(h), the Covered Applicable Litigation Losses; and

          (h) subject to Section 10.5(i), the Covered Applicable Shared Losses.

          Section 10.3 Indemnification of Sellers.  Subject to the terms of this
Article X, from and after the Closing Date, Purchaser shall indemnify, defend, save and hold harmless Sellers and their respective Affiliates and each of their respective officers, directors, employees, agents and representatives (collectively, the "Sellers Indemnified Parties" and together with the Purchaser Indemnified Parties, the "Indemnified Parties," and each, an "Indemnified Party") from and against any and all Losses resulting from, arising out of or related to:

          (a) the ownership or operation of the Business or the Transferred Shares, including the Applicable Argentina Losses, the Applicable TIN Losses, the Applicable Shared Losses, the Applicable Other Losses and other Losses resulting from, arising out of or related to the Applicable Argentina Subsidiaries or their respective businesses, except to the extent the Purchaser Indemnified Parties are entitled to indemnification under Section 10.2;

          (b) any breach by Purchaser of any representation or warranty (without regard to any Knowledge, Purchaser Material Adverse Effect or materiality qualifications, except for the representations and warranties set forth in Sections 5.8(a) and 5.10 in this Agreement or in any of the Related Agreements; and

          (c) the failure by Purchaser to perform timely any of its covenants or agreements contained in this Agreement.

          Section 10.4 Claims. Upon receipt by an Indemnified Party of notice of any action, suit, proceedings, claim, demand or assessment made or brought by an unaffiliated third party (a "Third Party Claim") with respect to a matter for which such Indemnified Party is indemnified under this Article X which has or is expected to give rise to a claim for Losses, the Indemnified Party shall promptly, in the case of a Purchaser Indemnified Party, notify Parent and in the case of a Sellers Indemnified Party, notify Purchaser (Parent or Purchaser, as the case may be, the "Indemnifying Party"), in writing, indicating the nature of such Third Party Claim and the basis therefor; provided, however, that any delay or failure by the Indemnified Party to give notice to the Indemnifying Party shall relieve the Indemnifying Party of its obligations hereunder only to the extent, if at all, that it is prejudiced by reason of such delay or failure. Such written notice shall (i) describe such Third Party Claim in reasonable detail as is practicable including the sections of this Agreement which form the basis for such claim; provided that the failure to identify a particular section in such notice shall not preclude the Indemnified Party from subsequently identifying such section as a basis for such claim, (ii) attach copies of all material written evidence thereof and (iii) set forth the estimated amount of the Losses that have been or may be sustained by an Indemnified Party. The Indemnifying Party shall have thirty (30) days after receipt of notice to elect, at its option, to assume and control the defense of, at its own expense and by its own counsel, any such Third Party Claim and shall be entitled to assert any and all defenses available to the Indemnified Party to the fullest extent permitted by applicable Law. If the Indemnifying Party shall undertake to compromise or defend any such Third Party Claim, it shall promptly notify the Indemnified Party of its intention to do so, and the Indemnified Party agrees to cooperate fully with the Indemnifying Party and its counsel in the compromise of, or defense against, any such Third Party Claim; provided, however, that the Indemnifying Party shall not settle, compromise or discharge, or admit any liability with respect to, any such Third Party Claim without the prior written consent of the Indemnified Party (which consent will not be unreasonably withheld or delayed), unless the relief consists solely of money Losses to be paid by the Indemnifying Party and includes a provision whereby the plaintiff or claimant in the matter releases the Purchaser Indemnified Parties or the Sellers Indemnified Parties, as applicable, from all liability with respect thereto. Notwithstanding an election to assume the defense of such action or proceeding, the Indemnified Party shall have the right to employ separate counsel and to participate in the defense of such action or proceeding, and the Indemnifying Party shall bear the reasonable fees, costs and expenses of such separate counsel if the (A) Indemnified Party shall have determined in good faith that an actual or potential conflict of interest makes representation by the same counsel or the counsel selected by the Indemnifying Party inappropriate or (B) Indemnifying Party shall have authorized the Indemnified Party to employ separate counsel at the Indemnifying Party's expense. In any event, the Indemnified Party and Indemnifying Party and their counsel shall cooperate in the defense of any Third Party Claim subject to this
Article X and keep such Persons informed of all developments relating to any such Third Party Claims, and provide copies of all relevant correspondence and documentation relating thereto. All costs and expenses incurred in connection with the Indemnified Party's cooperation shall be borne by the Indemnifying Party. In any event, the Indemnified Party shall have the right at its own expense to participate in the defense of such asserted liability. If the Indemnifying Party receiving such notice of a Third Party Claim does not elect to defend such Third Party Claim or does not defend such Third Party Claim in good faith, the Indemnified Party shall have the right, in addition to any other right or remedy it may have hereunder, at the Indemnifying Party's expense, to defend such Third Party Claim; provided, however, that the Indemnified Party shall not settle, compromise or discharge, or admit any liability with respect to, any such Third Party Claim without the written consent of the Indemnifying Party (which consent will not be unreasonably withheld or delayed).

          Section 10.5 Limitations; Payments.

          (a) Notwithstanding anything contained in this Agreement to the contrary, Parent shall not be (i) liable for any amounts for which the Purchaser Indemnified Parties are otherwise entitled to indemnification pursuant to
Section 10.2(a), unless (x) a claim is timely asserted during the survival period specified in Section 10.1(a), (y) the amount of Losses, after taking into account Section 10.6, with respect to the particular act, circumstance, development, event, fact, occurrence or omission exceeds one hundred thousand dollars ($100,000) (aggregating all such Losses arising from substantially identical facts) and (z) the aggregate amount of all Losses for which the Purchaser Indemnified Parties are entitled to indemnification pursuant to
Section 10.2(a) exceeds, on a cumulative basis, seventy-five million dollars ($75,000,000) (the "Threshold"), and then only to the extent of such excess, and
(ii) required to make indemnification payments pursuant to Section 10.2(a) to the extent indemnification payments thereunder would exceed in the aggregate two billion dollars ($2,000,000,000) (the "Maximum Indemnification Amount"); provided that the limitations in clauses (i) and (ii) shall not apply to any Losses resulting from, arising out of or relating to, the representations and warranties set forth in Sections 4.2, 4.3 and 4.9 and any such Losses or indemnification payments shall not be counted in determining whether the Threshold or Maximum Indemnification Amount have been exceeded.

          (b) Notwithstanding anything contained in this Agreement to the contrary, Purchaser shall not be (i) liable for any amounts for which the Sellers Indemnified Parties are otherwise entitled to indemnification pursuant to Section 10.3(b), unless (x) a claim is timely asserted during the survival period specified in Section 10.1(a), (y) the amount of Losses, after taking into account Section 10.6, with respect to the particular act, circumstance, development, event, fact, occurrence or omission exceeds one hundred thousand dollars ($100,000) (aggregating all such Losses arising from substantially identical facts) and (z) the aggregate amount of all Losses for which the Sellers Indemnified Parties are entitled to indemnification pursuant to Section 10.3(b) exceeds, on a cumulative basis, the Threshold, and then only to the extent of such excess, and (ii) required to make indemnification payments pursuant to Section 10.3(b) to the extent indemnification payments thereunder would exceed in the aggregate the Maximum Indemnification Amount; provided that the limitations in clauses (i) and (ii) shall not apply to any Losses resulting from, arising out of or relating to, the representations and warranties set forth in Sections 5.2 and 5.3 and any such Losses or indemnification payments shall not be counted in determining whether the Threshold or Maximum Indemnification Amount have been exceeded.

          (c) In determining the foregoing Threshold, the Applicable Argentina Losses Threshold and in otherwise determining the amount to which Indemnified Parties are entitled to assert a claim for indemnification pursuant to this
Article X or Article VIII, respectively, only actual losses, and not claims for lost profits or opportunity costs, except for any items specifically included in the definition of "Taxes," shall be taken into account, and except in connection with a Third Party Claim in which damages are awarded to a third party, the Parties waive any claim to consequential, incidental, special, indirect, exemplary or punitive damages relating to claims against each other.

          (d) Notwithstanding anything contained in this Agreement to the contrary, Parent shall not be liable for any amounts for which the Purchaser Indemnified Parties are otherwise entitled to indemnification pursuant to
Section 10.2(c), unless the aggregate amount of all Applicable Argentina Losses actually incurred by Purchaser and its Affiliates (including the Applicable Argentina Subsidiaries) exceeds, on a cumulative basis, the Applicable Argentina Losses Threshold, after taking into account Section 10.6, and then Parent shall be responsible only for 50% (fifty percent) of such excess. In connection with determining whether the Applicable Argentina Losses Threshold has been exceeded, Purchaser shall provide to Parent documentation reasonably satisfactory to Parent to evidence that the aggregate amount of all Applicable Argentina Losses actually incurred by Purchaser and its Affiliates (including the Applicable Argentina Subsidiaries) exceeds the Applicable Argentina Losses Threshold. For purposes of calculating the Applicable Argentina Losses and the Applicable Argentina Losses Threshold, the amounts of any Losses shall be converted from Argentinean pesos to dollars based upon the exchange rate applicable as of the date on which such Losses are paid. In no event shall a Purchaser Indemnified Party be entitled to indemnification under Section 10.2(a) in respect of the Applicable Argentina Losses, and any amounts for which the Purchaser Indemnified Parties are otherwise entitled to indemnification pursuant to Section 10.2(c) shall not count towards the Threshold or the Maximum Indemnification Amount.

          (e) Notwithstanding anything contained in this Agreement to the contrary, Parent shall not be liable to indemnify the Purchaser Indemnified Parties pursuant to Section 10.2(d), unless TIN shall have been determined to be insolvent or placed into receivership (an "Insolvency") within five (5) years from the Closing Date, and then Parent shall be responsible only for fifty percent (50%) of the Applicable TIN Losses incurred by a Purchaser Indemnified Party after an Insolvency has been made. In no event shall a Purchaser Indemnified Party be entitled to indemnification under Section 10.2(d) if an Insolvency has not been made prior to the fifth anniversary of the Closing Date. In addition, in no event shall a Purchaser Indemnified Party be entitled to indemnification under Section 10.2(a) in respect of the Applicable TIN Losses, and any amounts for which the Purchaser Indemnified Parties are otherwise entitled to indemnification pursuant to Section 10.2(d) shall not count towards the Threshold or the Maximum Indemnification Amount.

          (f) Notwithstanding anything contained in this Agreement to the contrary, Parent shall be responsible only for fifty percent (50%) of the Applicable Other Losses. In no event shall a Purchaser Indemnified Party be entitled to indemnification under Section 10.2(a) in respect of the Applicable Other Losses, and any amounts for which the Purchaser Indemnified Parties are otherwise entitled to indemnification pursuant to Section 10.2(e) shall not count towards the Threshold or the Maximum Indemnification Amount.

          (g) Notwithstanding anything contained in this Agreement to the contrary, Parent shall not be liable for any amounts for which the Purchaser Indemnified Parties are otherwise entitled to indemnification pursuant to
Section 10.2(f), unless the aggregate amount of all Applicable LTC Losses actually incurred by Purchaser and its Affiliates exceeds, on a cumulative basis, the Applicable LTC Losses Threshold, after taking into account Section 10.6, and then Parent shall be responsible only for the amount of such excess. In connection with determining whether the Applicable LTC Losses Threshold has been exceeded, Purchaser shall provide to Parent documentation reasonably satisfactory to Parent to evidence that the aggregate amount of all Applicable LTC Losses actually incurred by Purchaser and its Affiliates exceeds the Applicable LTC Losses Threshold. In addition, Purchaser shall provide to Parent documentation and other information reasonably requested by Parent in respect to the calculation of the Applicable LTC Losses Threshold. In no event shall a Purchaser Indemnified Party be entitled to indemnification under Section 10.2(a) in respect of the Applicable LTC Losses, and any amounts for which the Purchaser Indemnified Parties are otherwise entitled to indemnification pursuant to Section 10.2(f) shall not count towards the Threshold or the Maximum Indemnification Amount.

          (h) Notwithstanding anything contained in this Agreement to the contrary, Parent shall be responsible only for Applicable Litigation Losses in excess of the reserves or accruals therefor on the Closing Date Balance Sheet. In no event shall a Purchaser Indemnified Party be entitled to indemnification under Section 10.2(a) in respect of the Applicable Litigation Losses, and any amounts for which the Purchaser Indemnified Parties are otherwise entitled to indemnification pursuant to Section 10.2(g) shall not count towards the Threshold or the Maximum Indemnification Amount.

          (i) Notwithstanding anything contained in this Agreement to the contrary, Parent shall be responsible only for fifty percent (50%) of the Applicable Shared Losses. In no event shall a Purchaser Indemnified Party be entitled to indemnification under Section 10.2(a) in respect of the Applicable Shared Losses, and any amounts for which the Purchaser Indemnified Parties are otherwise entitled to indemnification pursuant to Section 10.2(h) shall not count towards the Threshold or the Maximum Indemnification Amount.

          (j) Notwithstanding anything contained in this Agreement to the contrary, in no event shall any Indemnifying Party or Tax Indemnifying Party be obligated under this Article X or Article VIII, respectively, to indemnify any Person otherwise entitled to indemnity hereunder in respect of any Losses or Taxes that result from the willful misconduct, bad faith or negligent acts or omissions of such Person.

          (k) Notwithstanding anything contained in this Agreement to the contrary, in the event that any fact, event or circumstance which results in an adjustment to the Closing Date Purchase Price (including in calculating the Final Adjustment Payment and Reference Equity) would also constitute a breach or inaccuracy of any of Parent's representations, warranties, covenants or agreements under this Agreement, Sellers and their respective Affiliates shall have no obligation to indemnify any Purchaser Indemnified Party with respect to such breach or inaccuracy to the extent of such adjustment.

          Section 10.6 Insurance; Tax Benefits.

          (a) Notwithstanding anything contained in this Agreement to the contrary, Losses shall be net of any insurance or other prior or subsequent recoveries actually received by the Indemnified Party or its Affiliates in connection with the facts giving rise to the right of indemnification. If an Indemnified Party shall have used its commercially reasonable efforts to recover any amounts recoverable under insurance policies and shall not have recovered the applicable Losses, the Indemnifying Party shall be liable for the amount by which such Losses exceeds the amounts actually recovered.

          (b) Any indemnity payments made pursuant to Article X by Purchaser to Parent and any Losses applied to the Threshold, the Applicable Argentina Losses Threshold or the Applicable LTC Losses Threshold shall be made net of any Tax Benefit available to Purchaser or any of its Affiliates resulting from the incurrence or payment of Losses. The amount of any Tax Benefit shall be determined pursuant to Section 8.11.

          Section 10.7 Remedies Exclusive. Except in cases of common law fraud or as otherwise specifically provided herein (including Section 10.9), the remedies provided in Article VIII and this Article X shall be the exclusive monetary remedies (including equitable remedies that involve monetary payment, such as restitution or disgorgement, other than specific performance to enforce any payment or performance due hereunder) of the Parties from and after the Closing in connection with any breach of a representation or warranty, or non-performance, partial or total, of any covenant or agreement contained herein.

          Section 10.8 Mitigation. Each Indemnified Party shall use its commercially reasonable efforts, at the expense of the Indemnifying Party, to mitigate any claim or liability that an Indemnified Party asserts or is reasonably likely to assert under this Article X. In the event that an Indemnified Party shall fail to make such commercially reasonable efforts to mitigate any such claim or liability, then notwithstanding anything contained in this Agreement to the contrary, neither Parent nor Purchaser, as the case may be, shall be required to indemnify any Indemnified Party for that portion of any Losses that could reasonably be expected to have been avoided if the Indemnified Party had made such efforts.

          Section 10.9 Tax Indemnification.  Except as expressly provided in
Article VIII or this Article X, this Article X shall not apply to indemnification with respect to Taxes as provided in Article VIII.

                                   ARTICLE XI
                                  MISCELLANEOUS

          Section 11.1 Notices. All notices, demands and other communications required or permitted to be given to any Party under this Agreement shall be in writing and any such notice, demand or other communication shall be deemed to have been duly given when delivered by hand, courier or overnight delivery service or, if mailed, two (2) Business Days after deposit in the mail and sent certified or registered mail, return receipt requested and with first-class postage prepaid, or in the case of facsimile notice, when sent and transmission is confirmed, and, regardless of method, addressed to the Party at its address or facsimile number set forth below (or at such other address or facsimile number as the Party shall furnish the other Parties in accordance with this Section) and, in the case of Parent, also included in an email transmission:

          (a) If to Parent:

              Citigroup Inc.
              399 Park Avenue
              New York, New York 10022
              Attn: Andrew M. Felner, Esq.
                    Deputy General Counsel
              Facsimile: (212) 559-7057
              Email: felnera@citigroup.com

              With a copy to:

              Skadden, Arps, Slate, Meagher & Flom LLP
              4 Times Square
              New York, New York 10036-6522
              Attn: Eric J. Friedman, Esq.
              Facsimile: (212) 735-2000

          (b) If to Purchaser:

              MetLife, Inc.
              2701 Queens Blvd. North
              Long Island City, New York 11101
              Attn: James L. Lipscomb, Esq.
              Facsimile: (212) 252-7288

              With a copy to:

              LeBoeuf, Lamb, Greene & MacRae, L.L.P.
              125 West 55th Street
              New York, New York 10019
              Attn: Alexander M. Dye, Esq.
              Facsimile: (212) 424-8500

          Section 11.2 Governing Law. This Agreement shall be governed by and construed in accordance with the Laws of the State of New York applicable to agreements made and to be performed entirely within such State, without regard to the conflict of laws principles of such State.

          Section 11.3 Jurisdiction; Venue; Consent to Service of Process.

          (a) Each of the Parties irrevocably and unconditionally submits to the non-exclusive jurisdiction of the United States District Court for the Southern District of New York or, if such court will not accept jurisdiction, the Supreme Court of the State of New York or any court of competent civil jurisdiction sitting in New York County, New York. In any action, suit or other proceeding, each of the Parties irrevocably and unconditionally waives and agrees not to assert by way of motion, as a defense or otherwise any claims that it is not subject to the jurisdiction of the above courts, that such action or suit is brought in an inconvenient forum or that the venue of such action, suit or other proceeding is improper. Each of the Parties also hereby agrees that any final and unappealable judgment against a Party in connection with any action, suit or other proceeding shall be conclusive and binding on such Party and that such award or judgment may be enforced in any court of competent jurisdiction, either within or outside of the United States. A certified or exemplified copy of such award or judgment shall be conclusive evidence of the fact and amount of such award or judgment.

          (b) Each Party irrevocably consents to service of process in the manner provided for the giving of notices pursuant to Section 11.1 of this Agreement. Nothing in this Section 11.3 shall affect the right of any Party to serve process in any other manner permitted by Law.

          Section 11.4 Entire Agreement. This Agreement, together with the Related Agreements and the Confidentiality Agreement and all annexes and exhibits hereto and thereto, embody the entire agreement of the Parties with respect to the subject matter hereof and supersede all prior agreements with respect thereto. The Parties intend that this Agreement shall constitute the complete and exclusive statement of its terms and that no extrinsic evidence whatsoever may be introduced in any judicial proceeding involving this Agreement.

          Section 11.5 Amendment, Modification and Waiver. No amendment to this Agreement shall be effective unless it shall be in writing and signed by each Party. Any failure of a Party to comply with any obligation, covenant, agreement or condition contained in this Agreement may be waived by the Party entitled to the benefits thereof only by a written instrument duly executed and delivered by the Party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure of compliance.

          Section 11.6 Severability. If any provision of this Agreement or the application of any such provision is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement or invalidate or render unenforceable such provision in any other jurisdiction. To the extent permitted by applicable Law, the Parties waive any provision of Law that renders any provision of this Agreement invalid, illegal or unenforceable in any respect. The Parties shall, to the extent lawful and practicable, use their commercially reasonable efforts to enter into arrangements to reinstate the intended benefits, net of the intended burdens, of any such provision held invalid, illegal or unenforceable.

          Section 11.7 Successors and Assigns; No Third-Party Beneficiaries. Subject to the terms of this Section 11.7, this Agreement and all its provisions shall be binding upon and inure to the benefit of the Parties and their respective permitted successors and assigns. Nothing in this Agreement, whether expressed or implied, will confer on any Person, other than the Parties or their respective permitted successors and assigns, any rights, remedies or liabilities; provided that the provisions of Article X will inure to the benefit of the Indemnified Parties. No Party may assign its rights or obligations under this Agreement without the prior written consent of the other Parties (which consent may not be unreasonably withheld) and any purported assignment without such consent shall be void; provided that Purchaser may, without the consent of Parent, assign any or all of its rights, but not its obligations hereunder, to any of its Affiliates (although no such assignment shall relieve Purchaser of its obligations to Parent or any Purchaser Indemnified Party hereunder); provided, further, that Parent may, without the consent of Purchaser, assign any or all of its rights (including its ownership interest in any Acquired Subsidiary), and its respective related obligations hereunder, to any of its Affiliates (although no such assignment shall relieve Parent of its obligations to Purchaser or any Sellers Indemnified Party hereunder).

          Section 11.8 Publicity. Except for any notice which is required by Law or obligations pursuant to any listing agreement with any national securities exchange, each of Parent and Purchaser hereby agrees that neither it nor any of its Affiliates will issue a press release or make any other public statement with respect to the transactions contemplated by this Agreement and the Related Agreements without the prior written consent of the other Party, which consent will not be unreasonably withheld or delayed. Each of Purchaser and Parent hereby agrees, to the extent possible and legally permissible, to notify and consult with the other Party at least twenty-four (24) hours in advance of filing any notice so required.

          Section 11.9 Use of Logos to Announce Transaction. Parent hereby grants, or will cause a Seller to grant, a non-exclusive, non-transferable, and non-sublicenseable license to Purchaser, for a period of one (1) month following the date hereof, to use its logo in the manner set forth on Exhibit J hereto solely (with respect to Purchaser) on the website located at (http://www.metlife.com/) solely for purposes of announcing the transaction contemplated hereby. The Parties acknowledge and agree that the restrictions identified under the heading "Acknowledgement of Ownership" in the Licensing Agreement shall apply to all such usage, and that, in addition to its other rights and remedies hereunder or at law or in equity, Parent may terminate the license granted herein upon written notice in the event that Purchaser breaches or does not comply with such restrictions. Purchaser shall cease all such use of the Trademark licensed hereunder immediately upon termination or, if not earlier terminated, no later than one (1) month following the date hereof.

          Section 11.10 WAIVER OF JURY TRIAL. TO THE FULLEST EXTENT PERMITTED BY LAW, EACH OF THE PARTIES IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, SUIT, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

          Section 11.11 Expenses. Except as otherwise expressly stated in this Agreement, any costs, expenses, or charges incurred by any of the Parties shall be borne by the Party incurring such cost, expense or charge whether or not the transactions contemplated by this Agreement and the Related Agreements shall be consummated.

          Section 11.12 Specific Performance and Other Equitable Relief. The Parties hereby expressly recognize and acknowledge that immediate, extensive and irreparable damage would result, no adequate remedy at law would exist and damages would be difficult to determine in the event that any provision of this Agreement is not performed in accordance with its specific terms or otherwise breached. Therefore, in addition to, and not in limitation of, any other remedy available to any Party, an aggrieved Party under this Agreement would be entitled to specific performance of the terms hereof and immediate injunctive relief, without the necessity of proving the inadequacy of money damages as a remedy. Such remedies, and any and all other remedies provided for in this Agreement, shall, however, be cumulative in nature and not exclusive and shall be in addition to any other remedies whatsoever which any Party may otherwise have.

          Section 11.13 Counterparts. This Agreement may be executed by the Parties in multiple counterparts which may be delivered by facsimile transmission. Each counterpart when so executed and delivered shall be deemed an original, and all such counterparts taken together shall constitute one and the same instrument.

          Section 11.14 No Other Representations or Warranties.

          (a) Subject to Section 10.7, except for the representations and warranties contained in this Agreement or the Related Agreements, no Seller nor any agent, Affiliate, officer, director, employee or representative of any Seller, nor any other Person, makes, or shall be deemed to make, any representation or warranty to Purchaser, express or implied, at law or in equity, on behalf of Sellers, and Sellers hereby exclude and disclaim any such representation or warranty whether by any Seller or any Seller's agents, Affiliates, officers, directors, employees or representatives or any other Person, notwithstanding the delivery or disclosure to Purchaser or any of its officers, directors, employees or representatives or any other Person of any documentation or other information by Sellers or any of their respective agents, Affiliates, officers, directors, employees or representatives or any other Person with respect to any one or more of the foregoing. Purchaser hereby agrees that notwithstanding any other provision of this Agreement to the contrary, Sellers are not making any representation as to the adequacy or sufficiency of any reserves for payment of benefits, losses, claims and expenses under all insurance policies and contracts.

          (b) Subject to Section 10.7, except for the representations and warranties contained in this Agreement or the Related Agreements, neither Purchaser nor any agent, Affiliate, officer, director, employee or representative of Purchaser, nor any other Person, makes, or shall be deemed to make, any representation or warranty to Sellers, express or implied, at law or in equity, on behalf of Purchaser, and Purchaser hereby excludes and disclaims any such representation or warranty whether by Purchaser or any of Purchaser's agents, Affiliates, officers, directors, employees or representatives or any other Person, notwithstanding the delivery or disclosure to Sellers any or any of their respective officers, directors, employees or representatives or any other Person of any documentation or other information by Purchaser or any of its respective agents, Affiliates, officers, directors, employees or representatives or any other Person with respect to any one or more of the foregoing. Sellers hereby agree that notwithstanding any other provision of this Agreement to the contrary, Purchaser is not making any representation as to the adequacy or sufficiency of any reserves for payment of benefits, losses, claims and expenses under all insurance policies and contracts.

          (c) Nothing contained in this Section 11.14 shall affect the Parties' rights under Section 2.3.

          IN WITNESS WHEREOF, each Party has caused this Agreement to be duly executed on its behalf by an authorized officer as of the date first above written.

                                        CITIGROUP INC.


                                        By: /s/ Raymond J. Quinlan
                                            ------------------------------------
                                            Name:  Raymond J. Quinlan
                                            Title: Executive Vice President


                                        METLIFE, INC.


                                        By: /s/ William J. Wheeler
                                            ------------------------------------
                                            Name:  William J. Wheeler
                                            Title: Executive Vice President and
                                                   Chief Financial Officer

                                                                     EXHIBIT B-1

================================================================================

                         DOMESTIC DISTRIBUTION AGREEMENT

                                 BY AND BETWEEN

                                 CITIGROUP INC.

                                       AND

                                  METLIFE, INC.

                                 AS OF [  ], 2005

================================================================================

                                TABLE OF CONTENTS

                                                                                   Page
                                                                                   ----
ARTICLE I.      DEFINITIONS......................................................    1
     Section 1.1.  Defined Terms.................................................    1
     Section 1.2.  Purposes of Agreement.........................................    4
     Section 1.3.  Construction..................................................    5
     Section 1.4.  Headings......................................................    5
ARTICLE II.    REPRESENTATIONS AND WARRANTIES....................................    5
     Section 2.1.  Representations and Warranties of Parent......................    5
     Section 2.2.  Representations and Warranties of Purchaser...................    6
ARTICLE III.   DOMESTIC DISTRIBUTION.............................................    6
     Section 3.1.  Selling Agreements............................................    6
     Section 3.2.  Exclusive Distribution Arrangements...........................    7
     Section 3.3.  Non-Exclusive Distribution Arrangements.......................    7
     Section 3.4.  Private Label Products........................................    8
     Section 3.5.  New Products; Additional Products; Substitute Products........    8
     Section 3.6.  Acquisitions..................................................   10
     Section 3.7.  No Obligation.................................................   10
ARTICLE IV.   ACCESS AND BRANDING................................................   11
     Section 4.1.   Access.......................................................   11
     Section 4.2.   Branding; Use of Names; Confidential Information; Approval of
                    Certain Materials............................................   11
ARTICLE V.   TERM OF THE AGREEMENT; CERTAIN CONDITIONS...........................   13
     Section 5.1.   Term.........................................................   13
     Section 5.2.   Survival.....................................................   13
     Section 5.3.   Certain Conditions...........................................   13
ARTICLE VI.   INDEMNIFICATION....................................................   15
     Section 6.1.   Indemnification of Parent....................................   15
     Section 6.2.   Indemnification of Purchaser.................................   15
     Section 6.3.   Indemnity Provisions in Domestic Selling Agreements..........   16
     Section 6.4.   Indemnification Procedures...................................   16
     Section 6.5.   General......................................................   17
ARTICLE VII.  MISCELLANEOUS......................................................   17
     Section 7.1.   Equitable Remedies...........................................   17
     Section 7.2.   Severability.................................................   17
     Section 7.3.   Further Assurance and Assistance.............................   18
     Section 7.4.   Notices......................................................   18
     Section 7.5.   Successors and Assigns.......................................   19
     Section 7.6.   Governing Law................................................   19
     Section 7.7.   Jurisdiction; Venue; Consent to Service of Process...........   19
     Section 7.8.   Frustration..................................................   19
     Section 7.9.   Entire Agreement.............................................   20
     Section 7.10.  Amendment and Waiver.........................................   20
     Section 7.11.  Access to Records............................................   20
     Section 7.12.  Counterparts.................................................   20
     Section 7.13.  Waiver of Jury Trial.........................................   20

                         DOMESTIC DISTRIBUTION AGREEMENT

      THIS DOMESTIC DISTRIBUTION AGREEMENT (this "Agreement"), dated as of [ ], 2005, is made by and between Citigroup Inc., a Delaware corporation ("Parent"), and MetLife, Inc., a Delaware corporation ("Purchaser").

      WHEREAS, Purchaser and certain of its Affiliates provide insurance and annuity products throughout the United States and in numerous countries around the world;

      WHEREAS, Parent, through its Affiliates, has an extensive proprietary distribution network that distributes, on behalf of insurance companies, insurance and annuity products throughout the United States and in numerous countries around the world;

      WHEREAS, Parent and Purchaser have entered into an Acquisition Agreement, dated as of January 31, 2005 (the "Acquisition Agreement"), pursuant to which Purchaser will acquire on the terms and subject to the conditions set forth therein, all of the outstanding shares of capital stock of certain subsidiaries of, and the equity interests owned by Parent in certain joint ventures of, Parent or its Affiliates, including the Travelers Insurers;

      WHEREAS, in connection with the transactions contemplated by the Acquisition Agreement, the parties hereto desire to enter into a distribution relationship outside the United States pursuant to an International Distribution Agreement to be entered into on the date hereof and the distribution relationship inside the United States contemplated by this Agreement; and

      WHEREAS, the execution and delivery of this Agreement is a condition to closing of the transactions contemplated by the Acquisition Agreement.

      NOW, THEREFORE, in consideration of the mutual covenants, agreements and promises herein contained, the parties do hereby agree as follows:

                                    ARTICLE I.
                                   DEFINITIONS

      Section 1.1. Defined Terms. For purposes of this Agreement, unless the context requires otherwise, the following terms shall have the following meanings:

      "Acquisition Agreement" has the meaning set forth in the recitals hereto.

      "Affiliate" shall mean, with respect to any Person, any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with such first Person. The term "control" (including its correlative meanings "controlled by" and "under common control with") shall mean possession, directly or indirectly, of power to direct or cause the direction of management or policies (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise).

      "Agreement" shall have the meaning set forth in the introductory paragraph hereof.

      "Comparable Distributor" shall mean a distributor using a substantially similar approach to the marketing, servicing, sales support and overall distribution of products.

      "Competitive" means (i) the terms, total compensation, customer appeal, consumer pricing and value, wholesaler coverage, training and support, features and service standards and metrics of the applicable product, taken as a whole, are at least equivalent to those of other comparable products, considered as a group, then distributed by the applicable Domestic Parent Distributor and (ii) the financial strength rating of the applicable provider is substantially similar to the other providers (considered as a group) then providing such comparable products to such Domestic Parent Distributor.

      "Confidential Information" shall have the meaning set forth in Section 4.2(b).

      "Domestic Exclusive Parent Distributor" means each Domestic Parent Distributor to which a Travelers Insurer is the exclusive provider of any Product on the date of this Agreement and such Person's successors and assigns.

      "Domestic Parent Distributor" means (i) any Person Affiliated with Parent that, as of the date hereof, distributes any Product that a Travelers Insurer offers in the United States and such Person's successors and assigns and (ii) from and after the time of its acquisition by Parent or an Affiliate of Parent, a Target Affiliated Distributor that distributes any life insurance or annuity products for any Purchaser Insurer pursuant to Section 3.6(b), and such Target Affiliated Distributor's successors and assigns.

      "Domestic Selling Agreements" has the meaning set forth in Section 3.1.

      "Exclusive Products" means the Products designated on Schedule 3.2(a) as being subject to an exclusive relationship.

      "Existing Product" has the meaning set forth in Section 3.5(d).

      "First Term" means the five-year period commencing on the date of this Agreement and ending on the fifth anniversary of the date of this Agreement.

      "Indemnified Party" has the meaning set forth in Section 6.4.

      "Indemnifying Party" has the meaning set forth in Section 6.4.

      "Law" shall have the meaning set forth in the Acquisition Agreement.

      "Level Playing Field" means, with respect to a product, Parent (i) shall, and shall cause any Domestic Parent Distributor entering into a Domestic Selling Agreement with respect to such product pursuant to Section 3.1 to, afford the same access to its distribution platforms for such product offered by a Travelers Insurer (or a Purchaser Insurer, as applicable) as the access it affords to comparable products offered by a Third Party Insurer and (ii) shall not, and shall cause its Affiliates (including the Domestic Parent Distributors) not to, provide to its Sales Force any compensation or other economic inducement or benefit for the sale of comparable products sold in a comparable sales support and compensation framework offered by a Third Party Insurer that are more favorable than the compensation or other economic inducements or benefits provided to such Sales Force for the sale of such products offered by a Travelers Insurer (or a Purchaser Insurer, as applicable); provided, that a Level Playing Field may include variations in Sales Force compensation that are
(x) based upon neutral criteria that do not differentiate between product providers, such as achieving sales volume or persistency objectives, or (y) for products (including combined product and service arrangements) for which distributor compensation is negotiated by the provider on a sale-by-sale basis, such as group retirement products.

      "Licensing Agreement" shall have the meaning set forth in the Acquisition Agreement.

      "Losses" has the meaning set forth in Section 6.1.

      "Marks" shall mean the Parent Distributor Marks, as defined in the Licensing Agreement in respect of this Agreement, including "PrimElite", "Blueprint", "Vintage" and "Marquis."

      "New Products" means, (i) with respect to each Domestic Parent Distributor, any life insurance or annuity product that a Purchaser Insurer is authorized to offer but was not included among the types of insurance or annuity products distributed by such Domestic Parent Distributor on the date of this Agreement and (ii) any products offered by a Purchaser Insurer pursuant to arrangements contemplated by Section 3.6(b). For avoidance of doubt, (i) the addition of new features to Products shall not constitute New Products in whole or in part, regardless of whether any insurance regulatory filing is required in connection therewith and (ii) the following products shall not be deemed to be New Products with respect to PFSI: long-term care insurance, prepaid legal services and individual term life insurance the primary purpose of which is protection rather than investment.

      "Non-Exclusive Products" has the meaning set forth in Section 3.3.

      "Parent" has the meaning set forth in the introductory paragraph hereof.

      "Parent Indemnified Parties" has the meaning set forth in Section 6.1.

      "Parent Standards and Practices" means the client service and relationship standards, business practices, ethical standards, customer privacy and protection policies and general service quality standards, reputational considerations and industry standards, as determined from time to time by Parent or any of its Affiliates, provided that such Parent Standards and Practices, to the extent they relate to a Product or New Product and/or Domestic Parent Distributor, shall be applied, and changes thereto shall be made, without discriminating in any material manner against any Travelers Insurer or Purchaser Insurer, as applicable, relative to all other similarly situated providers of such Products or New Products distributed by such Domestic Parent Distributor.

      "Person" shall have the meaning set forth in the Acquisition Agreement.

      "PFSI" has the meaning set forth in Section 3.5(b).

      "PLP Distributor" has the meaning set forth in Section 3.4(b).

      "Private Label Product" means a life insurance or annuity product customized for a Domestic Parent Distributor that (i) is branded under the name of a Domestic Parent Distributor or (ii) is a variable life insurance or variable annuity contract that offers as an option more than two investment choices or mutual funds that are advised or managed by Parent or a Parent Affiliate, including a Domestic Parent Distributor (in the capacity of either an advisor or sub-advisor). For the avoidance of doubt, a Private Label Product (whether existing on the date of this Agreement or thereafter) shall be deemed a Product for all purposes under this Agreement.

      "Products" means the life insurance and annuity products issued by the Travelers Insurers and distributed through the Domestic Parent Distributors on the date of this Agreement which are listed on Schedule 3.2(a), and any Substitute Products distributed in replacement thereof pursuant to Section 3.5(d).

      "Purchaser" shall have the meaning set forth in the introductory paragraph hereof.

      "Purchaser Indemnified Parties" has the meaning set forth in Section 6.2.

      "Purchaser Insurer" means any insurance company Affiliate of Purchaser, including the Travelers Insurers.

      "Sales Force" means those point of sale representatives and their direct supervisors utilized by Parent, Domestic Parent Distributors or one of their respective Affiliates whose job responsibility includes the sale or promotion of Products or New Products offered by a Travelers Insurer (or a Purchaser Insurer, as applicable).

      "Second Term" means the five-year period commencing upon the expiration of the First Term and ending on the tenth anniversary of the date of this Agreement.

      "Substitute Product" has the meaning set forth in Section 3.5(d).

      "Target Affiliated Distributor" means any Person Affiliated with Parent that (i) was an Affiliate of a Target Business (as defined in the Acquisition Agreement) immediately prior to the acquisition of such Target Business by Parent or an Affiliate of Parent and (ii) is engaged in the business of distributing financial services products.

      "Term" has the meaning set forth in Section 5.1.

      "Third Party Claim" has the meaning set forth in Section 6.4.

      "Third Party Insurer" means an insurance company that is not Affiliated with Purchaser.

      "Travelers Insurers" means the Domestic Insurance Companies (as defined in the Acquisition Agreement) to be acquired by Purchaser pursuant to the Acquisition Agreement and their successors and assigns, and with respect to a Substitute Product that is offered pursuant to Section 3.5(d), a Purchaser Insurer and its successors and assigns.

      Section 1.2 Purposes of Agreement. Notwithstanding anything in this Agreement to the contrary, Purchaser and Parent agree that this Agreement is intended to set forth certain principal business terms upon which they will enter into Domestic Selling Agreements during the Term and that nothing herein creates a Domestic Selling Agreement.

      Section 1.3. Construction. For the purposes of this Agreement: (i) words (including capitalized terms defined herein) in the singular shall be held to include the plural and vice versa, and words (including capitalized terms defined herein) of one gender shall be held to include the other gender as the context requires; (ii) the terms "hereof," "herein" and "herewith" and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole (including all of the Schedules) and not to any particular provision of this Agreement, and Article, Section, paragraph and Schedule references are to the Articles, Sections, paragraphs and Schedules to this Agreement, unless otherwise specified; (iii) the word "including" and words of similar import when used in this Agreement shall mean "including, without limitation"; (iv) all references to any period of days shall be deemed to be to the relevant number of calendar days unless otherwise specified; and (v) "commercially reasonable efforts" shall not require a waiver by any party of any material rights or any action or omission that would be a breach of this Agreement.

      Section 1.4 Headings. The Article and Section headings contained in this Agreement are inserted for convenience of reference only and shall not affect the meaning or interpretation of this Agreement.

                                   ARTICLE II.
                         REPRESENTATIONS AND WARRANTIES

      Section 2.1. Representations and Warranties of Parent. Parent hereby represents and warrants to Purchaser as set forth below.

            (a) Parent is a corporation duly organized, validly existing and in good standing under the laws of its state of incorporation.

            (b) Parent has all necessary corporate power and authority to make, execute and deliver this Agreement and to perform all of the obligations to be performed by it hereunder. The making, execution, delivery and performance by Parent of this Agreement and the consummation by Parent of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of Parent. This Agreement has been duly and validly executed and delivered by Parent, and assuming the due authorization, execution and delivery by Purchaser, this Agreement will constitute the valid, legal and binding obligation of Parent, enforceable against it in accordance with its terms, except as may be subject to applicable bankruptcy, insolvency, moratorium or other similar Laws, now or hereafter in effect, relating to or affecting the rights of creditors generally and by legal and equitable limitations on the enforceability of specific remedies.

            (c) Neither the execution and delivery of this Agreement by Parent, nor the consummation of the transactions contemplated hereby, will (i) violate or conflict with any provision of the articles of incorporation or bylaws or other organizational documents of Parent or any Domestic Parent Distributor,
(ii) violate any of the terms, conditions, or provisions of any Law or license to which Parent or any Domestic Parent Distributor is subject or by which it or any Domestic Parent Distributor or any of its or their assets are bound, or
(iii) violate, breach, or constitute a default under any contract to which Parent or any Domestic Parent Distributor is a party or by which it or any Domestic Parent Distributor or any of its or their assets is bound. The distribution of any Products offered by a Travelers Insurer and distributed by a Domestic Parent Distributor on the date hereof does not violate, breach, or constitute a default under any contract to which Parent or any Domestic Parent Distributor is a party or by which any of them or any of their respective assets is bound.

            (d) None of the arrangements by which any Domestic Parent Distributor distributes any Products on behalf of a Travelers Insurer in force on the date of the Acquisition Agreement or the date of this Agreement violated or violates any of the Parent Standards and Practices in effect on such date.

      Section 2.2. Representations and Warranties of Purchaser. Purchaser hereby represents and warrants to Parent as set forth below.

            (a) Purchaser is a corporation duly organized, validly existing and in good standing under the laws of its state of incorporation.

            (b) Purchaser has all necessary corporate power and authority to make, execute and deliver this Agreement and to perform all of the obligations to be performed by it hereunder. The making, execution, delivery and performance by Purchaser of this Agreement and the consummation by Purchaser of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of Purchaser. This Agreement has been duly and validly executed and delivered by Purchaser, and assuming the due authorization, execution and delivery by Parent, this Agreement will constitute the valid, legal and binding obligation of Purchaser, enforceable against it in accordance with its terms, except as may be subject to applicable bankruptcy, insolvency, moratorium or other similar Laws, now or hereafter in effect, relating to or affecting the rights of creditors generally and by legal and equitable limitations on the enforceability of specific remedies.

            (c) Neither the execution and delivery of this Agreement by Purchaser, nor the consummation of the transactions contemplated hereby, will
(i) violate or conflict with any provision of the articles of incorporation or bylaws or other organizational documents of Purchaser or any Purchaser Insurer (other than the Travelers Insurers), (ii) violate any of the terms, conditions, or provisions of any Law or license to which Purchaser is subject or by which it or any of its assets is bound, or (iii) violate, breach, or constitute a default under any contract to which Purchaser is a party or by which it or any of its assets is bound.

                                   ARTICLE III.
                              DOMESTIC DISTRIBUTION

      Section 3.1. Selling Agreements. In order to effectuate the distribution arrangements contemplated hereby among the Travelers Insurers (and Purchaser Insurers, as applicable) and the Domestic Parent Distributors for distribution of the Products and New Products offered by the Travelers Insurers (and Purchaser Insurers, as applicable) within the United States, Parent shall cause the Domestic Parent Distributors, and Purchaser shall cause the Travelers Insurers

(and Purchaser Insurers, as applicable), to negotiate in good faith and enter into written selling agreements that are consistent with industry practice and with the principles set forth in this Agreement and that contain terms and conditions taken as a whole that are no less favorable to the Travelers Insurers (and Purchaser Insurers, as applicable) and the Domestic Parent Distributors than the terms and conditions of the selling and selling-related arrangements existing on the date of this Agreement between the Travelers Insurers and the Domestic Parent Distributors (the "Domestic Selling Agreements"). For each Domestic Parent Distributor that distributes a Product for a Travelers Insurer on the date of this Agreement, a Domestic Selling Agreement for the distribution of such Product, to take effect on the date of this Agreement, shall be executed and delivered by such Domestic Parent Distributor and the applicable Travelers Insurer on or prior to the date of this Agreement. The Domestic Selling Agreements will contain provisions concerning the periodic readjustment of compensation as agreed by the parties thereto.

      Section 3.2. Exclusive Distribution Arrangements.

            (a) Parent represents and warrants that Schedule 3.2(a) sets forth a complete and accurate list of all life insurance and annuity products issued by a Travelers Insurer and distributed by a Domestic Parent Distributor in the United States on behalf of a Travelers Insurer on the date of this Agreement, the identity of each Domestic Parent Distributor that distributes each such product and whether or not a Travelers Insurer is the exclusive provider of such product to such Domestic Parent Distributor.

            (b) During the First Term, each Travelers Insurer shall have the right to be the exclusive provider in the United States of any Exclusive Product to any Domestic Exclusive Parent Distributor. During the Second Term, each Travelers Insurer shall have the right to be a provider, on a non-exclusive, Level Playing Field basis, to each Domestic Exclusive Parent Distributor of each Exclusive Product distributed by such Domestic Exclusive Parent Distributor on the date of this Agreement. During the First Term, Parent shall not make any change in the Parent Standards and Practices (except changes that may be reasonably appropriate to comply with applicable Law) that would conflict with the rights granted to the Travelers Insurers under the first sentence of this
Section 3.2(b).

            (c) Notwithstanding anything herein to the contrary (including, without limitation, Section 3.5(d)), prior to the earlier of (i) the end of the 60-day period beginning on the date of this Agreement and (ii) December 31, 2005, (x) Purchaser shall cause the Exclusive Products to be marketed under the brand name and with such trademarks or trade names (including the identity of the underwriter of such Exclusive Product) as used on the date of this Agreement and (y) no Purchaser Insurer shall be permitted to provide a Substitute Product in place of an Exclusive Product.

      Section 3.3. Non-Exclusive Distribution Arrangements. If any Travelers Insurer is a non-exclusive provider of a Product to any Domestic Parent Distributor on the date of this Agreement (the "Non-Exclusive Products"), such Travelers Insurer shall have the right to be a provider of such Product, on a non-exclusive, Level Playing Field basis, to such Domestic Parent Distributor during the Term.

      Section 3.4. Private Label Products.

            (a) If any Travelers Insurer is the provider of a Private Label Product to a Domestic Parent Distributor on the date of this Agreement, such Travelers Insurer shall have the right to be the provider of such Private Label Product during the Term.

            (b) Subject to the last sentence of this Section 3.4(b), if, prior to the seventh anniversary of the date of this Agreement, any Domestic Parent Distributor desires to distribute, as a Private Label Product, a life insurance product (other than term life insurance) or annuity product that it does not distribute as a Private Label Product on the date of this Agreement, Parent shall cause such Domestic Parent Distributor (a "PLP Distributor") to notify Purchaser no later than the time of notification of any Third Party Insurer. If the PLP Distributor does not select a Purchaser Insurer as the provider of the new Private Label Product and the PLP Distributor desires to continue to seek a Third Party Insurer, as the provider, Parent shall cause the PLP Distributor to include the Purchaser Insurers in the process for selection of such provider (whether by formal request for proposals or otherwise) to provide such Private Label Product prior to selecting a Third Party Insurer. Parent shall cause the PLP Distributor to entertain in good faith, and on terms no less favorable than those extended to any other proposed provider, proposals from the Purchaser Insurers to provide such new Private Label Product. Such PLP Distributor (i) shall have exclusive discretion in determining the process for selection of, and the criteria for evaluation of, potential providers of any such Private Label Product and (ii) shall make a good faith determination of the relative suitability of proposals from potential providers for satisfying the requirements of such Private Label Product (it being understood that if such PLP Distributor determines that a proposal from a Purchaser Insurer satisfies such requirements, considered as a whole, at least as well as the most favorable proposal or proposals of the other potential providers, such Purchaser Insurer's proposal shall be selected); provided, however, that such PLP Distributor shall not be required to select any such proposal. The rights granted to the Purchaser Insurers under this Section 3.4(b) shall not apply with respect to any new Private Label Product if an insurance company not Affiliated with Parent or Purchaser contacts or approaches the Domestic Parent Distributor, without solicitation by such Domestic Parent Distributor relating to such Private Label Product, about developing or the possibility of developing such Private Label Product. Notwithstanding the foregoing, but subject to Section 3.5, nothing in this Section 3.4 shall be construed to limit such Domestic Parent Distributor's ability to offer Products substantially the same as any Private Label Product on a non-private label basis.

      Section 3.5. New Products; Additional Products; Substitute Products.

            (a) At any time during the Term, (i) Purchaser may propose to a Domestic Parent Distributor that such Domestic Parent Distributor or one or more of its Affiliates distribute a New Product offered by a Purchaser Insurer and
(ii) a Domestic Parent Distributor may propose to Purchaser that such Domestic Parent Distributor or one or more of its Affiliates distribute a New Product offered by a Purchaser Insurer.

            (b) If, prior to the seventh anniversary of the date of this Agreement, PFS Financial Services Inc. ("PFSI") desires to offer a New Product on an exclusive basis, Parent shall cause PFSI to notify Purchaser no later than the time of any notification of any Third Party

Insurer. If PFSI does not select a Purchaser Insurer as the provider of such New Product and PFSI desires to continue to seek a Third Party Insurer, as the provider, Parent shall cause PFSI to include the Purchaser Insurers in the process for selection of such provider (whether by formal request for proposals or otherwise). Parent shall cause PFSI to entertain in good faith, and on terms no less favorable than those extended to any other proposed provider, proposals from the Purchaser Insurers to provide such New Product. PFSI (i) shall have exclusive discretion in determining the process for selection of, and the criteria for evaluation of, potential providers of any such New Product and (ii) shall make a good faith determination of the relative suitability of proposals from potential providers for satisfying the requirements of such New Product (it being understood that if PFSI determines that a proposal from a Purchaser Insurer satisfies such requirements, considered as a whole, at least as well as the most favorable proposal or proposals of the other potential providers, such Purchaser Insurer's proposal shall be selected); provided, however, that PFSI shall not be required to select any such proposal. The rights granted to the Purchaser Insurers under this Section 3.5(b) shall not apply with respect to a New Product if an insurance company not Affiliated with Purchaser or Parent contacts or approaches PFSI, without solicitation by PFSI relating to such New Product, about providing or the possibility of providing such New Product to be provided on an exclusive basis.

            (c) If, during the Term, any Domestic Parent Distributor proposes to issue a formal written request for proposals to any Third Party Insurer that involves any life insurance or annuity product that a Purchaser Insurer is authorized to offer, Parent shall, and shall cause such Domestic Parent Distributor to, give notice thereof to Purchaser and entertain proposals from the Purchaser Insurers to be a provider to such Domestic Parent Distributor of such product. Parent shall cause such Domestic Parent Distributors to consider such proposals in good faith and on terms no less favorable than the terms extended to any other proposed provider.

            (d) At any time during the Term, Purchaser may propose in writing that any Purchaser Insurer offer, in place of any Product then offered by a Travelers Insurer through a Domestic Parent Distributor (an "Existing Product"), a substitute product and if (i) such Purchaser Insurer has been assigned a financial strength rating of at least Aa3 by Moody's Investors Service, Inc. (or any successor thereto) or at least AA- by Standard and Poor's (or any successor thereto) and (ii) such substitute product is substantially the same as the Existing Product in the terms, total compensation, consumer pricing, wholesaler coverage, training and support, features and service standards and metrics (a "Substitute Product"), then Parent shall cause such Domestic Parent Distributor to distribute such Substitute Product in place of the Existing Product. The Purchaser Insurer that offers such Substitute Product shall have the same rights under this Agreement with respect to the Substitute Product as the Travelers Insurer that offered the Existing Product possessed with respect to the Existing Product. By way of illustration and without limiting the generality of the foregoing, if the Travelers Insurer was entitled to provide the Existing Product on a non-exclusive, Level Playing Field basis through the Domestic Parent Distributor, the Purchaser Insurer shall be entitled to provide the Substitute Product on a non-exclusive, Level Playing Field basis through such Domestic Parent Distributor in place of such Existing Product. Parent shall cause the applicable Domestic Parent Distributor and Purchaser shall cause the Purchaser Insurer to enter into a Domestic Selling Agreement with respect to the Substitute Product that is substantially the same as the Domestic Selling Agreement with respect to the Existing Product. The Purchaser Insurer providing the Substitute Product shall bear reasonable costs incurred by the applicable Domestic Parent Distributor in connection with or arising out of the replacement of the Existing Product with the Substitute Product.

      Section 3.6. Acquisitions.

            (a) Notwithstanding anything in this Agreement to the contrary, but subject to Section 3.6(b), neither Parent nor any Domestic Parent Distributor shall be (i) deemed to be in violation of this Agreement or any Domestic Selling Agreement or (ii) obligated hereunder or under any Domestic Selling Agreement to take any action (including to make any adjustment to commissions, economic inducements or other benefits for the Sales Force), if such violation would arise, or such action would be required to be taken, solely as a result of Parent or one of its Affiliates acquiring assets or a business of any Person engaged in the distribution of financial services products following the date of this Agreement; provided, however, that nothing in this Section 3.6 (a) shall limit or restrict any obligations that Parent or any Domestic Parent Distributor has to distribute on an exclusive basis a Product or a New Product offered by a Purchaser Insurer if such Purchaser Insurer has the right under this Agreement or any Domestic Selling Agreement to be the exclusive provider of such Product or New Product to such Domestic Parent Distributor.

            (b) If, at any time prior to the seventh anniversary of the date of this Agreement, (i) Parent acquires a Target Business (as defined in the Acquisition Agreement), of which the net revenues and net earnings (in each case, calculated in a manner consistent with Section 6.17(a)(x) of the Acquisition Agreement, and, for the avoidance of doubt, excluding realized gains) derived from a Competitive Business (as defined in the Acquisition Agreement) are more than a de minimis amount, and (ii) Parent or its Affiliates are permitted to acquire such Target Business pursuant to Sections 6.17(a)(x) or 6.17(a)(xi) of the Acquisition Agreement, then Purchaser through the Purchaser Insurers shall have the right during the remainder of such seven-year period to be a provider to each Target Affiliated Distributor, if any, on a non-exclusive Level Playing Field basis, of any life insurance or annuity product that is distributed by such Target Affiliated Distributor on a non-exclusive basis either immediately before or following such acquisition; provided, that such right shall be subject to any applicable contractual or other restrictions by which such Target Affiliated Distributor is bound.

      Section 3.7. No Obligation. For the avoidance of doubt, nothing in this Agreement or any Domestic Selling Agreement shall (i) impose upon any Purchaser Insurer any obligation to distribute any Products or New Products offered by a Purchaser Insurer through the Domestic Parent Distributors, (ii) impose upon Parent or its Affiliates any obligation to provide to its or their employees any Product or New Product issued by Purchaser or any Travelers Insurers, (iii) restrict the ability of Purchaser or Parent or any of their Affiliates from acquiring or disposing of any assets of, or reorganizing or consolidating, any business, subject to the proviso in Section 3.6(a) or (iv) restrict the ability of any Purchaser Insurer to distribute insurance or annuity products through Persons other than Domestic Parent Distributors. Subject to Section 3.6(b), nothing in this Agreement shall impose upon any Affiliate of Parent that becomes an Affiliate of Parent after the date of this Agreement any obligation to distribute any Product or New Product on behalf of a Purchaser Insurer. For the avoidance of doubt, in the event any Domestic Parent Distributor ceases to be an Affiliate of Parent, Parent's obligations under this Agreement with respect to such Domestic Parent Distributor shall no longer be applicable.

                                   ARTICLE IV.
                               ACCESS AND BRANDING

      Section 4.1. Access.

            (a) To the extent that as of the date of this Agreement, a Domestic Exclusive Parent Distributor permits wholesalers or Product representatives of the Travelers Insurers to have access to such Domestic Exclusive Parent Distributor, including its Sales Force, sales offices or sales, education or training meetings that involve the promotion of Products made available by a Travelers Insurer for distribution by such Domestic Exclusive Parent Distributor, Parent shall, during the First Term, cause such Domestic Exclusive Parent Distributor to continue to permit such access on the same terms and conditions as on the date hereof in a manner consistent with applicable Law and the Parent Standards and Practices. The applicable Purchaser Insurer providing the Exclusive Products shall continue during the First Term to maintain wholesaler coverage, training, and sales support to the Domestic Exclusive Parent Distributor on terms and conditions that are no less favorable than those provided by the applicable Travelers Insurer to such Domestic Exclusive Parent Distributor on the date of this Agreement.

            (b) To the extent that as of the date of this Agreement, a Domestic Parent Distributor (other than a Domestic Exclusive Parent Distributor) permits wholesalers, Product representatives or bank marketing representatives of the Travelers Insurers to have access to such Domestic Parent Distributor, including its Sales Force, bank branches, sales offices or sales, education or training meetings that involve the promotion of Products made available by a Travelers Insurer for distribution by such Domestic Parent Distributor, in a manner consistent with applicable Law and with the Parent Standards and Practices, Parent shall, until the third anniversary of the date hereof, cause such Domestic Parent Distributor to provide such access on terms and conditions that are no less favorable than those generally applicable to any Third Party Insurer.

      Section 4.2. Branding; Use of Names; Confidential Information; Approval of Certain Materials.

            (a) Unless otherwise provided in a Domestic Selling Agreement and, in all cases in accordance with the terms and subject to the conditions of the Licensing Agreement, during the Term, Purchaser shall cause all Purchaser Insurers providing, and Parent shall cause all Domestic Parent Distributors distributing, Products (including Private Label Products in respect of which any Purchaser Insurer is the provider on the date of this Agreement) to cause such Products distributed through a Domestic Parent Distributor to be offered and branded utilizing the Marks that relate to each such Product as of the date of this Agreement; provided that Purchaser and the Purchaser Insurers shall have been granted adequate rights to use the Marks under the Licensing Agreement; and provided, further, that the parties hereto agree that any trademark or trade name on such product shall be appropriately altered to reflect any change to the trademark or trade name of the applicable Domestic Parent Distributor and, subject to Section 3.2(c), in the case of a Substitute Product, to reflect any change that is required by Law as a result of the change in the issuer of such Substitute Product. To the extent that a Private Label Product is distributed by a PLP Distributor on behalf of a Purchaser Insurer after the date of this Agreement in accordance with Section 3.4, then Parent shall cause such PLP Distributor and Purchaser shall cause all Purchaser Insurers providing such Private Label Product to cause such Private Label Product to be offered and branded using such trademarks or trade names as may be applicable to such Private Label Product by such PLP Distributor, provided that Purchaser and the applicable Purchaser Insurers shall own or shall have been granted adequate rights to use such trademarks or trade names.

            (b) During the Term of this Agreement, the Travelers Insurers and, as applicable, the Purchaser Insurers will have access to confidential information and other proprietary information ("Confidential Information") of Parent and its Affiliates. Confidential Information includes, but is not limited to, the names, addresses, telephone numbers and social security numbers of applicants for, purchasers of and other customers of Products and New Products as well as other identity and private information in respect of Parent's or its Affiliates' customers, employees, representatives, and agents. Confidential Information shall not include any customer information (i) that was previously known by a Purchaser Insurer from a source other than any Domestic Parent Distributor without obligations of confidence; or (ii) that was or is rightfully received by a Purchaser Insurer from a third party without obligations of confidence to any Domestic Parent Distributor or from publicly available sources without obligations of confidence to any Domestic Parent Distributor; or (iii) that was or is developed by means independent of information obtained from any Domestic Parent Distributor. As a condition to such access, neither Purchaser nor any Purchaser Insurer shall use, copy or disclose such Confidential Information in any manner (including without limitation, to sell or cross-sell their products). Confidential Information may be used to service Products and New Products, including, as appropriate, to accept additional contributions and premium for and to modify, add, or exchange coverage to any Product or New Product purchased by a policy owner who purchased from a Domestic Parent Distributor. Purchaser and its Affiliates shall take all appropriate action to ensure the protection, confidentiality and security of such Confidential Information. The Purchaser and its Affiliates acknowledge and agree that this Confidential Information is the property of the Domestic Parent Distributors. The parties also understand that the Purchaser Insurers may respond to inquiries from holders of Products or New Products concerning other Purchaser Insurer products and services, provided there was no solicitation of such inquiry using Confidential Information. The parties also agree that this Section 4.2(b) shall not apply to individuals with whom Purchaser or the Purchaser Insurers have a pre-existing relationship other than through a Domestic Parent Distributor.

            (c) (i) Any marketing, training or other materials to be made available by any Purchaser Insurer to any Domestic Parent Distributor's Sales Force or customers in connection with Products and New Products (other than ordinary course communications to policyholders and contract holders) shall be made available only with the prior consent (which shall not be unreasonably withheld or delayed) of the applicable Domestic Parent Distributor; provided that all such materials that are used by the Travelers Insurers in connection with the distribution of Products through the Domestic Parent Distributors on the date of this Agreement shall not require any such consent. In the event that the applicable Purchaser Insurer or the applicable Domestic Parent Distributor determines to discontinue the use of any such materials, the parties shall cooperate with the applicable Purchaser Insurer to ensure that such use is discontinued by such Domestic Parent Distributor's Sales Force.

            (ii) Any marketing, training or other materials prepared by a Domestic Parent Distributor and to be made available by such Domestic Parent Distributor to its Sales Force or customers that describes any Purchaser Insurer or any of its Affiliates or any insurance or annuity product offered by any of them may be made available only with the prior consent (which shall not be unreasonably withheld or delayed) of the applicable Purchaser Insurer; provided that all such materials that are used by the Domestic Parent Distributors in connection with the distribution of Products on the date of this Agreement shall not require any such consent. In the event that the applicable Purchaser Insurer or the applicable Domestic Parent Distributor determines to discontinue the use of any such materials, the parties shall cooperate with the applicable Domestic Parent Distributor to ensure that such use is discontinued by its Sales Force.

                                   ARTICLE V.
                    TERM OF THE AGREEMENT; CERTAIN CONDITIONS

      Section 5.1. Term. The term of this Agreement (the "Term") will commence on the date of this Agreement and shall continue until the tenth anniversary of the date of this Agreement; provided, however, the expiration of this Agreement shall not reduce or curtail the term of any Domestic Selling Agreement that extends beyond the end of the Term.

      Section 5.2. Survival. Upon expiration of this Agreement, the provisions of this Section 5.2 and Article VI and Article VII shall survive without modification.

      Section 5.3. Certain Conditions.

            (a) Subject to Section 5.3(b), but notwithstanding anything else to the contrary in this Agreement or in any Domestic Selling Agreement, no Domestic Parent Distributor shall be required to enter into (and may refuse to enter into) a Domestic Selling Agreement in respect of, or have any obligation to offer (and may immediately cease to offer), any Product or New Product offered by a Purchaser Insurer, if:

                  (i) Parent reasonably determines that such Product or New Product offered by a Purchaser Insurer is not Competitive; provided, however, that this clause (i) shall not apply to any Exclusive Product during the First Term;

                  (ii) any change is made or any feature is added to such Product or New Product (or a fund or investment option therein) without Parent's or the applicable Domestic Parent Distributor's prior written approval, which approval shall not be unreasonably withheld or delayed;

                  (iii) such Product or New Product or the offering thereof (including on an exclusive basis) conflicts with:

                        (x) applicable Law, including any regulatory compliance
            procedures or restrictions in connection therewith;

                        (y) any material provision of any existing agreement by
            which Parent or its Affiliates or any of their respective assets or properties are bound;

      provided that this clause (y) shall not apply to any Product offered by a Travelers Insurer and distributed by a Domestic Parent Distributor pursuant to an arrangement in effect on the date hereof or any Substitute Products distributed in replacement thereof pursuant to Section 3.5(d), unless the violation is caused by or relates to (1) any difference between the Substitute Product and the Existing Product it replaced, or (2) solely the fact of the replacement of the Existing Product with the Substitute Product; or

                  (z) the Parent Standards and Practices, provided that in the case of the application of this clause (z) during the First Term to any Exclusive Product following a change in the Parent Standards and Practices, any such change in the Parent Standards and Practices shall be in accordance with the third sentence of Section 3.2(b);

            (iv) such Product is an Exclusive Product and (x) any Purchaser Insurer provides to any Comparable Distributor a product that is substantially the same as such Exclusive Product and (y) the terms, total compensation, consumer pricing, wholesaler coverage, training and support, features and service standards and metrics of such product, taken as a whole, are more favorable than the terms, total compensation, consumer pricing, wholesaler coverage, training and support, features and service standards and metrics of such Exclusive Product, taken as a whole; provided, however, that this Section 5.3(a)(iv) shall not apply to any distribution arrangements of any Purchaser Insurer in effect on the date of this Agreement;

            (v) with respect to any Exclusive Product, the financial strength rating assigned to the provider of such Exclusive Product falls below both (x) A1 by Moody's Investors Service, Inc. (or any successor thereto) and (y) A+ by Standard & Poor's (or any successor thereto); or

            (vi) with respect to any Exclusive Product, a federal, state or local domestic, foreign or supranational governmental, regulatory or self-regulatory authority, agency, court, tribunal, commission or other governmental, regulatory or self-regulatory entity, with jurisdiction over the Domestic Exclusive Parent Distributor requests or mandates that the Domestic Exclusive Parent Distributor cease offering or no longer offer the Exclusive Product on an exclusive basis; provided, however, in the case of such a request (but not a mandate), the Domestic Exclusive Parent Distributor shall provide prompt notice of any such request to the Purchaser Insurer providing the Exclusive Product, and shall consult and cooperate with such Purchaser Insurer in its efforts to obtain from such regulatory agency an agreement that permits the Domestic Exclusive Parent Distributor to continue to distribute such Exclusive Product on an exclusive basis. If such an agreement is reached, the Domestic Exclusive Parent Distributor shall continue to distribute the Exclusive Product on an exclusive basis in accordance with the terms of Section 3.2. If such an agreement cannot be reached, the Domestic Exclusive Parent Distributor shall distribute the Exclusive Product on a non-exclusive, Level Playing Field basis, for the remainder of the Term in accordance with the terms of this Agreement.

            (b) Prior to any Domestic Parent Distributor's exercising its right under Section 5.3(a) not to enter into a Domestic Selling Agreement with respect to any Product or New Product or to cease offering any Product or New Product, such Domestic Parent Distributor shall provide written notice to Purchaser, containing a reasonably detailed statement of the grounds for such exercise, and shall afford Purchaser a period of 30 days in which to cure the deficiency unless the deficiency is not capable of being cured. Such Domestic Parent Distributor shall consult and cooperate with Purchaser as reasonably requested during such period in identifying possible cures. If Purchaser is able to propose a cure that is reasonably satisfactory to such Domestic Parent Distributor before the expiration of such period, such Domestic Parent Distributor shall not be entitled to exercise its right to refuse to enter into a Domestic Selling Agreement or to cease offering the applicable Product or New Product, provided that if any cure involves a change in such Product's or New Product's terms or features that requires filing with or approval (or non-disapproval) by any regulatory authority, such Domestic Parent Distributor shall, prior to exercising such right, afford Purchaser such further period of time as may be reasonably necessary to accomplish such filing or obtain such approval or non-disapproval. Notwithstanding anything to the contrary in this
Section 5.3(b), no Domestic Parent Distributor shall be required to continue to distribute any Product or New Product pending any cure period, if the offering of such Product or New Product would reasonably be expected to (i) violate applicable Law, including any regulatory compliance procedures or restriction in connection therewith, (ii) conflict with the Parent Standards and Practices insofar as they relate to reputational considerations or industry standards or
(iii) in the case of an Exclusive Product under Section 5.3(a)(vi) above, conflict with a mandate from a federal, state or local domestic, foreign or supranational governmental, regulatory or self-regulatory authority, agency, court, tribunal, commission or other governmental, regulatory or self-regulatory entity, with jurisdiction over the Domestic Exclusive Parent Distributor that such Domestic Exclusive Parent Distributor cease offering or no longer offer the Exclusive Product on an exclusive basis; provided, in the case of this clause
(iii), such Domestic Exclusive Parent Distributor shall distribute the Exclusive Product on a non-exclusive, Level Playing Field basis, for the remainder of the Term in accordance with the terms of this Agreement.

                                  ARTICLE VI.
                                INDEMNIFICATION

      Section 6.1. Indemnification of Parent. Purchaser will defend and hold harmless Parent and its Affiliates and their respective officers, directors, employees and agents (the "Parent Indemnified Parties") from and against any losses, liabilities, damages (including consequential damages), actions, claims, demands, regulatory investigations, settlements, judgments and other expenses including, but not limited to, reasonable attorneys fees and expenses ("Losses") which are asserted against, incurred or suffered by any Parent Indemnified Party and which arise from or are related to Purchaser's breach of any representation or warranty (except to the extent indemnification therefor is available under the Acquisition Agreement) or any covenant, condition or duty contained in this Agreement.

      Section 6.2. Indemnification of Purchaser. Parent will defend and hold harmless Purchaser and its Affiliates and their respective officers, directors, employees and agents (the "Purchaser Indemnified Parties") from and against any Losses which are asserted against, incurred or suffered by any Purchaser Indemnified Party and which arise from or are related to

Parent's breach of any representation or warranty (except to the extent indemnification therefor is available under the Acquisition Agreement) or any covenant, condition or duty contained in this Agreement.

      Section 6.3. Indemnity Provisions in Domestic Selling Agreements. Each Domestic Selling Agreement shall provide indemnification for Losses asserted against each of the parties thereto in respect of a failure of the other party to comply with applicable Law and a breach by such other party of any representation, warranty, covenant, condition or duty contained in such Domestic Selling Agreement.

      Section 6.4. Indemnification Procedures. Upon receipt by a Parent Indemnified Party or a Purchaser Indemnified Party (each, an "Indemnified Party"), as the case may be, of notice of any action, suit, proceedings, claim, demand or assessment made or brought by an unaffiliated third party (a "Third Party Claim") with respect to a matter for which such Indemnified Party is indemnified under this Article VI which has or is expected to give rise to a claim for Losses, the Indemnified Party shall promptly, in the case of a Purchaser Indemnified Party, notify Parent and in the case of a Parent Indemnified Party, notify Purchaser (Purchaser or Parent, as the case may be, the "Indemnifying Party"), in writing, indicating the nature of such Third Party Claim and the basis therefor; provided, however, that any delay or failure by the Indemnified Party to give notice to the Indemnifying Party shall relieve the Indemnifying Party of its obligations hereunder only to the extent, if at all, that it is prejudiced by reason of such delay or failure. Such written notice shall (i) describe such Third Party Claim in reasonable detail as is practicable including the sections of this Agreement, which form the basis for such claim; provided that the failure to identify a particular section in such notice shall not preclude the Indemnified Party from subsequently identifying such section as a basis for such claim, (ii) attach copies of all material written evidence thereof and (iii) set forth the estimated amount of the Losses that have been or may be sustained by an Indemnified Party. The Indemnifying Party shall have 30 days after receipt of notice to elect, at its option, to assume and control the defense of, at its own expense and by its own counsel, any such Third Party Claim and shall be entitled to assert any and all defenses available to the Indemnified Party to the fullest extent permitted by applicable Law. If the Indemnifying Party shall undertake to compromise or defend any such Third Party Claim, it shall promptly notify the Indemnified Party of its intention to do so, and the Indemnified Party agrees to cooperate fully with the Indemnifying Party and its counsel in the compromise of, or defense against, any such Third Party Claim; provided, however, that the Indemnifying Party shall not settle, compromise or discharge, or admit any liability with respect to, any such Third Party Claim without the prior written consent of the Indemnified Party (which consent will not be unreasonably withheld or delayed), unless the relief consists solely of money Losses to be paid by the Indemnifying Party and includes a provision whereby the plaintiff or claimant in the matter releases the Purchaser Indemnified Parties or the Parent Indemnified Parties, as applicable, from all liability with respect thereto. Notwithstanding an election to assume the defense of such action or proceeding, the Indemnified Party shall have the right to employ separate counsel and to participate in the defense of such action or proceeding, and the Indemnifying Party shall bear the reasonable fees, costs and expenses of such separate counsel if the (A) Indemnified Party shall have determined in good faith that an actual or potential conflict of interest makes representation by the same counsel or the counsel selected by the Indemnifying Party inappropriate or (B) Indemnifying Party shall have authorized the Indemnified Party to employ separate counsel at the Indemnifying Party's expense. In any event, the Indemnified

Party and Indemnifying Party and their counsel shall cooperate in the defense of any Third Party Claim subject to this Article VI and keep such Persons informed of all developments relating to any such Third Party Claims, and provide copies of all relevant correspondence and documentation relating thereto. All costs and expenses incurred in connection with the Indemnified Party's cooperation shall be borne by the Indemnifying Party. In any event, the Indemnified Party shall have the right at its own expense to participate in the defense of such asserted liability. If the Indemnifying Party receiving such notice of a Third Party Claim does not elect to defend such Third Party Claim or does not defend such Third Party Claim in good faith, the Indemnified Party shall have the right, in addition to any other right or remedy it may have hereunder, at the Indemnifying Party's expense, to defend such Third Party Claim; provided, however, that the Indemnified Party shall not settle, compromise or discharge, or admit any liability with respect to, any such Third Party Claim without the written consent of the Indemnifying Party (which consent will not be unreasonably withheld or delayed).

      Section 6.5. General.

            (a) The provisions of this Article VI will survive the expiration of this Agreement.

            (b) The rights and remedies provided herein shall be cumulative and in addition to all other rights and remedies available to the parties at law or equity, and the exercise or beginning of the exercise of any thereof by any party shall not preclude the simultaneous or later exercise of any other such rights or remedies by such party. Notwithstanding the preceding sentence, nothing in this Agreement shall restrict or prevent any party from seeking indemnification under any applicable provision of the Acquisition Agreement, or any of the other Related Agreements (as defined in the Acquisition Agreement), provided that no party shall obtain duplicative recoveries.

                                  ARTICLE VII.
                                  MISCELLANEOUS

      Section 7.1. Equitable Remedies. The parties hereto acknowledge that money damages may not be an adequate remedy for violations of this Agreement and that any party, in addition to any other rights and remedies which the parties may have hereunder or at law or in equity, may, in its sole discretion, apply to a court of competent jurisdiction for specific performance or injunction or such other relief as such court may deem just and proper in order to enforce this Agreement or prevent any violation hereof and, to the extent permitted by applicable Law, each party waives any objection to the imposition of such relief.

      Section 7.2. Severability. If any provision of this Agreement or the application of any such provision is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement or invalidate or render unenforceable such provision in any other jurisdiction. To the extent permitted by applicable Law, the parties waive any provision of Law that renders any provision of this Agreement invalid, illegal or unenforceable in any respect. The parties shall, to the extent lawful and practicable, use their commercially reasonable efforts to enter into arrangements to reinstate the intended benefits, net of the intended burdens, of any such provision held invalid, illegal or unenforceable.

      Section 7.3. Further Assurance and Assistance. Parent and Purchaser agree that each will, and will cause their respective Affiliates to, execute and deliver any and all documents, and take such further acts, in addition to those expressly provided for herein, that may be necessary or appropriate to effectuate the provisions of this Agreement.

      Section 7.4. Notices. All notices, demands and other communications required or permitted to be given to any party under this Agreement shall be in writing and any such notice, demand or other communication shall be deemed to have been duly given when delivered by hand, courier or overnight delivery service or, if mailed, two (2) Business Days (as defined in the Acquisition Agreement) after deposit in the mail and sent certified or registered mail, return receipt requested and with first-class postage prepaid, or in the case of facsimile notice, when sent and transmission is confirmed, and, regardless of method, addressed to the party at its address or facsimile number set forth below (or at such other address or facsimile number as the party shall furnish the other parties in accordance with this Section 7.4):

                  (a)     If to Parent:

                          Citigroup Inc.
                          399 Park Avenue
                          New York, New York
                          Attn: Andrew M. Felner
                                Deputy General Counsel
                          Facsimile: (212) 559-7057
                          e-mail: felnera@citigroup.com

                          With a copy to:

                          Skadden, Arps, Slate, Meagher & Flom LLP
                          4 Times Square
                          New York, New York  10036-6522
                          Attn:  Eric J. Friedman, Esq.
                          Facsimile:  (212) 735-2000

                  (b)     If to Purchaser:

                          MetLife, Inc.
                          2701 Queens Plaza North
                          Long Island City, New York  11101
                          Attn: James L. Lipscomb
                                Executive Vice President and General Counsel
                          Facsimile:  (212) 252-7288

                          With a copy to:

                          LeBoeuf, Lamb, Greene & MacRae L.L.P.
                          125 West 55th Street
                          New York, New York  10019
                          Attn:  Alexander M. Dye, Esq.
                          Facsimile:  212-424-8500

      Section 7.5. Successors and Assigns. Subject to the terms of this Section 7.5, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, provided that the Parent Indemnified Parties and the Purchaser Indemnified Parties shall be intended third-party beneficiaries of Article VI. No party hereto may assign its rights or obligations under this Agreement without the prior written consent of the other party (which consent may not be unreasonably withheld) and any purported assignment without such consent shall be void.

      Section 7.6. Governing Law. This Agreement shall be governed by and construed in accordance with the Laws of the State of New York applicable to agreements made and to be performed entirely within such State, without regard to the conflict of laws principles of such State.

      Section 7.7. Jurisdiction; Venue; Consent to Service of Process.

            (a) Each of the parties hereto irrevocably and unconditionally submits to the non-exclusive jurisdiction of the United States District Court for the Southern District of New York or, if such court will not accept jurisdiction, the Supreme Court of the State of New York or any court of competent civil jurisdiction sitting in New York County, New York. In any action, suit or other proceeding, each of the parties hereto irrevocably and unconditionally waives and agrees not to assert by way of motion, as a defense or otherwise any claims that it is not subject to the jurisdiction of the above courts, that such action or suit is brought in an inconvenient forum or that the venue of such action, suit or other proceeding is improper. Each of the parties hereto also hereby agrees that any final and unappealable judgment against a party hereto in connection with any action, suit or other proceeding shall be conclusive and binding on such party and that such award or judgment may be enforced in any court of competent jurisdiction, either within or outside of the United States. A certified or exemplified copy of such award or judgment shall be conclusive evidence of the fact and amount of such award or judgment.

            (b) Each party irrevocably consents to service of process in the manner provided for the giving of notices pursuant to Section 7.4 of this Agreement. Nothing in this Section 7.7 shall affect the right of any party hereto to serve process in any other manner permitted by Law.

      Section 7.8. Frustration. Parent and Purchaser agree that neither party shall take any action that would reasonably be expected to frustrate the intent of this Agreement nor shall any party omit to take any action, the omission of which would reasonably be expected to frustrate the intent of this Agreement.

      Section 7.9. Entire Agreement. This Agreement, together with all schedules hereto, embodies the entire agreement of the parties with respect to the subject matter hereof and supersedes all prior agreements with respect thereto. The parties intend that this Agreement shall constitute the complete and exclusive statement of its terms and that no extrinsic evidence whatsoever may be introduced in any judicial proceeding involving this Agreement.

      Section 7.10. Amendment and Waiver. No amendment to this Agreement shall be effective unless it shall be in writing and signed by each party. Any failure of a party to comply with any obligation, covenant, agreement or condition contained in this Agreement may be waived by the party entitled to the benefits thereof only by a written instrument duly executed and delivered by the party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure of compliance. In the event that the terms of a Domestic Selling Agreement shall conflict with the terms of this Agreement, the terms of such Domestic Selling Agreement shall control for purposes of such Domestic Selling Agreement.

      Section 7.11. Access to Records. Parent shall cause the Domestic Parent Distributors to maintain adequate books and records related to the activities of the Domestic Parent Distributors under the Domestic Selling Agreements with respect to the Products and New Products distributed thereunder. Upon written request, but no more frequently than annually, (i) Parent shall certify to Purchaser its material compliance with the terms of Sections 3.2(b), 3.3 and 3.4(a) of this Agreement during the period covered by such certificate and (ii) Purchaser shall certify to Parent that no Purchaser Insurer has, during the period covered by such certification, provided to any Comparable Distributor any product that is substantially the same as an Exclusive Product provided by a Travelers Insurer on an exclusive basis to a Domestic Exclusive Parent Distributor under a Domestic Selling Agreement with terms, total compensation, consumer pricing, wholesaler coverage, training and support, features and service standards and metrics, taken as a whole, that are materially more favorable to such Comparable Distributor than the terms, total compensation, consumer pricing, wholesaler coverage, training and support, features and service standards and metrics of such Exclusive Product, taken as a whole.

      Section 7.12. Counterparts. This Agreement may be executed by the parties in multiple counterparts which may be delivered by facsimile transmission. Each counterpart when so executed and delivered shall be deemed an original, and all such counterparts taken together shall constitute one and the same instrument.

      Section 7.13. WAIVER OF JURY TRIAL. TO THE FULLEST EXTENT PERMITTED BY LAW, EACH OF THE PARTIES IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, SUIT, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

                  [Remainder of Page Intentionally Left Blank.]

      IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed by their respective authorized representatives.

                                             CITIGROUP INC.

                                             By:_______________________________
                                             Name:
                                             Title:

                                             METLIFE, INC.

                                             By:_______________________________
                                             Name:
                                             Title:

                                                                 SCHEDULE 3.2(a)
                   EXISTING DISTRIBUTION RELATIONSHIPS BETWEEN
             DOMESTIC PARENT DISTRIBUTORS AND TRAVELERS INSURERS(1)

                                                                              NATURE OF RELATIONSHIP (EXCLUSIVE
                                                                                             OR
     DOMESTIC PARENT DISTRIBUTOR(2)             PRODUCTS OFFERED                       NON-EXCLUSIVE)
-------------------------------------   ---------------------------------     ---------------------------------
PFS Investments Inc.                    Variable Annuities(3)                 Exclusive

Smith Barney, a division of Citigroup   Universal Annuity                     Non-exclusive
Global Markets Inc.                     TFLEX
                                        Goldtrack Registered
                                        Goldtrack Unregistered
                                        Portfolio Architect Select
                                        Vintage L
                                        Vintage XTRA (Series II)
                                        Travelers Access Select
                                        Vintage Access
                                        Vintage
                                        Vintage II
                                        Vintage III
                                        Vintage Xtra
                                        Vintage II (series II)
                                        Marquis
                                        TPLUS
                                        Protected Equity
                                        Travelers Target Maturity
                                        Single Premium Immediate Annuity
                                        Travelers Index Annuity
                                        Blueprint
                                        Blueprint II
                                        Pioneer Annuistar
                                        Pioneer Annuistar Plus
                                        Pioneer Annuistar Flex
                                        Pioneer Annuistar Value
                                        Scudder Advocate Advisor

------------------
(1) To be finalized and updated as of Closing Date.

(2) Together with certain affiliated and insurance entities.

(3) SPIA; Gold Track Express; PrimeBuilder II; PrimElite; PrimElite II; Protected Equity Portfolio; Travelers Target Maturity

                                        Scudder Advocate Rewards
                                        Scudder Advocate Advisor ST1
                                        412(i)
                                        10LT
                                        15LT
                                        20LT
                                        APT30
                                        ART75
                                        Special T 15-19
                                        Special T 20
                                        Special T 5-14
                                        UL Bonus
                                        UL Bonus - Excess
                                        Market Life
                                        Market Life - Excess
                                        TVLAC
                                        TVLAC - Excess
                                        TVLDB
                                        TVLDB - Excess
                                        VSL
                                        VSL - Excess
                                        First To Die
                                        First To Die - Excess
                                        TSL
                                        TSL - Excess
                                        MVP
                                        MVP - Excess

Citibank, N.A.                          FPDA / SPDA                           Non-exclusive
                                        Portfolio Architect
                                        Vintage L
                                        Vintage XTRA (series II)
                                        Travelers Access
                                        Vintage Access
                                        Vintage II
                                        Vintage III
                                        Vintage Xtra
                                        Vintage II (series II)
                                        TPLUS
                                        Travelers Index Annuity
                                        Protected Equity Portfolio
                                        Travelers Target Maturity
                                        CitiVariable
                                        CitiElite
                                        GoldTrack Express
                                        Single Premium Immediate Annuity
                                        PTM with Principal Protection

                                        CitiIndex
                                        412(i)
                                        10LT
                                        15LT
                                        20LT
                                        APT30
                                        ART75
                                        Special T 15-19
                                        Special T 20
                                        Special T 5-14
                                        UL Bonus
                                        UL Bonus - Excess
                                        Market Life
                                        Market Life - Excess
                                        TVLAC
                                        TVLAC - Excess
                                        TVLDB
                                        TVLDB - Excess
                                        VSL
                                        VSL - Excess
                                        First To Die
                                        First To Die - Excess
                                        TSL
                                        TSL- Excess
                                        MVP
                                        MVP - Excess
                                        Prosperity Builder
                                        PLIFE

The Citigroup Private Bank, a           10LT                                  Non-exclusive
division of Citibank, N.A.              15LT
                                        20LT
                                        APT30
                                        ART75
                                        Special T 15-19
                                        Special T 20
                                        Special T 5-14
                                        First To Die
                                        First To Die - Excess
                                        TSL
                                        TSL- Excess
                                        MVP
                                        MVP - Excess
                                        Market Life
                                        Market Life - Excess
                                        TVLAC
                                        TVLAC - Excess

                                        TVLDB
                                        TVLDB - Excess
                                        VSL
                                        VSL - Excess
                                        UL Bonus
                                        UL Bonus - Excess

                                                                     EXHIBIT B-2

================================================================================

                      INTERNATIONAL DISTRIBUTION AGREEMENT

                                 BY AND BETWEEN

                                 CITIGROUP INC.

                                       AND

                                  METLIFE, INC.

                                AS OF [   ], 2005

================================================================================

                                                         TABLE OF CONTENTS
                                                                                                                   Page
ARTICLE I.            DEFINITIONS................................................................................    1
         Section 1.1.         Defined Terms......................................................................    1
         Section 1.2.         Purposes of Agreement..............................................................    5
         Section 1.3.         Construction.......................................................................    5
         Section 1.4.         Headings...........................................................................    5
ARTICLE II.           REPRESENTATIONS AND WARRANTIES.............................................................    5
         Section 2.1.         Representations and Warranties of Parent...........................................    5
         Section 2.2.         Representations and Warranties of Purchaser........................................    6
ARTICLE III.          INTERNATIONAL DISTRIBUTION.................................................................    7
         Section 3.1.         Selling Agreements.................................................................    7
         Section 3.2.         Exclusive Distribution Arrangements................................................    7
         Section 3.3.         Non-Exclusive Distribution Arrangements............................................    8
         Section 3.4.         Private Label Products.............................................................    8
         Section 3.5.         New Products; New Countries; Substitute Products...................................    9
         Section 3.6.         Acquisitions.......................................................................   10
         Section 3.7.         Reinsurance of Products Distributed on Behalf of Third Party Insurers..............   10
         Section 3.8.         No Obligation......................................................................   11
ARTICLE IV.           ACCESS AND BRANDING........................................................................   11
         Section 4.1.         Access.............................................................................   11
         Section 4.2.         Branding; Use of Names; Confidential Information Approval of Certain
                              Materials..........................................................................   12
ARTICLE V.            TERM OF THE AGREEMENT; CERTAIN CONDITIONS..................................................   14
         Section 5.1.         Term...............................................................................   14
         Section 5.2.         Survival...........................................................................   14
         Section 5.3.         Certain Conditions.................................................................   14
ARTICLE VI.           INDEMNIFICATION............................................................................   16
         Section 6.1.         Indemnification of Parent..........................................................   16
         Section 6.2.         Indemnification of Purchaser.......................................................   16
         Section 6.3.         Indemnity Provisions in International Selling Agreements...........................   16
         Section 6.4.         Indemnification Procedures.........................................................   16
         Section 6.5.         General............................................................................   17
ARTICLE VII.          MISCELLANEOUS..............................................................................   18
         Section 7.1.         Equitable Remedies.................................................................   18
         Section 7.2.         Severability.......................................................................   18
         Section 7.3.         Further Assurance and Assistance...................................................   18
         Section 7.4.         Notices............................................................................   18
         Section 7.5.         Successors and Assigns.............................................................   19
         Section 7.6.         Governing Law......................................................................   19
         Section 7.7.         Jurisdiction; Venue; Consent to Service of Process.................................   20
         Section 7.8.         Frustration........................................................................   20
         Section 7.9.         Entire Agreement...................................................................   20
         Section 7.10.        Amendment and Waiver...............................................................   20
         Section 7.11.        Access to Records..................................................................   20
         Section 7.12.        Counterparts.......................................................................   21

         Section 7.13.        Waiver of Jury Trial...............................................................   21

                      INTERNATIONAL DISTRIBUTION AGREEMENT

      THIS INTERNATIONAL DISTRIBUTION AGREEMENT (this "Agreement"), dated as of [ ], 2005, is made by and between Citigroup Inc., a Delaware corporation ("Parent"), and MetLife, Inc., a Delaware corporation ("Purchaser").

      WHEREAS, Purchaser and certain of its Affiliates provide insurance and annuity products throughout the United States and in numerous countries around the world;

      WHEREAS, Parent, through its Affiliates, has an extensive proprietary distribution network that distributes, on behalf of insurance companies, insurance and annuity products throughout the United States and in numerous countries around the world;

      WHEREAS, Parent and Purchaser have entered into an Acquisition Agreement, dated as of January 31, 2005 (the "Acquisition Agreement"), pursuant to which Purchaser will acquire on the terms and subject to the conditions set forth therein, all of the outstanding shares of capital stock of certain subsidiaries of, and the equity interests owned by Parent in certain joint ventures of, Parent or its Affiliates, including the Travelers Insurers;

      WHEREAS, in connection with the transactions contemplated by the Acquisition Agreement, the parties hereto desire to enter into a distribution relationship inside the United States pursuant to a Domestic Distribution Agreement to be entered into on the date hereof and the distribution relationship outside the United States contemplated by this Agreement; and

      WHEREAS, the execution and delivery of this Agreement is a condition to closing of the transactions contemplated by the Acquisition Agreement.

      NOW, THEREFORE, in consideration of the mutual covenants, agreements and promises herein contained, the parties do hereby agree as follows:

                                   ARTICLE I.
                                   DEFINITIONS

      Section 1.1 Defined Terms. For purposes of this Agreement, unless the context requires otherwise, the following terms shall have the following meanings:

      "Acquisition Agreement" has the meaning set forth in the recitals hereto.

      "Adequate Financial Strength Rating" means, with respect to a Purchaser Insurer in a particular country, such criteria related to financial strength of the Purchaser Insurer compared to other similarly situated providers (considered as a group) of similar products in such country determined on the basis of criteria to be reasonably determined in good faith by the parties and as reflected in the applicable International Selling Agreement. Such criteria will take into account factors such as the availability of financial strength ratings in the country in which the products of the Purchaser Insurer are sold.

      "Affiliate" shall mean, with respect to any Person, any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with such first Person. The term "control" (including its correlative meanings "controlled by" and "under common control with") shall mean possession, directly or indirectly, of power to direct or cause the direction of management or policies (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise).

      "Agreement" shall have the meaning set forth in the introductory paragraph hereof.

      "Comparable Distributor" shall mean a distributor using a substantially similar approach to the marketing, servicing, sales support and overall distribution of products.

      "Competitive" means (i) the terms, total compensation, customer appeal, consumer pricing and value, wholesaler coverage, training and support, features and service standards and metrics of the applicable product, taken as a whole, are at least equivalent to those of other comparable products, considered as a group, then distributed by the applicable Affiliate of Parent and (ii) the Purchaser Insurer shall have an Adequate Financial Strength Rating.

      "Confidential Information" shall have the meaning set forth in Section 4.2(b).

      "Covered Country" means each of the following countries: Argentina, Australia, Belgium, Brazil, Hong Kong, Japan, Poland and the United Kingdom.

      "Exclusive Products" means the Products designated on Schedule 3.2(a) as being subject to an exclusive relationship.

      "Existing Product" has the meaning set forth in Section 3.5(c).

      "First Term" means the five-year period commencing on the date of this Agreement and ending on the fifth anniversary of the date of this Agreement.

      "Indemnified Party" has the meaning set forth in Section 6.4.

      "Indemnifying Party" has the meaning set forth in Section 6.4.

      "International Exclusive Parent Distributor" means each International Parent Distributor to which a Travelers Insurer is the exclusive provider of any Product on the date of this Agreement and such Person's successors and assigns.

      "International Parent Distributor" means (i) any Person Affiliated with Parent that, as of the date hereof, distributes any Product that a Travelers Insurer offers in any Covered Country and such Person's successors and assigns and (ii) any Person Affiliated with Parent that distributes any product offered by a Purchaser Insurer in any country other than a Covered Country pursuant to an arrangement contemplated by Sections 3.4(b), 3.5(b) and 3.6(b) (but in each case only from and after such time that such Person begins distributing such product for a Purchaser Insurer) and such Person's successors and assigns.

      "International Selling Agreements" has the meaning set forth in Section
3.1.

      "Law" shall have the meaning set forth in the Acquisition Agreement.

      "Level Playing Field" means, with respect to a product, Parent (i) shall, and shall cause any International Parent Distributor entering into an International Selling Agreement with respect to such product pursuant to Section
3.1 to, afford the same access to its distribution platforms for such product offered by a Travelers Insurer (or a Purchaser Insurer, as applicable) as the access it affords to comparable products offered by a Third Party Insurer and
(ii) shall not, and shall cause its Affiliates (including the International Parent Distributors) not to, provide to its Sales Force any compensation or other economic inducement or benefit for the sale of comparable products sold in a comparable sales support and compensation framework offered by a Third Party Insurer that are more favorable than the compensation or other economic inducements or benefits provided to such Sales Force for the sale of such products offered by a Travelers Insurer (or a Purchaser Insurer, as applicable); provided, that a Level Playing Field may include variations in Sales Force compensation that are (x) based upon neutral criteria that do not differentiate between product providers, such as achieving sales volume or persistency objectives, or (y) for products (including combined product and service arrangements) for which distributor compensation is negotiated by the provider on a sale-by-sale basis, such as group retirement products.

      "Licensing Agreement" shall have the meaning set forth in the Acquisition Agreement.

      "Local Incumbent" has the meaning set forth in Section 3.7.

      "Losses" has the meaning set forth in Section 6.1.

      "Marks" shall mean the Parent Distributor Marks, as defined in the Licensing Agreement in respect of this Agreement.

      "New Products" means (i), with respect to each Covered Country, any life insurance or annuity product that a Purchaser Insurer is authorized to offer but was not included among the types of insurance or annuity products distributed by an International Parent Distributor in such Covered Country on the date of this Agreement and (ii) products offered by a Purchaser Insurer pursuant to arrangements contemplated by Sections 3.5(b) and 3.6(b). For avoidance of doubt, the addition of new features to Products shall not constitute New Products in whole or in part, regardless of whether any insurance regulatory filing is required in connection therewith.

      "Non-Exclusive Products" has the meaning set forth in Section 3.3.

      "Parent" has the meaning set forth in the introductory paragraph hereof.

      "Parent Indemnified Parties" has the meaning set forth in Section 6.1.

      "Parent Standards and Practices" means the client service and relationship standards, business practices, ethical standards, customer privacy and protection policies and general service quality standards, reputational considerations and industry standards, as determined from time to time by Parent or any of its Affiliates, provided that such Parent Standards and Practices, to the extent they relate to a Product or New Product and/or International Parent Distributor, shall be applied, and changes thereto shall be made, without discriminating in any material manner against any Travelers Insurer or Purchaser Insurer, as applicable, relative to all other similarly situated providers of such Products or New Products distributed by such International Parent Distributor.

      "Person" shall have the meaning set forth in the Acquisition Agreement.

      "PLP Distributor" has the meaning set forth in Section 3.4(b).

      "Private Label Product" means a life insurance or annuity product customized for an International Parent Distributor in a Covered Country or Supplemental Country that (i) is branded under the name of the International Parent Distributor in such Covered Country or Supplemental Country or (ii) is a variable life insurance or variable annuity contract that offers as an option more than two investment choices or mutual funds that are advised or managed by Parent or a Parent Affiliate, including an International Parent Distributor (in the capacity of either an advisor or sub-advisor). For the avoidance of doubt, a Private Label Product (whether existing on the date of this Agreement or thereafter) shall be deemed a Product for all purposes under this Agreement.

      "Products" means the life insurance and annuity products issued by the Travelers Insurers and distributed through the International Parent Distributors on the date of this Agreement, and any Substitute Products distributed in replacement thereof pursuant to Section 3.5(c).

      "Purchaser" shall have the meaning set forth in the introductory paragraph hereof.

      "Purchaser Indemnified Parties" has the meaning set forth in Section 6.2.

      "Purchaser Insurer" means any insurance company Affiliate of Purchaser, including the Travelers Insurers.

      "Sales Force" means those point of sale representatives and their direct supervisors utilized by Parent, International Parent Distributors or one of their respective Affiliates whose job responsibility includes the sale or promotion of Products or New Products offered by a Travelers Insurer (or a Purchaser Insurer, as applicable).

      "Second Term" means the five-year period commencing upon the expiration of the First Term and ending on the tenth anniversary of the date of this Agreement.

      "Substitute Product" has the meaning set forth in Section 3.5(c).

      "Supplemental Country" means each of the following countries: Chile, China, India, Indonesia, South Korea, Taiwan, and Uruguay.

      "Target Affiliated Distributor" means any Person Affiliated with Parent that (i) was an Affiliate of a Target Business (as defined in the Acquisition Agreement) immediately prior to the acquisition of such Target Business by Parent or an Affiliate of Parent and (ii) is engaged in the business of distributing financial services products.

      "Term" has the meaning set forth in Section 5.1.

      "Third Party Claim" has the meaning set forth in Section 6.4.

      "Third Party Insurer" means an insurance company that is not Affiliated with Purchaser.

      "Travelers Insurers" means the International Insurance Companies (as defined in the Acquisition Agreement) and the Joint Ventures (as defined in the Acquisition Agreement) to be acquired by Purchaser pursuant to the Acquisition Agreement and their successors and assigns, and with respect to a Substitute Product that is offered pursuant to Section 3.5(c), a Purchaser Insurer and its successors and assigns.

      Section 1.2 Purposes of Agreement. Notwithstanding anything in this Agreement to the contrary, Purchaser and Parent agree that this Agreement is intended to set forth certain principal business terms upon which they will enter into International Selling Agreements during the Term and that nothing herein creates an International Selling Agreement.

      Section 1.3 Construction. For the purposes of this Agreement: (i) words (including capitalized terms defined herein) in the singular shall be held to include the plural and vice versa, and words (including capitalized terms defined herein) of one gender shall be held to include the other gender as the context requires; (ii) the terms "hereof," "herein" and "herewith" and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole (including all of the Schedules) and not to any particular provision of this Agreement, and Article, Section, paragraph and Schedule references are to the Articles, Sections, paragraphs and Schedules to this Agreement, unless otherwise specified; (iii) the word "including" and words of similar import when used in this Agreement shall mean "including, without limitation"; (iv) all references to any period of days shall be deemed to be to the relevant number of calendar days unless otherwise specified; and (v) "commercially reasonable efforts" shall not require a waiver by any party of any material rights or any action or omission that would be a breach of this Agreement.

      Section 1.4 Headings. The Article and Section headings contained in this Agreement are inserted for convenience of reference only and shall not affect the meaning or interpretation of this Agreement.

                                   ARTICLE II.
                         REPRESENTATIONS AND WARRANTIES

      Section 2.1 Representations and Warranties of Parent. Parent hereby represents and warrants to Purchaser as set forth below.

            (a) Parent is a corporation duly organized, validly existing and in good standing under the laws of its state of incorporation.

            (b) Parent has all necessary corporate power and authority to make, execute and deliver this Agreement and to perform all of the obligations to be performed by it hereunder. The making, execution, delivery and performance by Parent of this Agreement and the consummation by Parent of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of Parent. This Agreement has been duly and validly executed and delivered by Parent, and assuming the due authorization, execution and delivery by Purchaser, this Agreement will constitute the valid, legal and binding obligation of Parent, enforceable against it in accordance with its terms, except as may be subject to applicable bankruptcy, insolvency, moratorium or other similar Laws, now or hereafter in effect, relating to or affecting the rights of creditors generally and by legal and equitable limitations on the enforceability of specific remedies.

            (c) Neither the execution and delivery of this Agreement by Parent, nor the consummation of the transactions contemplated hereby, will (i) violate or conflict with any provision of the articles of incorporation or bylaws or other organizational documents of Parent or any International Parent Distributor, (ii) violate any of the terms, conditions, or provisions of any Law or license to which Parent or any International Parent Distributor is subject or by which it or any International Parent Distributor or any of its or their assets are bound, or (iii) violate, breach, or constitute a default under any contract to which Parent or any International Parent Distributor is a party or by which it or any International Parent Distributor or any of its or their assets is bound. The distribution of any Products offered by a Travelers Insurer and distributed by an International Parent Distributor on the date hereof does not violate, breach, or constitute a default under any contract to which Parent or any International Parent Distributor is a party or by which any of them or any of their respective assets is bound.

            (d) None of the arrangements by which any International Parent Distributor distributes any Products on behalf of a Travelers Insurer in force on the date of the Acquisition Agreement or the date of this Agreement violated or violates any of the Parent Standards and Practices in effect on such date.

      Section 2.2. Representations and Warranties of Purchaser. Purchaser hereby represents and warrants to Parent as set forth below.

            (a) Purchaser is a corporation duly organized, validly existing and in good standing under the laws of its state of incorporation.

            (b) Purchaser has all necessary corporate power and authority to make, execute and deliver this Agreement and to perform all of the obligations to be performed by it hereunder. The making, execution, delivery and performance by Purchaser of this Agreement and the consummation by Purchaser of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of Purchaser. This Agreement has been duly and validly executed and delivered by Purchaser, and assuming the due authorization, execution and delivery by Parent, this Agreement will constitute the valid, legal and binding obligation of Purchaser, enforceable against it in accordance with its terms, except as may be subject to applicable bankruptcy, insolvency, moratorium or other similar Laws, now or hereafter in effect, relating to or affecting the rights of creditors generally and by legal and equitable limitations on the enforceability of specific remedies.

            (c) Neither the execution and delivery of this Agreement by Purchaser, nor the consummation of the transactions contemplated hereby, will
(i) violate or conflict with any provision of the articles of incorporation or bylaws or other organizational documents of Purchaser or any Purchaser Insurer (other than the Travelers Insurers), (ii) violate any of the terms, conditions, or provisions of any Law or license to which Purchaser is subject or by which it or any of its assets is bound, or (iii) violate, breach, or constitute a default under any contract to which Purchaser is a party or by which it or any of its assets is bound.

                                  ARTICLE III.
                           INTERNATIONAL DISTRIBUTION

      Section 3.1. Selling Agreements. In order to effectuate the distribution arrangements contemplated hereby among the Travelers Insurers (and Purchaser Insurers, as applicable) and the International Parent Distributors for distribution of the Products and New Products offered by the Travelers Insurers (and Purchaser Insurers, as applicable) in the Covered Countries and the Supplemental Countries, Parent shall cause the International Parent Distributors, and Purchaser shall cause the Travelers Insurers (and Purchaser Insurers, as applicable), to negotiate in good faith and enter into written selling agreements that are consistent with industry practice and with the principles set forth in this Agreement and that contain terms and conditions taken as a whole that are no less favorable to the Travelers Insurers (and Purchaser Insurers, as applicable) and the International Parent Distributors than the terms and conditions of the selling and selling related arrangements existing on the date of this Agreement between the Travelers Insurers and the International Parent Distributors (the "International Selling Agreements"). For each International Parent Distributor that distributes a Product for a Travelers Insurer on the date of this Agreement, an International Selling Agreement for the distribution of such Product, to take effect on the date of this Agreement, shall be executed and delivered by such International Parent Distributor and the applicable Travelers Insurer on or prior to the date of this Agreement. The International Selling Agreements will contain provisions concerning the periodic readjustment of compensation as agreed by the parties thereto.

      Section 3.2. Exclusive Distribution Arrangements.

            (a) Parent represents and warrants that Schedule 3.2(a), which was provided to Purchaser no later than 45 days after the date of the Acquisition Agreement, sets forth a complete and accurate list of all life insurance and annuity products issued by a Travelers Insurer and distributed by an International Parent Distributor (whether pursuant to a written agreement or de facto) in a Covered Country on behalf of a Travelers Insurer on the date of this Agreement, the identity of each International Parent Distributor that distributes each such product and whether or not a Travelers Insurer is the exclusive provider (whether pursuant to a written agreement or de facto) of such product to such International Parent Distributor.

            (b) If any Travelers Insurer is the exclusive provider (whether pursuant to a written agreement or de facto) of an Exclusive Product to any International Exclusive Parent Distributor in a Covered Country on the date of this Agreement, such Travelers Insurer shall have the right to be the exclusive provider of such Exclusive Product to such International Exclusive Parent Distributor in such Covered Country during the First Term. During the Second Term, each Travelers Insurer shall have the right to be a provider, on a non-exclusive, Level Playing Field basis, to each International Exclusive Parent Distributor of each Exclusive Product distributed by such International Exclusive Parent Distributor on the date of this Agreement. During the First Term, Parent shall not make any change in the Parent Standards and Practices (except changes that may be reasonably appropriate to comply with applicable
Law) that would
conflict with the rights granted to the Travelers Insurers under the first sentence of this Section 3.2(b).

            (c) Notwithstanding anything herein to the contrary (including, without limitation, Section 3.5(c)), prior to the earlier of (i) the end of the 60-day period beginning on the date of this Agreement and (ii) December 31, 2005, (x) Purchaser shall cause the Exclusive Products to be marketed under the brand name and with such trademarks or trade names (including the identity of the underwriter of such Exclusive Product) as used on the date of this Agreement and (y) no Purchaser Insurer shall be permitted to provide a Substitute Product in place of an Exclusive Product.

      Section 3.3. Non-Exclusive Distribution Arrangements. If any Travelers Insurer is a non-exclusive provider of a Product to any International Parent Distributor in any Covered Country on the date of this Agreement (the "Non-Exclusive Products"), such Travelers Insurer shall have the right to be a provider of such Product, on a non-exclusive, Level Playing Field basis, to such International Parent Distributor in such country during the Term.

      Section 3.4. Private Label Products.

            (a) If any Travelers Insurer is the provider of a Private Label Product to an International Parent Distributor in any Covered Country on the date of this Agreement, such Travelers Insurer shall have the right to be the provider of such Private Label Product in such Covered Country during the Term.

            (b) Subject to the last sentence of this Section 3.4(b), if, prior to the seventh anniversary of the date of this Agreement, any International Parent Distributor or any other Affiliate of Parent that distributes life insurance or annuity products desires to distribute, as a Private Label Product in any Covered Country or Supplemental Country, a life insurance product (other than term life insurance) or annuity product that it does not distribute as a Private Label Product in such country on the date of this Agreement, Parent shall cause such International Parent Distributor or other Affiliate of Parent (a "PLP Distributor") to notify Purchaser no later than the time of notification of any Third Party Insurer. If the PLP Distributor does not select a Purchaser Insurer as the provider of the new Private Label Product and the PLP Distributor desires to continue to seek a Third Party Insurer, as provider, Parent shall cause the PLP Distributor to include the Purchaser Insurers in the process for selection of such provider (whether by formal request for proposals or otherwise) to provide such Private Label Product prior to selecting a Third Party Insurer. Parent shall cause the PLP Distributor to entertain in good faith, and on terms no less favorable than those extended to any other proposed provider, proposals from the Purchaser Insurers to provide such new Private Label Product. Such PLP Distributor (i) shall have exclusive discretion in determining the process for selection of, and the criteria for evaluation of, potential providers of any such Private Label Product and (ii) shall make a good faith determination of the relative suitability of proposals from potential providers for satisfying the requirements of such Private Label Product (it being understood that if such PLP Distributor determines that a proposal from a Purchaser Insurer satisfies such requirements, considered as a whole, at least as well as the most favorable proposal or proposals of the other potential providers, such Purchaser Insurer's proposal shall be selected); provided, however, that such PLP Distributor shall not be required to select any such proposal. The rights granted to the

Purchaser Insurers under this Section 3.4(b) shall not apply with respect to any new Private Label Product if an insurance company not Affiliated with Parent or Purchaser contacts or approaches the International Parent Distributor, without solicitation by such International Parent Distributor relating to such Private Label Product, about developing or the possibility of developing such Private Label Product. Notwithstanding the foregoing, but subject to Section 3.5, nothing in this Section 3.4 shall be construed to limit such International Parent Distributor's ability to offer Products substantially the same as any Private Label Product on a non-private label basis.

      Section 3.5. New Products; New Countries; Substitute Products.

            (a) At any time during the Term, (i) Purchaser may propose to an International Parent Distributor that such International Parent Distributor or one or more of its Affiliates distribute a New Product offered by a Purchaser Insurer and (ii) an International Parent Distributor may propose to Purchaser that such International Parent Distributor or one or more of its Affiliates distribute a New Product offered by a Purchaser Insurer.

            (b) Subject to Section 3.6(b), if, prior to the seventh anniversary of the date of this Agreement, (i) any Purchaser Insurer that, as of the date of this Agreement, offers a life insurance or annuity product for distribution in any Supplemental Country desires to offer such product for distribution through an Affiliate of Parent in such country, (ii) such Affiliate of Parent distributes a life insurance or annuity product that is substantially the same as such product through an open architecture distribution platform in such country at the time and has multiple providers of such product and (iii) the product proposed to be offered by the Purchaser Insurer is Competitive, then such Purchaser Insurer shall have the right to provide such product to such Affiliate of Parent in such country on a non-exclusive, Level Playing Field basis for the remainder of such seven-year period.

            (c) At any time during the Term, Purchaser may propose in writing that any Purchaser Insurer offer, in place of any Product then offered by a Travelers Insurer through an International Parent Distributor (an "Existing Product") in a Covered Country or a Supplemental Country, a substitute product and if (i) such Purchaser Insurer has an Adequate Financial Strength Rating and
(ii) such substitute product is substantially the same as the Existing Product in the terms, total compensation, consumer pricing, wholesaler coverage, training and support, features and service standards and metrics (a "Substitute Product"), then Parent shall cause such International Parent Distributor to distribute such Substitute Product in place of the Existing Product in such country. The Purchaser Insurer that offers such Substitute Product shall have the same rights under this Agreement with respect to the Substitute Product as the Travelers Insurer that offered the Existing Product possessed with respect to the Existing Product. By way of illustration and without limiting the generality of the foregoing, if the Travelers Insurer was entitled to provide the Existing Product on a non-exclusive, Level Playing Field basis through the International Parent Distributor, the Purchaser Insurer shall be entitled to provide the Substitute Product on a non-exclusive, Level Playing Field basis through such International Parent Distributor in place of such Existing Product. Parent shall cause the applicable International Parent Distributor and Purchaser shall cause the Purchaser Insurer to enter into an International Selling Agreement with respect to the Substitute Product that is substantially the same as the International Selling Agreement with respect to the Existing Product. The Purchaser

Insurer providing the Substitute Product shall bear reasonable costs incurred by the applicable International Parent Distributor in connection with or arising out of the replacement of the Existing Product with the Substitute Product.

      Section 3.6. Acquisitions.

            (a) Notwithstanding anything in this Agreement to the contrary, but subject to Section 3.6(b), neither Parent nor any International Parent Distributor shall be (i) deemed to be in violation of this Agreement or any International Selling Agreement or (ii) obligated hereunder or under any International Selling Agreement to take any action (including to make any adjustment to commissions, economic inducements or other benefits for the Sales Force), if such violation would arise, or such action would be required to be taken, solely as a result of Parent or one of its Affiliates acquiring assets or a business of any Person engaged in the distribution of financial services products following the date of this Agreement; provided, however, that nothing in this Section 3.6(a) shall limit or restrict any obligations that Parent or any International Parent Distributor has to distribute on an exclusive basis a Product or a New Product offered by a Purchaser Insurer if such Purchaser Insurer has the right under this Agreement or any International Selling Agreement to be the exclusive provider of such Product or New Product to such International Parent Distributor.

            (b) If, at any time prior to the seventh anniversary of the date of this Agreement, (i) Parent acquires a Target Business (as defined in the Acquisition Agreement), of which the net revenues and net earnings (in each case, calculated in a manner consistent with Section 6.17(a)(x) of the Acquisition Agreement, and, for the avoidance of doubt, excluding realized gains) derived from a Competitive Business (as defined in the Acquisition Agreement) are more than a de minimis amount, and (ii) Parent or its Affiliates are permitted to acquire such Target Business pursuant to Sections 6.17(a)(x) or 6.17(a)(xi) of the Acquisition Agreement, then Purchaser through the Purchaser Insurers shall have the right during the remainder of such seven-year period to be a provider to each Target Affiliated Distributor, if any, on a non-exclusive Level Playing Field basis, of any life insurance or annuity product that is distributed by such Target Affiliated Distributor on a non-exclusive basis either immediately before or following such acquisition; provided, that such right shall be subject to any applicable contractual or other restrictions by which such Target Affiliated Distributor is bound.

      Section 3.7. Reinsurance of Products Distributed on Behalf of Third Party Insurers. During the Term, Parent shall, and shall cause each of its Affiliates who, on the date of this Agreement, distributes life insurance or annuity products on behalf of a Third Party Insurer ("Local Incumbent") where all or part of such business written by such Third Party Insurer is reinsured by a Travelers Insurer to, use its best efforts (x) to require each Local Incumbent (which term shall include, for purposes of this Section 3.7, any successor or replacement Local Incumbent) to continue to reinsure such business to a Travelers Insurer or another Purchaser Insurer, as reasonably specified by Purchaser, on terms no less favorable, taken as a whole, to the Travelers Insurer or Purchaser Insurer than the terms on which such business is reinsured on the date of this Agreement and (y) if any Local Incumbent refuses to continue to reinsure such business in accordance with clause (x) (a "Refusing Insurer"), to find a replacement insurance company for such Refusing Insurer (which replacement shall have comparable financial strength to the Refusing Insurer (if relevant with respect to the product offered by the Refusing Insurer) and may be a Purchaser Insurer, if one is available to issue the relevant types of products issued by the Refusing Insurer in the applicable country so long as such products are substantially the same as the products issued by the Refusing Insurer) that will agree to write such business and to reinsure it in accordance with clause (x) and, once such a replacement is found, to exercise any rights it has to terminate its distribution arrangement with the Refusing Insurer and to replace the Refusing Insurer with such replacement insurance company; provided that any administrative costs incurred by the applicable Affiliate of Parent in connection with effecting such replacement shall be paid in full by Purchaser or a Purchaser Insurer; and provided, further, that the obligations of the applicable Affiliate of Parent under clauses (x) and (y) above shall be conditioned during the Second Term on the applicable Travelers Insurer or other Purchaser Insurer having an Adequate Financial Strength Rating. Parent shall not permit any Affiliate of Parent to agree to any changes in the terms of its relationship with any Local Incumbent in any Covered Country that would significantly and adversely affect the profitability of the business reinsured by the Travelers Insurer or Purchaser Insurer without obtaining the prior written consent of Purchaser, which consent shall not be unreasonably withheld or delayed.

      Section 3.8. No Obligation. For the avoidance of doubt, nothing in this Agreement or any International Selling Agreement shall (i) impose upon any Purchaser Insurer any obligation to distribute any Products or New Products offered by a Purchaser Insurer through the International Parent Distributors,
(ii) impose upon Parent or its Affiliates any obligation to provide to its or their employees any Product or New Product issued by Purchaser or any Travelers Insurers, (iii) restrict the ability of Purchaser or Parent or any of their Affiliates from acquiring or disposing of any assets of, or reorganizing or consolidating, any business, subject to the proviso in Section 3.6(a) or (iv) restrict the ability of any Purchaser Insurer to distribute insurance or annuity products through Persons other than Affiliates of Parent. Subject to Section 3.6(b), nothing in this Agreement shall impose upon any Affiliate of Parent that becomes an Affiliate of Parent after the date of this Agreement any obligation to distribute any Product or New Product on behalf of a Purchaser Insurer. For the avoidance of doubt, in the event any International Parent Distributor ceases to be an Affiliate of Parent, Parent's obligations under this Agreement with respect to such International Parent Distributor shall no longer be applicable.

                                   ARTICLE IV.
                              ACCESS AND BRANDING

      Section 4.1. Access.

            (a) To the extent that as of the date of this Agreement, an International Exclusive Parent Distributor permits wholesalers, Product representatives or bank marketing representatives of the Travelers Insurers to have access to such International Exclusive Parent Distributor, including its Sales Force, bank branches, sales offices or sales, education or training meetings that involve the promotion of Products made available by a Travelers Insurer for distribution by such International Exclusive Parent Distributor in a Covered Country, Parent shall, during the First Term, cause such International Exclusive Parent Distributor to continue to permit such access on the same terms and conditions as on the date hereof in a manner consistent with applicable Law and the Parent Standards and Practices. The applicable Purchaser Insurer providing the Exclusive Products shall continue during the First Term to maintain wholesaler coverage, training, and sales support to the International Exclusive Parent Distributor on terms and conditions that are no less favorable than those provided by the applicable Travelers Insurer to such International Exclusive Parent Distributor on the date of this Agreement.

            (b) To the extent that as of the date of this Agreement, an International Parent Distributor (other than an International Exclusive Parent Distributor) permits wholesalers, Product representatives or bank marketing representatives of the Travelers Insurers to have access to such International Parent Distributor in a Covered Country, including its Sales Force, bank branches, sales offices or sales, education or training meetings that involve the promotion of Products made available by a Travelers Insurer for distribution by such International Parent Distributor, in a manner consistent with applicable Law and with the Parent Standards and Practices, Parent shall, until the third anniversary of the date hereof, cause such International Parent Distributor to provide such access on terms and conditions that are no less favorable than those generally applicable to any Third Party Insurer.

      Section 4.2. Branding; Use of Names; Confidential Information; Approval of Certain Materials.

            (a) Unless otherwise provided in an International Selling Agreement and, in all cases in accordance with the terms and subject to the conditions of the Licensing Agreement, during the Term, Purchaser shall cause all Purchaser Insurers providing, and Parent shall cause all International Parent Distributors distributing, Products (including Private Label Products in respect of which any Purchaser Insurer is the provider on the date of this Agreement) to cause such Products distributed through an International Parent Distributor to be offered and branded utilizing the Marks that relate to each such Product as of the date of this Agreement; provided that Purchaser and the Purchaser Insurers shall have been granted adequate rights to use the Marks under the Licensing Agreement; and provided, further, that the parties hereto agree that any trademark or trade name on such product shall be appropriately altered to reflect any change to the trademark or trade name of the applicable International Parent Distributor and, subject to Section 3.2(c), in the case of a Substitute Product, to reflect any change that is required by Law as a result of the change in the issuer of such Substitute Product. To the extent that a Private Label Product is distributed by a PLP Distributor on behalf of a Purchaser Insurer after the date of this Agreement in accordance with Section 3.4, then Parent shall cause such PLP Distributor and Purchaser shall cause all Purchaser Insurers providing such Private Label Product to cause such Private Label Product to be offered and branded using such trademarks or trade names as may be applicable to such Private Label Product by such PLP Distributor, provided that Purchaser and the applicable Purchaser Insurers shall own or shall have been granted adequate rights to use such trademarks or trade names.

            (b) During the Term of this Agreement, the Travelers Insurers and, as applicable, the Purchaser Insurers will have access to confidential information and other proprietary information ("Confidential Information") of Parent and its Affiliates. Confidential Information includes, but is not limited to, the names, addresses, telephone numbers and social security numbers of applicants for, purchasers of and other customers of Products and New Products as well as other identity and private information in respect of Parent's or its Affiliates' customers, employees, representatives and agents. Confidential Information shall not include any customer information (i) that was previously known by a Purchaser Insurer from a source other than any International Parent Distributor without obligations of confidence; or (ii) that was or is rightfully received by a Purchaser Insurer from a third party without obligations of confidence to any International Parent Distributor or from publicly available sources without obligations of confidence to any International Parent Distributor; or (iii) that was or is developed by means independent of information obtained from any International Parent Distributor. As a condition to such access, neither Purchaser nor any Purchaser Insurer shall use, copy or disclose such Confidential Information in any manner (including, without limitation, to sell or cross-sell their products). Confidential Information may be used to service Products and New Products, including, as appropriate, to accept additional contributions and premium for and to modify, add, or exchange coverage to any Product or New Product purchased by a policy owner who purchased from an International Parent Distributor. Purchaser and its Affiliates shall take all appropriate action to ensure the protection, confidentiality and security of such Confidential Information. The Purchaser and its Affiliates acknowledge and agree that this Confidential Information is the property of the International Parent Distributors. The parties also understand that the Purchaser Insurers may respond to inquiries from holders of Products or New Products concerning other Purchaser Insurer products and services provided there was no solicitation of such inquiry using Confidential Information. The parties also agree that this Section 4.2(b) shall not apply to individuals with whom Purchaser or the Purchaser Insurers have a pre-existing relationship other than through an International Parent Distributor.

            (c) (i) Any marketing, training or other materials to be made available by any Purchaser Insurer to any International Parent Distributor's Sales Force or customers in connection with Products and New Products (other than ordinary course communications to policyholders and contract holders) shall be made available only with the prior consent (which shall not be unreasonably withheld or delayed) of the applicable International Parent Distributor; provided that all such materials that are used by the Travelers Insurers in connection with the distribution of Products through the International Parent Distributors on the date of this Agreement shall not require any such consent. In the event that the applicable Purchaser Insurer or the applicable International Parent Distributor determines to discontinue the use of any such materials, the parties shall cooperate with the applicable Purchaser Insurer to ensure that such use is discontinued by such International Parent Distributor's Sales Force.


                  (ii) Any marketing, training or other materials prepared by an International Parent Distributor and to be made available by such International Parent Distributor to its Sales Force or customers that describes any Purchaser Insurer or any of its Affiliates or any insurance or annuity product offered by any of them may be made available only with the prior consent (which shall not be unreasonably withheld or delayed) of the applicable Purchaser Insurer; provided that all such materials that are used by the International Parent Distributors in connection with the distribution of Products on the date of this Agreement shall not require any such consent. In the event that the applicable Purchaser Insurer or the applicable International Parent Distributor determines to discontinue the use of any such materials, the parties shall cooperate with the applicable International Parent Distributor to ensure that such use is discontinued by its Sales Force.

                                   ARTICLE V.
                    TERM OF THE AGREEMENT; CERTAIN CONDITIONS

      Section 5.1. Term. The term of this Agreement (the "Term") will commence on the date of this Agreement and shall continue until the tenth anniversary of the date of this Agreement; provided, however, the expiration of this Agreement shall not reduce or curtail the term of any International Selling Agreement that extends beyond the end of the Term.

      Section 5.2. Survival. Upon expiration of this Agreement, the provisions of this Section 5.2 and Article VI and Article VII shall survive without modification.

      Section 5.3. Certain Conditions.

            (a) Subject to Section 5.3(b), but notwithstanding anything else to the contrary in this Agreement or in any International Selling Agreement, no International Parent Distributor shall be required to enter into (and may refuse to enter into) an International Selling Agreement in respect of, or have any obligation to offer (and may immediately cease to offer), any Product or New Product offered by a Purchaser Insurer, if:

                  (i) Parent reasonably determines that such Product or New Product offered by a Purchaser Insurer is not Competitive;

                  (ii) any change is made or any feature is added to such Product or New Product (or a fund or investment option therein) without Parent's or the applicable International Parent Distributor's prior written approval, which approval shall not be unreasonably withheld or delayed;

                  (iii) such Product or New Product or the offering thereof (including on an exclusive basis) conflicts with:

                        (x) applicable Law, including any regulatory compliance procedures or restrictions in connection therewith;

                        (y) any material provision of any existing agreement by which Parent or its Affiliates or any of their respective assets or properties are bound; provided that this clause (y) shall not apply to any Product offered by a Travelers Insurer and distributed by an International Parent Distributor pursuant to an arrangement in effect on the date hereof or any Substitute Products distributed in replacement thereof pursuant to Section 3.5(c), unless the violation is caused by or relates to (1) any difference between the Substitute Product and the Existing Product it replaced, or (2) solely the fact of the replacement of the Existing Product with the Substitute Product; or

                        (z) the Parent Standards and Practices, provided that in the case of the application of this clause (z) during the First Term to any Exclusive Product following a change in the Parent Standards and Practices, any such change in the Parent Standards and Practices shall be in accordance with the third sentence of Section 3.2(b);

                  (iv) such Product is an Exclusive Product and (x) any Purchaser Insurer provides to any Comparable Distributor a product that is substantially the same as such Exclusive Product and (y) the terms, total compensation, consumer pricing, wholesaler coverage, training and support, features and service standards and metrics of such product, taken as a whole, are more favorable than the terms, total compensation, consumer pricing, wholesaler coverage, training and support, features and service standards and metrics of such Exclusive Product, taken as a whole; provided, however, that this Section 5.3(a)(iv) shall not apply to any distribution arrangements of any Purchaser Insurer in effect on the date of this Agreement; or

                  (v) with respect to any Exclusive Product, a federal, state or local domestic, foreign or supranational governmental, regulatory or self-regulatory authority, agency, court, tribunal, commission or other governmental, regulatory or self-regulatory entity, with jurisdiction over the International Exclusive Parent Distributor requests or mandates that the International Exclusive Parent Distributor cease offering or no longer offer the Exclusive Product on an exclusive basis; provided, however, in the case of such a request (but not a mandate), the International Exclusive Parent Distributor shall provide prompt notice of any such request to the Purchaser Insurer providing the Exclusive Product, and shall consult and cooperate with such Purchaser Insurer in its efforts to obtain from such regulatory agency an agreement that permits the International Exclusive Parent Distributor to continue to distribute such Exclusive Product on an exclusive basis. If such an agreement is reached, the International Exclusive Parent Distributor shall continue to distribute the Exclusive Product on an exclusive basis in accordance with the terms of Section 3.2. If such an agreement cannot be reached, the International Exclusive Parent Distributor shall distribute the Exclusive Product on a non-exclusive, Level Playing Field basis, for the remainder of the Term in accordance with the terms of this Agreement.

            (b) Prior to any International Parent Distributor's exercising its right under Section 5.3(a) not to enter into an International Selling Agreement with respect to any Product or New Product or to cease offering any Product or New Product, such International Parent Distributor shall provide written notice to Purchaser, containing a reasonably detailed statement of the grounds for such exercise, and shall afford Purchaser a period of 30 days in which to cure the deficiency unless the deficiency is not capable of being cured. Such International Parent Distributor shall consult and cooperate with Purchaser as reasonably requested during such period in identifying possible cures. If Purchaser is able to propose a cure that is reasonably satisfactory to such International Parent Distributor before the expiration of such period, such International Parent Distributor shall not be entitled to exercise its right to refuse to enter into an International Selling Agreement or to cease offering the applicable Product or New Product, provided that if any cure involves a change in such Product's or New Product's terms or features that requires filing with or approval (or non-disapproval) by any regulatory authority, such International Parent Distributor shall, prior to exercising such right, afford Purchaser such further period of time as may be reasonably necessary to accomplish such filing or obtain such approval or non-disapproval. Notwithstanding anything to the contrary in this Section 5.3(b), no International Parent Distributor shall be required to continue to distribute any Product or New Product pending any cure period, if the offering of such Product or New Product would reasonably be expected to (i) violate applicable Law, including any regulatory compliance procedures or restriction in connection therewith, (ii) conflict with the Parent Standards and Practices insofar as they relate to reputational considerations or industry standards in the applicable country or (iii) in the case of an Exclusive Product under Section 5.3(a)(v) above, conflict with a mandate from a federal, state or local domestic, foreign or supranational governmental, regulatory or self-regulatory authority, agency, court, tribunal, commission or other governmental, regulatory or self-regulatory entity, with jurisdiction over the International Exclusive Parent Distributor that such International Exclusive Parent Distributor cease offering or no longer offer the Exclusive Product on an exclusive basis; provided, in the case of this clause (iii), such International Exclusive Parent Distributor shall distribute the Exclusive Product on a non-exclusive, Level Playing Field basis, for the remainder of the Term in accordance with the terms of this Agreement.

                                    ARTICLE VI.
                                 INDEMNIFICATION

      Section 6.1. Indemnification of Parent. Purchaser will defend and hold harmless Parent and its Affiliates and their respective officers, directors, employees and agents (the "Parent Indemnified Parties") from and against any losses, liabilities, damages (including consequential damages), actions, claims, demands, regulatory investigations, settlements, judgments and other expenses including, but not limited to, reasonable attorneys fees and expenses ("Losses") which are asserted against, incurred or suffered by any Parent Indemnified Party and which arise from or are related to Purchaser's breach of any representation or warranty (except to the extent indemnification therefor is available under the Acquisition Agreement) or any covenant, condition or duty contained in this Agreement.

      Section 6.2. Indemnification of Purchaser. Parent will defend and hold harmless Purchaser and its Affiliates and their respective officers, directors, employees and agents (the "Purchaser Indemnified Parties") from and against any Losses which are asserted against, incurred or suffered by any Purchaser Indemnified Party and which arise from or are related to Parent's breach of any representation or warranty (except to the extent indemnification therefor is available under the Acquisition Agreement) or any covenant, condition or duty contained in this Agreement.

      Section 6.3. Indemnity Provisions in International Selling Agreements. Each International Selling Agreement shall provide indemnification for Losses asserted against each of the parties thereto in respect of a failure of the other party to comply with applicable Law and a breach by such other party of any representation, warranty, covenant, condition or duty contained in such International Selling Agreement.

      Section 6.4. Indemnification Procedures. Upon receipt by a Parent Indemnified Party or a Purchaser Indemnified Party (each, an "Indemnified Party"), as the case may be, of notice of any action, suit, proceedings, claim, demand or assessment made or brought by an unaffiliated third party (a "Third Party Claim") with respect to a matter for which such Indemnified Party is indemnified under this Article VI which has or is expected to give rise to a claim for Losses, the Indemnified Party shall promptly, in the case of a Purchaser Indemnified Party, notify Parent and in the case of a Parent Indemnified Party, notify Purchaser (Purchaser or Parent, as the case may be, the "Indemnifying Party"), in writing, indicating the nature of such Third Party Claim and the basis therefor; provided, however, that any delay or failure by the Indemnified Party to give notice to the Indemnifying Party shall relieve the Indemnifying Party of its obligations hereunder only to the extent, if at all, that it is prejudiced by reason of such delay or failure. Such written notice shall (i) describe such Third Party Claim in reasonable detail as is practicable including the sections of this Agreement, which form the basis for such claim; provided that the failure to identify a particular section in such notice shall not preclude the Indemnified Party from subsequently identifying such section as a basis for such claim, (ii) attach copies of all material written evidence thereof and (iii) set forth the estimated amount of the Losses that have been or may be sustained by an Indemnified Party. The Indemnifying Party shall have 30 days after receipt of notice to elect, at its option, to assume and control the defense of, at its own expense and by its own counsel, any such Third Party Claim and shall be entitled to assert any and all defenses available to the Indemnified Party to the fullest extent permitted by applicable Law. If the Indemnifying Party shall undertake to compromise or defend any such Third Party Claim, it shall promptly notify the Indemnified Party of its intention to do so, and the Indemnified Party agrees to cooperate fully with the Indemnifying Party and its counsel in the compromise of, or defense against, any such Third Party Claim; provided, however, that the Indemnifying Party shall not settle, compromise or discharge, or admit any liability with respect to, any such Third Party Claim without the prior written consent of the Indemnified Party (which consent will not be unreasonably withheld or delayed), unless the relief consists solely of money Losses to be paid by the Indemnifying Party and includes a provision whereby the plaintiff or claimant in the matter releases the Purchaser Indemnified Parties or the Parent Indemnified Parties, as applicable, from all liability with respect thereto. Notwithstanding an election to assume the defense of such action or proceeding, the Indemnified Party shall have the right to employ separate counsel and to participate in the defense of such action or proceeding, and the Indemnifying Party shall bear the reasonable fees, costs and expenses of such separate counsel if the (A) Indemnified Party shall have determined in good faith that an actual or potential conflict of interest makes representation by the same counsel or the counsel selected by the Indemnifying Party inappropriate or (B) Indemnifying Party shall have authorized the Indemnified Party to employ separate counsel at the Indemnifying Party's expense. In any event, the Indemnified Party and Indemnifying Party and their counsel shall cooperate in the defense of any Third Party Claim subject to this
Article VI and keep such Persons informed of all developments relating to any such Third Party Claims, and provide copies of all relevant correspondence and documentation relating thereto. All costs and expenses incurred in connection with the Indemnified Party's cooperation shall be borne by the Indemnifying Party. In any event, the Indemnified Party shall have the right at its own expense to participate in the defense of such asserted liability. If the Indemnifying Party receiving such notice of a Third Party Claim does not elect to defend such Third Party Claim or does not defend such Third Party Claim in good faith, the Indemnified Party shall have the right, in addition to any other right or remedy it may have hereunder, at the Indemnifying Party's expense, to defend such Third Party Claim; provided, however, that the Indemnified Party shall not settle, compromise or discharge, or admit any liability with respect to, any such Third Party Claim without the written consent of the Indemnifying Party (which consent will not be unreasonably withheld or delayed).

      Section 6.5. General.

            (a) The provisions of this Article VI will survive the expiration of this Agreement.

            (b) The rights and remedies provided herein shall be cumulative and in addition to all other rights and remedies available to the parties at law or equity, and the exercise or beginning of the exercise of any thereof by any party shall not preclude the simultaneous or later exercise of any other such rights or remedies by such party. Notwithstanding the preceding sentence, nothing in this Agreement shall restrict or prevent any party from seeking indemnification under any applicable provision of the Acquisition Agreement, or any of the other Related Agreements (as defined in the Acquisition Agreement), provided that no party shall obtain duplicative recoveries.

                                  ARTICLE VII.
                                  MISCELLANEOUS

      Section 7.1. Equitable Remedes. The parties hereto acknowledge that money damages may not be an adequate remedy for violations of this Agreement and that any party, in addition to any other rights and remedies which the parties may have hereunder or at law or in equity, may, in its sole discretion, apply to a court of competent jurisdiction for specific performance or injunction or such other relief as such court may deem just and proper in order to enforce this Agreement or prevent any violation hereof and, to the extent permitted by applicable Law, each party waives any objection to the imposition of such relief.

      Section 7.2. Severability. If any provision of this Agreement or the application of any such provision is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement or invalidate or render unenforceable such provision in any other jurisdiction. To the extent permitted by applicable Law, the parties waive any provision of Law that renders any provision of this Agreement invalid, illegal or unenforceable in any respect. The parties shall, to the extent lawful and practicable, use their commercially reasonable efforts to enter into arrangements to reinstate the intended benefits, net of the intended burdens, of any such provision held invalid, illegal or unenforceable.

      Section 7.3. Further Assurance and Assistance. Parent and Purchaser agree that each will, and will cause their respective Affiliates to, execute and deliver any and all documents, and take such further acts, in addition to those expressly provided for herein, that may be necessary or appropriate to effectuate the provisions of this Agreement.

      Section 7.4. Notices. All notices, demands and other communications required or permitted to be given to any party under this Agreement shall be in writing and any such notice, demand or other communication shall be deemed to have been duly given when delivered by hand, courier or overnight delivery service or, if mailed, two (2) Business Days (as defined in the Acquisition Agreement) after deposit in the mail and sent certified or registered mail, return receipt requested and with first-class postage prepaid, or in the case of facsimile notice, when sent and transmission is confirmed, and, regardless of method, addressed to the party at its address or facsimile number set forth below (or at such other address or facsimile number as the party shall furnish the other parties in accordance with this Section 7.4):

            (a) If to Parent:

                Citigroup Inc.
                399 Park Avenue
                New York, New York
                Attn: Andrew M. Felner
                      Deputy General Counsel
                Facsimile:  (212) 559-7057
                e-mail: felnera@citigroup.com

                With a copy to:

                Skadden, Arps, Slate, Meagher & Flom LLP
                4 Times Square
                New York, New York  10036-6522
                Attn:  Eric J. Friedman, Esq.
                Facsimile:  (212) 735-2000

            (b) If to Purchaser:

                MetLife, Inc.
                2701 Queens Plaza North
                Long Island City, New York  11101
                Attn: James L. Lipscomb
                      Executive Vice President and General Counsel
                Facsimile:  (212) 252-7288

                With a copy to:

                LeBoeuf, Lamb, Greene & MacRae L.L.P.
                125 West 55th Street
                New York, New York  10019
                Attn:  Alexander M. Dye, Esq.
                Facsimile:  212-424-8500

      Section 7.5. Successors and Assigns. Subject to the terms of this Section 7.5, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, provided that the Parent Indemnified Parties and the Purchaser Indemnified Parties shall be intended third-party beneficiaries of Article VI. No party hereto may assign its rights or obligations under this Agreement without the prior written consent of the other party (which consent may not be unreasonably withheld) and any purported assignment without such consent shall be void.

      Section 7.6. Governing Law. This Agreement shall be governed by and construed in accordance with the Laws of the State of New York applicable to agreements made and to be performed entirely within such State, without regard to the conflict of laws principles of such State.

Section 7.7.    Jurisdiction; Venue; Consent to Service of Process.

            (a) Each of the parties hereto irrevocably and unconditionally submits to the non-exclusive jurisdiction of the United States District Court for the Southern District of New York or, if such court will not accept jurisdiction, the Supreme Court of the State of New York or any court of competent civil jurisdiction sitting in New York County, New York. In any action, suit or other proceeding, each of the parties hereto irrevocably and unconditionally waives and agrees not to assert by way of motion, as a defense or otherwise any claims that it is not subject to the jurisdiction of the above courts, that such action or suit is brought in an inconvenient forum or that the venue of such action, suit or other proceeding is improper. Each of the parties hereto also hereby agrees that any final and unappealable judgment against a party hereto in connection with any action, suit or other proceeding shall be conclusive and binding on such party and that such award or judgment may be enforced in any court of competent jurisdiction, either within or outside of the United States. A certified or exemplified copy of such award or judgment shall be conclusive evidence of the fact and amount of such award or judgment.

            (b) Each party irrevocably consents to service of process in the manner provided for the giving of notices pursuant to Section 7.4 of this Agreement. Nothing in this Section 7.7 shall affect the right of any party hereto to serve process in any other manner permitted by Law.

      Section 7.8. Frustration. Parent and Purchaser agree that neither party shall take any action that would reasonably be expected to frustrate the intent of this Agreement nor shall any party omit to take any action, the omission of which would reasonably be expected to frustrate the intent of this Agreement.

      Section 7.9. Entire Agreement. This Agreement, together with all schedules hereto, embodies the entire agreement of the parties with respect to the subject matter hereof and supersedes all prior agreements with respect thereto. The parties intend that this Agreement shall constitute the complete and exclusive statement of its terms and that no extrinsic evidence whatsoever may be introduced in any judicial proceeding involving this Agreement.

      Section 7.10. Amendment and Waiver. No amendment to this Agreement shall be effective unless it shall be in writing and signed by each party. Any failure of a party to comply with any obligation, covenant, agreement or condition contained in this Agreement may be waived by the party entitled to the benefits thereof only by a written instrument duly executed and delivered by the party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure of compliance. In the event that the terms of an International Selling Agreement shall conflict with the terms of this Agreement, the terms of such International Selling Agreement shall control for purposes of such International Selling Agreement.

      Section 7.11. Access to Records. Parent shall cause the International Parent Distributors to maintain adequate books and records related to the activities of the International Parent Distributors under the International Selling Agreements with respect to the Products and New

Products distributed thereunder. Upon written request, but no more frequently than annually, (i) Parent shall certify to Purchaser its material compliance with the terms of Sections 3.2(b), 3.3 and 3.4(a) of this Agreement during the period covered by such certificate and (ii) Purchaser shall certify to Parent that no Purchaser Insurer has, during the period covered by such certification, provided to any Comparable Distributor any product that is substantially the same as an Exclusive Product provided by a Travelers Insurer on an exclusive basis to an International Exclusive Parent Distributor under an International Selling Agreement with terms, total compensation, consumer pricing, wholesaler coverage, training and support, features and service standards and metrics, taken as a whole, that are materially more favorable to such Comparable Distributor than the terms, total compensation, consumer pricing, wholesaler coverage, training and support, features and service standards and metrics of such Exclusive Product, taken as a whole.

      Section 7.12. Counterparts. This Agreement may be executed by the parties in multiple counterparts which may be delivered by facsimile transmission. Each counterpart when so executed and delivered shall be deemed an original, and all such counterparts taken together shall constitute one and the same instrument.

      Section 7.13. WAIVER OF JURY TRIAL. TO THE FULLEST EXTENT PERMITTED BY LAW, EACH OF THE PARTIES IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, SUIT, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

                  [Remainder of Page Intentionally Left Blank.]

      IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed by their respective authorized representatives.

                                                  CITIGROUP INC.

                                                  By: _______________________
                                                  Name:
                                                  Title:

                                                  METLIFE, INC.

                                                  By: _______________________
                                                  Name:
                                                  Title:

                                                                 SCHEDULE 3.2(a)

               EXISTING TRAVELERS INSURER PROVIDER RELATIONSHIPS(1)

               International                                Products Offered
                  Parent             Products Offered          on a Non-          Private Label
Country         Distributor            Exclusively          Exclusive Basis     Products Offered
-------         -----------            -----------          ---------------     ----------------
-------         -----------            -----------          ---------------     ----------------
-------         -----------            -----------          ---------------     ----------------
-------         -----------            -----------          ---------------     ----------------
-------         -----------            -----------          ---------------     ----------------

---------------

(1) To be finalized and updated as of the Closing Date.